UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant  ☐
Check the appropriate box:
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Meritor, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

MERITOR, INC.
April 18, 2022
Dear Fellow Shareholders:
You are cordially invited to attend a special meeting of the shareholders of Meritor, Inc. (“we,” “our,” “Meritor” or the “Company”), which we will hold virtually via the Internet at www.virtualshareholdermeeting.com/MTOR2022SM on May 26, 2022, at 9:30 a.m., Eastern Time.
At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger (as amended, modified or supplemented from time to time, the “Merger Agreement”), dated as of February 21, 2022, by and among Meritor, Cummins Inc., an Indiana corporation (“Parent”), and Rose NewCo Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Meritor (the “Merger”), with Meritor continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent.
If the Merger Agreement is approved and the Merger is completed, each share of our common stock (other than certain shares specified in the Merger Agreement) will be converted into the right to receive $36.50 per share in cash, without interest and subject to any required tax withholding, representing a 48% premium to the closing price of shares of our common stock as of February 18, 2022, the last trading day prior to announcement of the Merger Agreement.
The Meritor board of directors unanimously recommends that our shareholders vote “FOR” the proposal to approve the Merger Agreement and “FOR” the other matters to be considered at the special meeting.
The enclosed proxy statement describes the Merger Agreement, the Merger and related matters, and attaches a copy of the Merger Agreement. We urge shareholders to read the entire proxy statement, including the Merger Agreement, carefully, as it sets forth the details of the Merger Agreement and other important information related to the Merger.
Your vote is very important. The Merger cannot be completed unless the holders of a majority of all the votes entitled to be cast approve the Merger Agreement. If you fail to vote, or fail to instruct your broker on how to vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
More information about the special meeting, the Merger and the other proposals for consideration at the special meeting is contained in the accompanying proxy statement.
If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, with respect to banks and brokers, collect at (212) 750-5833 and, with respect to shareholders and all others, toll-free at (877) 800-5192.
On behalf of Meritor’s entire board of directors, we want to thank you for your continued support.
Sincerely,

Meritor, Inc.

/s/ Chris Villavarayan
Chris Villavarayan Chief Executive Officer and President
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
This proxy statement is dated April 18, 2022 and is first being mailed to shareholders on or about April 18, 2022.

MERITOR, INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
Date:	May 26, 2022
Time:	9:30 a.m., Eastern Time
Place:	Virtually via the Internet.

As part of our precautions regarding the coronavirus of COVID-19, the special meeting will be held solely by means of remote communication rather than in person. You will be able to attend the special meeting online and to vote your shares electronically at the special meeting by visiting www.virtualshareholdermeeting.com/MTOR2022SM.
Record Date:	April 11, 2022
Meeting Agenda:
To consider and vote upon the following proposals:
1.
to approve the Agreement and Plan of Merger, dated as of February 21, 2022 (as amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Meritor, Inc., an Indiana corporation (“Meritor” or the “Company”), Cummins Inc., an Indiana corporation (“Parent”), and Rose NewCo Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”) (such proposal, the “Merger Proposal”);

2.	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger; and
3.
to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal or in the absence of a quorum.

Please vote your shares. If you are a shareholder of record, you may vote in the following ways:
We encourage shareholders to vote promptly. If you fail to vote, the effect will be the same as a vote “AGAINST” the proposal to adopt the Merger Agreement.	By Telephone In the U.S. or Canada you can vote by calling 1-800-690-6903.	By Internet You can vote online at www.proxyvote.com. You will need the 16-digit control number on the proxy card.	By Mail You can vote by mail by marking, dating and signing your proxy card and returning it in the postage-paid envelope.
Special Meeting Website

You can vote electronically at the special meeting via the special meeting website. Please refer to the section of this proxy statement entitled “The Special Meeting — Date, Time and Place of the Special Meeting” for further information regarding virtually attending the special meeting.

If your shares of common stock are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

Meritor’s board of directors (the “Meritor Board”) has unanimously approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger, and determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Company and its shareholders. The Meritor Board has unanimously directed that the Merger Agreement be submitted to the Company’s shareholders for their consideration at the special meeting and recommends that the Company’s shareholders vote (i) “FOR” the Merger Proposal, (ii) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger, and (iii) “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the Merger Agreement or in the absence of a quorum. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” each of the foregoing proposals in accordance with the recommendation of the Meritor Board.
Your vote is important, regardless of the number of shares of common stock you own. The approval of the Merger Agreement requires the affirmative vote of the holders of a majority of all the votes entitled to be cast to approve the Merger Agreement and is a condition to the completion of the Merger. The approval of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger and the approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal or in the absence of a quorum, each requires the affirmative vote of a majority of the shares of Meritor common stock, par value $1.00 per share (“Common Stock”), present virtually or represented by proxy at the special meeting and that vote thereon, but approval of these two proposals is not a condition to the completion of the Merger. If you fail to vote, or fail to instruct your broker, bank or other nominee on how to vote, the shares of Common Stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting, which will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.
Only holders of record of shares of Common Stock as of the close of business on April 11, 2022, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.
Before voting your shares of Common Stock, we urge you to, and you should, read the entire proxy statement carefully, including its annexes and the documents incorporated by reference in the proxy statement.
By order of the Board of Directors,

/s/ Scott M. Confer
Scott M. Confer Vice President and Interim Corporate Secretary
Troy, Michigan

i

ANNEX A Agreement and Plan of Merger
ANNEX B Opinion, dated February 21, 2022, of J.P. Morgan Securities LLC
ii

SUMMARY
This summary highlights selected information contained in this proxy statement, including with respect to the Merger Agreement and the Merger. We encourage you to, and you should, carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you in determining how to vote. We have included page references to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information.”
The Companies (page 17)
Meritor, Inc.
Meritor, Inc. (“we,” “our,” “Meritor” or the “Company”) is a premier global supplier of a broad range of integrated systems, modules and components to original equipment manufacturer (“OEMs”) and the aftermarket for the commercial vehicle, transportation and industrial sectors. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, Meritor serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is publicly listed on the New York Stock Exchange (the “NYSE”) under the symbol “MTOR” and is headquartered in Troy, Michigan.
Meritor’s principal executive offices are located at 2135 West Maple Road, Troy, Michigan 48084 and our telephone number is (248) 435-1000.
Additional information about Meritor is contained in our public filings, certain of which are incorporated by reference herein. For more information, see the sections of this proxy statement entitled “Where You Can Find Additional Information” and “The Companies — Meritor, Inc.”
Cummins Inc.
Cummins Inc. (“Parent” or “Cummins”) is a global power leader that designs, manufactures, distributes and services diesel, natural gas, electric and hybrid powertrains and powertrain-related components including filtration, aftertreatment, turbochargers, fuel systems, control systems, air handling systems, automated transmissions, electric power generation systems, batteries, electrified power systems, hydrogen production and fuel cell products. Cummins sells products to OEMs, distributors, dealers and other customers worldwide. Cummins has a service network of approximately 500 wholly-owned, joint venture and independent distributor locations and more than 10,000 Cummins certified dealer locations in approximately 190 countries and territories. Cummins is publicly listed on the NYSE under the symbol “CMI” and is headquartered in Columbus, Indiana.
Cummins’s principal executive offices are located at 500 Jackson Street, Columbus, Indiana 47201 and its telephone number is (812) 377-5000.
Rose NewCo Inc.
Rose NewCo Inc. (“Merger Sub”) is a wholly owned subsidiary of Parent that will function as the merger subsidiary in the Merger. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement (the “Transactions”) and it has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities in connection with Parent’s acquisition of the Company. Upon completion of the Merger, Merger Sub will merge with and into Meritor, with Meritor continuing as the surviving corporation in the Merger, and Merger Sub will cease to exist. For more information, see the section of this proxy statement entitled “The Companies — Rose NewCo Inc.”
Merger Sub’s principal executive offices are located at 500 Jackson Street, Columbus, Indiana 47201 and its telephone number is (812) 377-5000.

The Special Meeting (page 18)
Date, Time and Place of the Special Meeting
The special meeting of Meritor’s shareholders (the “special meeting”) will be held virtually via the Internet at www.virtualshareholdermeeting.com/MTOR2022SM on May 26, 2022, at 9:30 a.m., Eastern Time.
As part of our precautions regarding the coronavirus or COVID-19, the special meeting will be held solely by means of remote communication rather than in person. You will be able to attend the special meeting online and to vote your shares electronically at the special meeting by visiting the special meeting website.
Purposes of the Special Meeting
At the special meeting, Meritor shareholders will be asked to consider and vote on the following proposals:
•
to approve the Agreement and Plan of Merger, dated as of February 21, 2022 (as amended, modified or supplemented from time to time, the “Merger Agreement”), by and among the Company, Parent and Merger Sub (the “Merger Proposal”);

•
to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger — Interests of Meritor’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Meritor’s Named Executive Officers in Connection with the Transaction” (the “Compensation Proposal”); and

•
to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal or in the absence of a quorum (the “Adjournment Proposal”).

Meritor shareholders must approve the Merger Proposal for the Merger to occur. If our shareholders fail to approve the Merger Proposal, the Merger will not occur. For more information, see the sections of this proxy statement entitled “The Special Meeting” and “The Merger Agreement.”
No matters other than the proposals set forth above will be brought before the special meeting.
Meritor’s board of directors (the “Meritor Board”) has unanimously approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Merger, and determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Company and its shareholders. The Meritor Board has unanimously directed that the Merger Agreement be submitted to the Company’s shareholders for their consideration at the special meeting and recommends that the Company’s shareholders vote “FOR” the Merger Proposal and “FOR” the other proposals to be considered at the special meeting.
Record Date, Notice and Quorum
The holders of record of outstanding shares of Meritor common stock, par value $1.00 per share (“Common Stock”), as of the close of business on April 11, 2022, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, 70,852,942 shares of Common Stock were outstanding and entitled to vote at the special meeting.
The presence at the special meeting, virtually or represented by proxy, of the holders of at least a majority of the shares of Common Stock entitled to be cast on any matter to be acted on at the special meeting will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date.
An abstention occurs when a shareholder attends a meeting, either virtually or by proxy, but abstains from voting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Required Vote
Each share of Common Stock outstanding as of the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.
For the Company to complete the Merger, a majority of all the votes entitled to be cast to approve the Merger Agreement must vote “FOR” the Merger Proposal. An abstention with respect to the Merger Proposal, or a failure to vote your shares of Common Stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have the same effect as a vote “AGAINST” this proposal.
Approval of each of (i) the Compensation Proposal and (ii) the Adjournment Proposal requires the affirmative vote of a majority of the shares of Common Stock present virtually or represented by proxy at the special meeting and that vote thereon, but is not a condition to the completion of the Merger. An abstention with respect to either proposal or a failure to return your proxy card or otherwise vote your shares of Common Stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will have no effect on these proposals, assuming a quorum is present.
As of the record date, our directors and executive officers owned and were entitled to vote, in the aggregate, approximately 1,193,331 shares of Common Stock, or approximately 1.7% of the outstanding shares of Common Stock entitled to vote at the special meeting.
Proxies; Revocation
Any Meritor shareholder of record entitled to vote at the special meeting may submit a proxy by telephone or over the Internet, by returning the enclosed proxy card, or by attending the special meeting virtually and voting electronically. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee.
Any proxy may be revoked at any time prior to its exercise by submitting a properly executed, later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary at our headquarters, 2135 West Maple Road, Troy, Michigan 48084-7186, or by attending the special meeting virtually and voting electronically.
The Merger (page 22)
You will be asked to consider and vote upon the Merger Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement and incorporated by reference herein in its entirety. The Merger Agreement provides, among other things, that at the effective time of the Merger (the “Effective Time”), Merger Sub will be merged with and into the Company, with the Company surviving the Merger.
In the Merger, each share of Common Stock (excluding Canceled Shares and Converted Shares) will cease to be outstanding and will automatically be canceled and converted into the right to receive $36.50 per share in cash, without interest, subject to applicable withholding taxes (the “Merger Consideration”), upon surrender of certificates or book-entry shares.
Upon completion of the Merger, the Company will be a wholly owned subsidiary of Parent, the Common Stock will no longer be publicly traded and the Company’s existing shareholders will cease to have any ownership interest in the Company. The Company will therefore become a privately held company, wholly owned by Parent.
Treatment of Outstanding Equity Awards (page 45)
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, outstanding Meritor equity-based awards will be treated as follows, subject to all required withholding taxes:
•
each share of Meritor restricted common stock that is outstanding immediately prior to the Effective Time will be fully vested immediately prior to the Effective Time, with each holder of such shares receiving the same Merger Consideration as all other outstanding shareholders of Common Stock at the Effective Time;

•
each Meritor restricted stock unit award (a “Meritor RSU Award”) will be converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Meritor RSU Award immediately prior to the Effective Time (a “Converted RSU Award”), subject to the same terms and conditions as applied to the corresponding Meritor RSU Award immediately prior to the Effective Time, including all service-based vesting conditions; provided that any accelerated vesting applicable to such Meritor RSU Award in the event of a qualifying termination of employment occurring after the closing date shall apply for the remaining term of such Converted RSU Award; and
•
each Meritor performance-based restricted stock unit award (a “Meritor PSU Award”) that is outstanding immediately prior to the Effective Time and (i) scheduled to vest on or prior to September 30, 2024 will fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Meritor PSU Award immediately prior to the Effective Time, less any applicable taxes and (ii) scheduled to vest after September 30, 2024 will be converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Meritor PSU Award immediately prior to the Effective Time (a “Converted PSU Award”), subject to the same terms and conditions as applied to the corresponding Meritor PSU Award immediately prior to the Effective Time, including all service-based vesting conditions; provided that any accelerated vesting applicable to such Meritor PSU Award in the event of a qualifying termination of employment occurring after the closing date shall apply for the remaining term of such Converted PSU Award. Notwithstanding the foregoing, the number of shares of Common Stock subject to a Meritor PSU Award with a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the Effective Time will be determined by deeming the performance goals applicable to such Meritor PSU Award to be achieved at the target level of performance.

In the case of any share of Meritor restricted common stock, Meritor RSU Award or Meritor PSU Award (collectively, the “Meritor Equity Awards”) that is subject to Section 409A of the Code, all payments with respect to such Meritor Equity Award shall be made in accordance with and at the earliest time as is consistent with the requirements of Section 409A of the Code, and may otherwise be treated in an alternate method to the extent required by law or agreed by the parties.
Conditions to Completion of the Merger (page 59)
Each party’s obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
•
no law, order or injunction having been enacted, issued or promulgated by a governmental authority of competent jurisdiction that is in effect and that restrains, enjoins or prohibits the consummation of the Merger (the “Prohibition Condition”);

•	the approval of the Merger Proposal by the holders of a majority of all the votes entitled to be cast to approve the Merger Agreement (the “Company Shareholder Approval”);
•
the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of certain approvals under the competition laws of certain specified jurisdictions (the “Antitrust Condition”); and

•	receipt of certain approvals under the investment laws of certain specified jurisdictions (the “Other Regulatory Matters Condition”).
The respective obligations of Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver by Parent and Merger Sub on or before the Effective Time of certain additional conditions, including:
•
the accuracy of the representations and warranties of the Company as of the date of the Merger Agreement and the closing date (except to the extent such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), subject to certain materiality standards described in the section of this proxy statement entitled “The Merger Agreement — Conditions to Completion of the Merger”;

•	the performance by the Company in all material respects of the covenants, obligations and agreements required to be performed or complied with under the Merger Agreement at or prior to the closing;

•
the absence of any Effect or Effects that, individually or in the aggregate, (i) have had a Company Material Adverse Effect that is continuing or (ii) that would reasonably be expected to have a Company Material Adverse Effect within a reasonable period following the closing; and

•
no law, order or injunction having been enacted, issued or promulgated by a governmental authority of competent jurisdiction in connection with any transaction approvals that is in effect and that requires Parent, the Company or any of their respective subsidiaries to take or commit to take any action that constitutes or would reasonably be expected to result in a Burdensome Condition (as defined below) (the “No Burdensome Condition”).

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver by the Company on or before the Effective Time of certain additional conditions, including:
•
the accuracy of the representations and warranties of Parent and Merger Sub as of date of the Merger Agreement and the closing date (except to the extent such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), subject to certain materiality standards described in the section of this proxy statement entitled “The Merger Agreement — Conditions to Completion of the Merger”; and

•
the performance by each of Parent and Merger Sub in all material respects of the covenants, obligations and agreements required to be performed or complied with under the Merger Agreement at or prior to the closing.

Recommendation of the Meritor Board (page 25)
The Meritor Board has unanimously approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Merger, and determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Company and its shareholders. The Meritor Board has unanimously directed that the Merger Agreement be submitted to the Company’s shareholders for their consideration at the special meeting and recommends that the Company’s shareholders vote “FOR” the Merger Proposal and “FOR” the other proposals to be considered at the special meeting.
Reasons for the Merger (page 25)
For a description of the reasons considered by the Meritor Board in resolving to recommend in favor of the approval of the Merger Proposal, see the section of this proxy statement entitled “The Merger — Reasons for the Merger; Recommendation of the Meritor Board.”
Opinion of Meritor’s Financial Advisor (page 29)
Pursuant to an engagement letter dated December 17, 2021, Meritor retained J.P. Morgan as its financial advisor in connection with the proposed Merger and to deliver a fairness opinion in connection with the proposed Merger. Meritor decided to engage J.P. Morgan due to, among other things, its extensive experience in Meritor’s industry, its qualifications and its deep expertise in the matters that were to be considered by the Meritor Board.
At the meeting of the Meritor Board on February 21, 2022, J.P. Morgan rendered its oral opinion to the Meritor Board that, as of such date and based upon and subject to the various factors, assumptions, limitations and qualifications set forth in its written opinion, the Merger Consideration to be paid to the holders of Common Stock in the proposed Merger was fair, from a financial point of view, to such shareholders. J.P. Morgan confirmed its February 21, 2022 oral opinion by delivering its written opinion to the Meritor Board, dated February 21, 2022, that, as of such date, the Merger Consideration to be paid to the holders of Common Stock in the proposed Merger was fair, from a financial point of view, to such shareholders.
The full text of the written opinion of J.P. Morgan dated February 21, 2022, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Meritor’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Meritor Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid to the holders of Common Stock in the Merger and did not address any other aspect of the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Meritor as to how such shareholder should vote with respect to the proposed Merger or any other matter.
For additional information, see the section entitled “The Merger (Proposal 1)—Opinion of Meritor’s Financial Advisor” and Annex B to this proxy statement.
Interests of Meritor’s Directors and Executive Officers in the Merger (page 36)
In considering the recommendation of the Meritor Board to vote in favor of the approval of the Merger Proposal, Meritor shareholders should be aware that Meritor’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Meritor shareholders generally. The Meritor Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve and adopt the Merger Agreement and the Transactions, including the Merger, and in recommending to Meritor shareholders that the Merger Proposal be approved.
Financing Cooperation (page 55)
The Company has agreed to use its reasonable best efforts, and to use its reasonable efforts to cause each of its subsidiaries and its and their respective representatives to use their reasonable best efforts, to provide all customary cooperation reasonably requested by Parent in connection with the arrangement of any debt financing obtained or to be obtained by Parent for the purpose of financing the Transactions or any transaction undertaken in connection therewith, subject to the terms set forth in the Merger Agreement.
In no event shall the receipt or availability of any funds or financing by Parent, Merger Sub or any of their respective affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under the Merger Agreement.
Material U.S. Federal Income Tax Consequences of the Merger (page 41)
The receipt of cash in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For more information, see the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”
Regulatory Approvals (page 42)
Antitrust Clearance. Completion of the Merger is conditioned on the expiration or early termination of the applicable waiting period under the HSR Act, and the receipt of certain approvals under the competition laws of certain specified jurisdictions and the investment laws of certain specified jurisdictions. The Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC on March 7, 2022. The applicable waiting period under the HSR Act expired on April 6, 2022.
Commitments to Obtain Antitrust Approval. The Company, Parent, and Merger Sub are each required to, and to cause their respective affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Transactions, subject to certain limitations, and to cause the conditions to the transactions to be satisfied as promptly as practicable. For more information, see the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters.”
Filing Fees. Parent has agreed to bear the cost of any filing fee payable to a governmental authority in connection with any filings made to obtain regulatory approval.
No Dissenters’ Rights (page 67)
Under Indiana law, holders of Common Stock are not entitled to dissenters’ rights in connection with the Merger.

Delisting and Deregistration of the Common Stock (page 43)
If the Merger is completed, the Common Stock will be delisted from the NYSE and deregistered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Litigation Relating to the Merger (page 43)
As of April 18, 2022, three lawsuits have been filed by purported Meritor shareholders in connection with the Merger and one demand letter has been sent. The complaints and demand letter generally allege that the preliminary proxy statement filed by Meritor in connection with the Merger fails to disclose allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Plaintiffs generally seek, among other things, to enjoin Meritor from consummating the Merger, or in the alternative, rescission of the Merger and/or compensatory damages, as well as attorney’s fees. For a more detailed description of such litigation relating to the Merger, see the section of this proxy statement entitled “The Merger — Litigation Relating to the Merger.” Meritor believes that the allegations in the complaints and demand letter are without merit. Additional lawsuits and demand letters arising out of the Merger may also be filed or sent in the future.
Company Takeover Proposal; Non-Solicitation (page 52)
From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, the Company shall not, and shall cause each of its subsidiaries and their respective officers and directors, and shall instruct and use its reasonable best efforts to cause its and its subsidiaries’ respective representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer or the making, submission or announcement of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Company Takeover Proposal; or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to a Company Takeover Proposal (other than in response to an unsolicited bona fide inquiry that did not arise from a material breach of the Company’s non-solicitation obligations, solely for the purpose of obtaining clarification from the person making such Company Takeover Proposal of the terms of such Company Takeover Proposal and facts about the person that made it and only if failing to do so would be inconsistent with the Meritor Board’s fiduciary duties, and to refer the inquiring person to the non-solicitation provisions of the Merger Agreement).
However, at any time prior to the time the Company Shareholder Approval is obtained, if the Company receives an unsolicited Company Takeover Proposal that is not withdrawn and did not result from a breach of the Company’s non-solicitation obligations and that the Meritor Board determines in good faith, after consultation with its outside legal counsel and financial advisor, (i) constitutes or would reasonably be expected to lead to a Company Superior Proposal and (ii) that failure to take action under clauses (x) and (y) below would be inconsistent with its fiduciary duties under applicable law, then the Company and its representatives may, in response to such Company Takeover Proposal (x) furnish information to such persons and their representatives pursuant to an acceptable confidentiality agreement and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries to such person and its representatives, prospective debt and equity financing sources and/or their respective representatives and (y) engage in or otherwise participate in discussions or negotiations with such person and its representatives, prospective debt and equity financing sources and/or their respective representatives (provided that the Company and its representatives may contact any person in writing with respect to a Company Takeover Proposal solely to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Company Takeover Proposal constitutes a Company Superior Proposal, without the Meritor Board being required to make the determination in clauses (i) and (ii) above), in each case, subject to the requirement that the Company must give Parent written notice of such determination promptly (and in any event within 36 hours) after the Meritor Board makes such determination and make available to Parent and Merger Sub any information or data concerning the Company or its subsidiaries that is provided to any such person, or its representatives, prospective debt and equity financing sources and/or their respective representatives, prior to or substantially concurrently with such deliveries, which was not previously made available to Parent or Merger Sub.

Change in the Meritor Board Recommendation (page 53)
The Meritor Board has unanimously recommended that Meritor shareholders vote “FOR” the Merger Proposal. Generally, the Meritor Board may not effect a Change of Recommendation.
However, prior to obtaining the Company Shareholder Approval, the Merger Agreement permits the Meritor Board to, in response to an unsolicited Company Takeover Proposal received by the Company after the date of the Merger Agreement that did not result from a breach of the Company’s non-solicitation obligations, effect a Change of Recommendation or cause the Company to terminate the Merger Agreement in order to enter into an acquisition agreement providing for such Company Superior Proposal, subject to the requirements that:
•
the Meritor Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Company Takeover Proposal constitutes a Company Superior Proposal, but only if the Meritor Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•
the Company provides prior written notice to Parent, at least four business days in advance, that it intends to effect a Change of Recommendation and/or terminate the Merger Agreement to enter into a Company Superior Proposal, which notice specifies the identity of the person making such proposal and a summary of the material terms thereof and includes a copy of the proposed Company Superior Proposal and the proposed acquisition agreement with respect thereto;

•
during the four business day period following the date on which notice was received (or with an additional two business day extension, in the event of any change to (i) the financial terms or (ii) other material terms of such Company Superior Proposal), the Company and its representatives negotiate with Parent in good faith to make such adjustments to the terms and conditions of the Merger Agreement as Parent may propose; and

•
upon the conclusion of the applicable notice and negotiation period, the Meritor Board consider in good faith any revisions to the terms of the Merger Agreement proposed in writing by Parent and determine, after consultation with the Company’s outside legal counsel and financial advisor, that the Company Takeover Proposal continues to constitute a Company Superior Proposal and that a failure to take the contemplated actions would continue to be inconsistent with its fiduciary duties under applicable law.

In addition, the Meritor Board may also effect a Change of Recommendation (prior to obtaining the Company Shareholder Approval) in response to an Intervening Event if the Meritor Board determines in good faith after consultation with its outside legal counsel and financial advisor that the failure to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable law, subject to a four business day negotiation period with Parent.
Termination and Termination Fees (page 60)
The Merger Agreement may be terminated by either party and the Merger may be abandoned in certain circumstances, including if (i) the Merger is not completed on or before 11:59 p.m. Eastern Time on December 21, 2022 (the “Termination Date”), subject to certain extensions and limitations, (ii) Meritor’s shareholders fail to approve the Merger Proposal, (iii) a governmental authority of competent jurisdiction has issued a final non-appealable governmental order prohibiting the Merger (the “Legal Restraint Right”) and (iv) the other party breaches its representations, warranties or covenants in the Merger Agreement which causes the failure of a closing condition, subject in certain cases to the right of the breaching party to cure the breach. Parent and the Company may also terminate the Merger Agreement by mutual written consent. The Company may also terminate the Merger Agreement prior to obtaining the Company Shareholder Approval in order to enter into an acquisition agreement providing for a Company Superior Proposal, in compliance with the Company’s non-solicitation obligations. Parent may also terminate the Merger Agreement if (i) the Meritor Board has made a Change of Recommendation, (ii) the Company has willfully breached its non-solicitation obligations or (iii) a law or order has been enacted, issued or promulgated by a governmental authority of competent jurisdiction in connection with any transaction approvals that is in effect, has become final and non-appealable and that requires Parent, the Company or any of their respective subsidiaries to take or commit to take any action that constitutes a Burdensome Condition (the “Burdensome Condition Right”).

Meritor will pay Parent a termination fee in an amount equal to $73.5 million (the “Company Termination Fee”) if:
•	the Company terminates the Merger Agreement prior to obtaining the Company Shareholder Approval in order to enter into an acquisition agreement providing for a Company Superior Proposal;
•	Parent terminates the Merger Agreement because the Meritor Board has made a Change of Recommendation;
•	Parent terminates the Merger Agreement because of the Company’s willful breach of its non-solicitation obligations; or
•	if all of the following conditions are satisfied:
•
(i) Parent or the Company terminates the Merger Agreement as a result of the closing having not occurred on or before the Termination Date as extended, if applicable, or the Company Shareholder Approval having not been obtained or (ii) Parent terminates the Merger Agreement because of the Company’s breach of its representations, warranties or covenants in the Merger Agreement which causes the failure of a closing condition, subject in certain cases to the right of the Company to cure the breach;

•
after the date of the Merger Agreement and prior to the special meeting, a Company Takeover Proposal has been made to the Meritor Board or the Company’s management, or publicly made, proposed or communicated and not withdrawn prior to the time of the termination (or at least two business days prior to the special meeting in the case of a termination as a result of the Company Shareholder Approval having not been obtained); and

•	within 12 months of termination of the Merger Agreement, Meritor or its subsidiaries completes or enters into a definitive agreement with respect to a Company Takeover Proposal.
Parent will pay Meritor a termination fee in an amount equal to $160 million (the “Parent Termination Fee”) if:
•
Parent or the Company terminates the Merger Agreement because the Merger is not consummated on or before the Termination Date as extended, if applicable, and at such time (i) one or more of the Prohibition Condition (only as the result of an order or injunction in connection with the transaction approvals), the Antitrust Condition, the Other Regulatory Matters Condition or the No Burdensome Condition (only as the result of an order or injunction in connection with the transaction approvals) have not been satisfied or waived, (ii) the Company Shareholder Approval has been obtained, (iii) all of the other closing conditions have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the closing), and (iv) no breach by the Company of its interim-operating covenants or its efforts obligations under the Merger Agreement has been the principal cause of the failure to be satisfied of all or any of the conditions in clause (i) above; or

•
Parent or the Company terminates the Merger Agreement pursuant to the Legal Restraint Right or Parent terminates the Merger Agreement pursuant to the Burdensome Condition Right, in each case only as the result of an order or injunction in connection with the transaction approvals and at the time of such termination, no breach by the Company of its interim-operating covenants or its efforts obligations has been the principal cause of the imposition of such order or injunction.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the special meeting and the proposals to be voted on at the special meeting. These questions and answers may not address all of the questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the documents incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information.”
Q:	Why am I receiving this proxy statement?
A:
On February 21, 2022, the Company entered into the Merger Agreement, providing for the acquisition of the Company by Parent for a price of $36.50 per share in cash, without interest and subject to any required tax withholding. You are receiving this proxy statement in connection with the solicitation of proxies by the Meritor Board in favor of the Merger Proposal and to approve the other related proposals to be voted on at the special meeting.

Q:	As a shareholder of Meritor, what will I receive in the Merger?
A:
If the Merger is completed, you will receive $36.50 in cash, without interest and subject to any required tax withholding, for each outstanding share of Common Stock that you own immediately prior to the Effective Time.

Q:	When and where is the special meeting?
A:	The special meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/MTOR2022SM on May 26, 2022, at 9:30 a.m., Eastern Time.
Q:	Who is entitled to vote at the special meeting?
A:
Only holders of record of Common Stock as of the close of business on April 11, 2022, the record date for the special meeting, are entitled to receive these proxy materials and to vote their shares at the special meeting. Each share of Common Stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.

Q:	What matters will be voted on at the special meeting?
A:	At the special meeting, you will be asked to consider and approve the following proposals:
•	the Merger Proposal;
•	the Compensation Proposal; and
•	the Adjournment Proposal.
Q:	How do I attend the special meeting?
A:
As part of our precautions regarding the coronavirus or COVID-19, the special meeting will be held solely by means of remote communication rather than in person. You will be able to attend the special meeting online and to vote your shares electronically at the special meeting by visiting www.virtualshareholdermeeting.com/MTOR2022SM. If you hold your shares in “street name,” and you also wish to be able to vote at the meeting, you must obtain a legal proxy, executed in your favor, from your bank or broker.

Q:	How many shares are needed to constitute a quorum?
A:
The presence, virtually or by proxy, of the holders of at least a majority of the shares of Common Stock entitled to be cast on any matter to be acted on at the special meeting is necessary to have a quorum. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

As of the close of business on April 11, 2022, the record date for the special meeting, there were 70,852,942 shares of Common Stock outstanding.
If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.
If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.
Q:	What vote of Meritor shareholders is required to approve the Merger Proposal?
A:	Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of all the votes entitled to be cast to approve the Merger Agreement.
An abstention with respect to the Merger Proposal, or a failure to vote your shares of Common Stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have the same effect as a vote “AGAINST” this proposal.
Q:	What vote of Meritor shareholders is required to approve the other proposals to be voted upon at the special meeting?
A:
Each of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the shares of Common Stock present virtually or represented by proxy at the special meeting and that vote thereon.

An abstention with respect to either proposal or a failure to return your proxy card or otherwise vote your shares of Common Stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), will have no effect on these proposals, assuming a quorum is present.
Q:	How does the Meritor Board recommend that I vote?
A:	The Meritor Board unanimously recommends that Meritor shareholders vote:
•	“FOR” the Merger Proposal;
•	“FOR” the Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
For a discussion of the factors that the Meritor Board considered in determining to recommend in favor of the approval of the Merger Proposal, see the section of this proxy statement entitled “The Merger — Reasons for the Merger; Recommendation of the Meritor Board.” In addition, in considering the recommendation of the Meritor Board with respect to the Merger Agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Meritor shareholders generally. For a discussion of these interests, see the section of this proxy statement entitled “The Merger — Interests of Meritor’s Directors and Executive Officers in the Merger.”
Q:	How many shares of Common Stock may Meritor’s directors and officers vote?
A:
As of the record date, our directors and executive officers owned and were entitled to vote, in the aggregate, approximately 1,193,331 shares of Common Stock, or approximately 1.7% of the outstanding shares of Common Stock entitled to vote at the special meeting.

Q:	Am I entitled to dissenters’ rights under the IBCL?
A:	No, under Indiana law, holders of Common Stock are not entitled to dissenters’ rights in connection with the Merger.
Q:	When is the Merger expected to be completed?
A:
As of the date of this proxy statement, we expect to complete the Merger by the end of calendar year 2022. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, including the receipt of regulatory approvals and the approval of Meritor’s shareholders, which are described in this proxy statement, and we cannot be certain when or if the conditions to the Merger will be satisfied or, to the extent permitted, waived.
Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not approved by the Company’s shareholders, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead, the Company will remain a public company, and shares of Common Stock will continue to be registered under the Exchange Act, as well as listed and traded on the NYSE. In the event that either Meritor or Parent terminates the Merger Agreement, then, in certain specified circumstances, Meritor may be required to pay Parent the Company Termination Fee, or Parent may be required to pay Meritor the Parent Termination Fee, as applicable. For more information, see the sections of this proxy statement entitled “The Merger Agreement — Company Termination Fee” and “The Merger Agreement — Parent Termination Fee.”

Q:	Why am I being asked to consider and cast a vote on the Compensation Proposal? What will happen if shareholders do not approve this proposal?
A:
The inclusion of the Compensation Proposal is required by the rules of the Securities and Exchange Commission (the “SEC”); however, the approval of the Compensation Proposal is not a condition to the completion of the Merger and the vote on the Compensation Proposal is an advisory vote by shareholders and will not be binding on the Company or Parent. If the Merger Proposal is approved by the Company’s shareholders and the Merger is completed, the Merger-related compensation will be paid to the Company’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if the Company’s shareholders fail to approve this Compensation Proposal.

Q:	How does the Merger Consideration compare to the market price of shares of Common Stock?
A:
The Merger Consideration of $36.50 per share represents a 48% premium to the closing price of the Common Stock as of February 18, 2022, the last trading day prior to the announcement of the Merger Agreement.

Q:	What do I need to do now? How do I vote my shares of Common Stock?
A:
We urge you to read this entire proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the Merger affects you. Your vote is important, regardless of the number of shares of Common Stock you own.

Voting at the Special Meeting
Shareholders of record will be able to attend the special meeting virtually and vote electronically via the special meeting website. If you are not a shareholder of record but instead hold your shares of Common Stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote at the special meeting. You will be able to attend the special meeting online and to vote your shares electronically at the special meeting by visiting www.virtualshareholdermeeting.com/MTOR2022SM.
It is not necessary to attend the special meeting in order to vote your shares of Common Stock. To ensure that your shares of Common Stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting virtually.
Attending the special meeting virtually does not itself constitute a vote on any proposal.
Shares of Common Stock Held by Record Holder
You can ensure that your shares of Common Stock are voted at the special meeting by submitting your proxy via:
•	mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope;

•	telephone, by using the toll-free number 1-800-690-6903; or
•	the Internet, at www.proxyvote.com.
The telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. Eastern Time on May 25, 2022.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” (i) the Merger Proposal, (ii) the Compensation Proposal and (iii) the Adjournment Proposal.
We encourage you to vote by proxy even if you plan on attending the special meeting.
A failure to vote or an abstention will have the same effect as a vote “AGAINST” the approval of the Merger Proposal.
Shares of Common Stock Held in “Street Name”
If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the Merger Proposal.
Shares of Common Stock Held in 401(k) Plan Account
If you hold shares in a Meritor 401(k) plan account, you should follow the directions provided by the plan administrator or plan trustee regarding how to instruct the plan trustee how to vote your shares.
Q:	Can I revoke my proxy?
A:
Yes. You can revoke your proxy before the vote is taken at the special meeting. If you are a shareholder of record, you may revoke your proxy by notifying the Company in writing, in care of the Corporate Secretary, at our headquarters, 2135 West Maple Road, Troy, Michigan 48084-7186, or by submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above at any time up to 11:59 p.m. Eastern Time on May 25, 2022, or by completing, signing, dating and returning a new proxy card by mail to the Company. In addition, you may revoke your proxy by attending the special meeting virtually and voting electronically at the special meeting; however, simply attending the special meeting will not cause your proxy to be revoked. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting electronically at the special meeting if you obtain a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote at the special meeting.
Q:	What happens if I do not vote or if I abstain from voting on the proposals?
A:
The requisite number of shares to approve the Merger Proposal is based on the total number of shares of Common Stock outstanding on April 11, 2022, the record date, not just the shares that are voted. If you do not vote, or abstain from voting, on the Merger Proposal, or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal.

The requisite number of shares to approve the other two proposals is based on the total number of shares of Common Stock present virtually or represented by proxy at the special meeting and that vote thereon. If you abstain from voting on (i) the Compensation Proposal and (ii) the Adjournment Proposal or if you do not return your proxy card or otherwise fail to vote your shares of Common Stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), it will have no effect on these proposals, assuming a quorum is present.

Q:	Will my shares of Common Stock held in “street name” or held in another form of record ownership be combined for voting purposes with shares I hold of record?
A:
No. Because any shares of Common Stock you may hold in “street name” will be deemed to be held by a different shareholder (that is, your broker, bank, or other nominee) than any shares of Common Stock you hold of record, any shares of Common Stock held in “street name” will not be combined for voting purposes with shares of Common Stock held of record. Similarly, if you own shares of Common Stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of Common Stock because they are held in a different form of record ownership. Shares of Common Stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card.

Q:	What does it mean if I get more than one proxy card or voting instruction card?
A:
If your shares of Common Stock are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the Internet) to ensure that all of your shares of Common Stock are voted.

Q:	What happens if I sell my shares of Common Stock before completion of the Merger?
A:
In order to receive the Merger Consideration, you must hold your shares of Common Stock through completion of the Merger. Consequently, if you transfer your shares of Common Stock before completion of the Merger, you will have transferred your right to receive the Merger Consideration.

The record date for shareholders entitled to vote at the special meeting is earlier than the completion of the Merger. If you transfer your shares of Common Stock after the record date but before the closing of the Merger, you will have the right to vote at the special meeting but not the right to receive the Merger Consideration.
Q:	If the Merger is completed, how do I obtain the Merger Consideration for my shares of Common Stock?
A:
Following the completion of the Merger, your shares of Common Stock will automatically be converted into the right to receive your portion of the Merger Consideration. After the Merger is completed, if your shares of Common Stock are evidenced by stock certificates, you will receive a letter of transmittal and related materials from the paying agent for the Merger with detailed written instructions for exchanging your shares of Common Stock evidenced by stock certificates for the Merger Consideration (without interest and subject to any required tax withholding). If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Merger Consideration (without interest and subject to any required tax withholding).

Q:	Should I send in my stock certificates or other evidence of ownership now?
A:
No. You should not return your stock certificates or send in other documents evidencing ownership of Common Stock with the proxy card. If the Merger is completed and if your shares of Common Stock are evidenced by stock certificates, the paying agent for the Merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of Common Stock for the Merger Consideration (without interest and subject to any required tax withholding).

Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Q:	Where can I find more information about Meritor?
A:	You can find more information about us from various sources described in the section of this proxy statement entitled “Where You Can Find Additional Information.”
Q:	Who will solicit and pay the costs of soliciting proxies?
A:
The Meritor Board is soliciting your proxy, and we will bear the cost of soliciting proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. Meritor has retained Innisfree M&A Incorporated (which we refer to as “Innisfree”), a proxy solicitation firm, to assist the Meritor Board in the solicitation of proxies for the special meeting, and we expect to pay Innisfree approximately $25,000, plus reimbursement of reasonable and documented out-of-pocket expenses. Proxies may be solicited by mail, personal interview, email, telephone, or via the Internet by Innisfree or, without additional compensation, by certain of Meritor’s directors, officers and employees.

Q:	Who can help answer my other questions?
A:
If you have more questions about the Merger or any of the other matters set forth in this proxy statement, or require assistance in submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, please contact Innisfree, which is acting as the proxy solicitation agent and information agent for Meritor in connection with the special meeting. Meritor shareholders can contact Innisfree, with respect to banks and brokers, collect (212) 750-5833 and, with respect to shareholders and all others, toll-free at (877) 800-5192.

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 800-5192
Banks and Brokers may call collect: (212) 750-5833

or

Meritor, Inc.
2135 West Maple Road
Troy, Michigan 48084
Attn: Scott M. Confer
(248) 435-1470

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Forward-looking statements are typically identified by words or phrases such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the duration and severity of the COVID-19 pandemic and its effects on public health, the global economy, and financial markets, as well as our industries, customers, operations, workforce, supply chains, distribution systems and demand for its products; reliance on major OEM customers and possible negative outcomes from contract negotiations with major customers, including failure to negotiate acceptable terms in contract renewal negotiations and the ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; the ability to successfully manage rapidly changing volumes in the commercial truck markets and work with customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, transportation and labor, and the ability to manage or recover such costs; technological changes in our industry as a result of the trends toward electrified drivetrains and the integration of advanced electronics and the impact on the demand for products and services; the ability to manage possible adverse effects on European markets or European operations, or financing arrangements related thereto in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to joint ventures; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; the demand for commercial and specialty vehicles for which products are supplied; whether liquidity will be affected by declining vehicle production in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of the respective companies, suppliers and customers, including potential disruptions in supply of parts to facilities or demand for products due to work stoppages; the financial condition of suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; the ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any proceedings or related liabilities with respect to environmental, asbestos-related, or other matters; rising costs of pension benefits; possible changes in accounting rules; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement between the parties to the Merger; the failure to obtain the Company Shareholder Approval, the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the Merger within the expected timeframes or at all; risks related to disruption of management’s attention from ongoing business operations due to the Merger; the effect of the announcement of the Merger on the ability to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom we do business, or on operating results and business generally; the ability to meet expectations regarding the timing and completion of the Merger; and the other risks listed from time to time in our filings with the SEC and other substantial costs, risks and uncertainties, including, but not limited to, those detailed in our Annual Report on Form 10-K for the year ended October 3, 2021 and from time to time in our other filings with the SEC. These forward-looking statements are made only as of the date hereof, and we do not undertake any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

THE COMPANIES
Meritor, Inc.
Meritor is a premier global supplier of a broad range of integrated systems, modules and components to OEMs and the aftermarket for the commercial vehicle, transportation and industrial sectors. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, Meritor serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is publicly listed on the NYSE under the symbol “MTOR” and is headquartered in Troy, Michigan.
Meritor’s principal executive offices are located at 2135 West Maple Road, Troy, Michigan 48084-7186 and its telephone number is (248) 435-1000.
A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2021, filed with the SEC on November 17, 2021, which is incorporated by reference into this proxy statement. For more information, see the section of this proxy statement entitled “Where You Can Find Additional Information.”
Cummins Inc.
Cummins is a global power leader that designs, manufactures, distributes and services diesel, natural gas, electric and hybrid powertrains and powertrain-related components including filtration, aftertreatment, turbochargers, fuel systems, control systems, air handling systems, automated transmissions, electric power generation systems, batteries, electrified power systems, hydrogen production and fuel cell products. Cummins sells products to OEMs, distributors, dealers and other customers worldwide. Cummins has a service network of approximately 500 wholly-owned, joint venture and independent distributor locations and more than 10,000 Cummins certified dealer locations in approximately 190 countries and territories. Cummins is publicly listed on the NYSE under the symbol “CMI” and is headquartered in Columbus, Indiana.
Cummins’s principal executive offices are located at 500 Jackson Street, Columbus, Indiana 47201 and its telephone number is (812) 377-5000.
Rose NewCo Inc.
Merger Sub is a wholly owned subsidiary of Parent that will function as the merger subsidiary in the Merger. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the Transactions and it has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities in connection with Parent’s acquisition of the Company. Upon completion of the Merger, Merger Sub will merge with and into Meritor, with Meritor continuing as the surviving corporation in the Merger, and Merger Sub will cease to exist.
Merger Sub’s principal executive offices are located at 500 Jackson Street, Columbus, IN 47201 and its telephone number is (812) 377-5000.

THE SPECIAL MEETING
We are furnishing this proxy statement to the Company’s shareholders as part of the solicitation of proxies by the Meritor Board for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides the Company’s shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.
Date, Time and Place of the Special Meeting
This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Meritor Board for use at the special meeting to be held virtually via the Internet at www.virtualshareholdermeeting.com/MTOR2022SM on May 26, 2022, at 9:30 a.m., Eastern Time, or at any adjournment or postponement thereof.
As part of our precautions regarding the coronavirus or COVID-19, the special meeting will be held solely by means of remote communication rather than in person. You will be able to attend the special meeting online and to vote your shares electronically at the special meeting by visiting the special meeting website. You will need the 16-digit control number located on your proxy card in order to access special meeting website and to vote.
For information regarding attending the special meeting, see “The Special Meeting — Voting; Proxies; Revocation — Attendance.”
Purposes of the Special Meeting
At the special meeting, Meritor shareholders will be asked to consider and approve the following proposals:
•	the Merger Proposal;
•
the Compensation Proposal, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger — Interests of Meritor’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Meritor’s Named Executive Officers in Connection with the Transaction”; and

•	the Adjournment Proposal.
Our shareholders must approve the Merger Proposal for the Merger to occur. If our shareholders fail to approve the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference herein in its entirety, and certain provisions of the Merger Agreement are described in the section of this proxy statement entitled “The Merger Agreement.”
The vote on the Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on either Meritor or Parent. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of Meritor shareholders.
No matters other than the proposals set forth above will be brought before the special meeting.
This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about April 18, 2022.
Record Date, Notice and Quorum
The holders of record of Common Stock as of the close of business on April 11, 2022, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, 70,852,942 shares of Common Stock were outstanding and entitled to vote at the special meeting.
The presence at the special meeting, virtually or represented by proxy, of the holders of at least a majority of the shares of Common Stock entitled to be cast on any matter to be acted on at the special meeting will constitute a quorum for purposes of the special meeting. Once a share is represented at the special meeting, it will be counted for purposes of determining whether a quorum is present at the special meeting. However, if a new record date is set for an adjourned special meeting, a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting.
Required Vote
Each share of Common Stock outstanding as of the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.
For the Company to complete the Merger, Meritor shareholders holding a majority of all the votes entitled to be cast to approve the Merger Agreement must vote “FOR” the Merger Proposal. An abstention with respect to the Merger Proposal, or a failure to vote your shares of Common Stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have the same effect as a vote “AGAINST” the Merger Proposal.
Approval of each of (i) the Compensation Proposal and (ii) the Adjournment Proposal requires the affirmative vote of a majority of the shares of Common Stock present virtually or represented by proxy at the special meeting and that vote thereon, but is not a condition to the completion of the Merger. An abstention with respect to either proposal or as failure to return your proxy card or otherwise vote your shares of Common Stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have no effect on these proposals, assuming a quorum is present.
Stock Ownership and Interests of Certain Persons
Voting by the Company’s Directors and Executive Officers
As of the close of business on the record date, directors and executive officers of the Company were entitled to vote approximately 1,193,331 shares of Common Stock, or approximately 1.7% of the shares of Common Stock issued and outstanding on that date and entitled to vote at the special meeting.
Voting; Proxies; Revocation
Attendance
All holders of shares of Common Stock as of the close of business on April 11, 2022, the record date, including shareholders of record and beneficial owners of Common Stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the special meeting virtually.
If you hold your shares in “street name,” and you also wish to be able to vote at the meeting, you must obtain a legal proxy, executed in your favor, from your bank, broker or other nominee.
Voting at the Special Meeting
Shareholders of record will be able to attend the special meeting virtually and vote electronically via the special meeting website. If you are not a shareholder of record, but instead hold your shares of Common Stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote at the special meeting. Attending the special meeting virtually does not itself constitute a vote on any proposal.
Providing Voting Instructions by Proxy
To ensure that your shares of Common Stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting virtually.
Shares of Common Stock Held by Record Holder
If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address specified on the enclosed proxy card. Your shares of Common Stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.
Submit a Proxy Card by Mail. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of Common Stock will be voted in the manner directed by you on your proxy card.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal. If you fail to return your proxy card or vote by telephone or via the Internet, and you are a holder of record on the record date, unless you attend the special meeting virtually and vote electronically, your shares of Common Stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, which will have the same effect as a vote “AGAINST” the Merger Proposal and, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.
Shares of Common Stock Held in “Street Name”
If your shares of Common Stock are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.
In accordance with applicable stock exchange rules, brokers, banks and other nominees that hold shares of Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to (i) the Merger Proposal, (ii) the Compensation Proposal or (iii) the Adjournment Proposal. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they cannot vote such shares with respect to these proposals. Therefore, unless you attend the special meeting virtually with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of Common Stock not being present at the meeting and not being voted on any of the proposals. As a result, a failure to vote your shares of Common Stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf) will have the same effect as a vote “AGAINST” the Merger Proposal, but it will have no effect on the other proposals, assuming a quorum is present.
Revocation of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke and change it before it is voted. If you are a shareholder of record, you may revoke your proxy before the vote is taken at the special meeting by:
•
submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above at any time up to 11:59 p.m. Eastern Time on May 25, 2022, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting virtually and voting electronically at the special meeting; or
•	delivering a written notice of revocation by mail to the Company, in care of the Corporate Secretary, at our headquarters, 2135 West Maple Road, Troy, Michigan 48084-7186.
Please note, however, that only your last-dated proxy will count. Virtually attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.
If you hold your shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting electronically at the special meeting if you obtain a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote at the special meeting.
Abstentions
An abstention occurs when a shareholder attends the special meeting, either virtually or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Common Stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved.
Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.
Solicitation of Proxies
The Meritor Board is soliciting your proxy, and we will bear the cost of soliciting proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. The Company has retained Innisfree, a proxy solicitation firm, to assist the Meritor Board in the solicitation of proxies for the special meeting, and we expect to pay Innisfree approximately $25,000, plus reimbursement of reasonable and documented out-of-pocket expenses. Proxies may be solicited by mail, personal interview, email, telephone, or via the Internet by Innisfree or, without additional compensation, by certain of Meritor’s directors, officers and employees.
Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned or postponed if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal or in the absence of a quorum.
The Chairman of the special meeting or the holders of a majority of shares present virtually or represented by proxy at the special meeting, whether or not constituting a quorum, may adjourn the special meeting. Adjournments and postponements are also subject to certain restrictions in the Merger Agreement. Meritor may not postpone or adjourn the special meeting without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (i) if Meritor reasonably determines in good faith, after consulting with its outside legal counsel, that the Company Shareholder Approval is unlikely to be obtained at the special meeting, including due to an absence of quorum, the Company may adjourn or postpone the special meeting, for a period no longer than 30 calendar days, to solicit additional proxies in favor of the Merger Proposal or (ii) if Parent reasonably determines in good faith, after consulting with its outside legal counsel, that the Company Shareholder Approval is unlikely to be obtained at the special meeting, Parent may request that Meritor adjourn, delay or postpone the special meeting.
Other Information
You should not return your stock certificates or send in other documents evidencing ownership of Common Stock with the proxy card. If the Merger is completed and your shares of Common Stock are evidenced by stock certificates, the paying agent for the Merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of Common Stock evidenced by stock certificates for the Merger Consideration (without interest and subject to any required tax withholding).

THE MERGER
The description of the Merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety.
Certain Effects of the Merger
Pursuant to the terms of the Merger Agreement, if the Merger Proposal is approved by the Company’s shareholders and the other conditions to the closing of the Merger are satisfied or waived, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent.
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of Common Stock issued and outstanding immediately before the Effective Time (excluding (i) shares held by the Company as treasury stock or held by Parent or Merger Sub (such shares, “Canceled Shares”) and (ii) shares held by any direct or indirect subsidiary of Parent (other than Merger Sub) or the Company (other than any such shares of Common Stock held on behalf of third parties) (the “Converted Shares”)), and all rights in respect thereof, shall, by virtue of the Merger, be converted into the right to receive the Merger Consideration.
The Common Stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “MTOR”. Upon completion of the Merger, the Company will cease to be a publicly traded company and will be a wholly owned subsidiary of Parent. Following the completion of the Merger, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, following which the Company will no longer be required to file periodic reports with the SEC with respect to its Common Stock in accordance with applicable law, rules and regulations. The Company will therefore become a privately held company, wholly owned by Parent.
Background of the Merger
As part of Meritor’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Meritor Board and Meritor’s senior management periodically review, consider and assess Meritor’s capabilities, operations, financial performance and business plans, as well as overall industry conditions, opportunities and risks for the company as they may affect those strategic goals and plans. This review includes, among other matters, the consideration of potential opportunities for business combinations, acquisitions, divestitures, strategic partnerships and other financial and strategic alternatives.
From the summer of 2019 to March 2020, representatives of Parent and the Company engaged in preliminary, exploratory discussions regarding a potential strategic transaction, following discussions with, and authorization by, the Meritor Board with the Meritor Board receiving advice and analysis from Meritor’s outside financial and legal advisors at J.P. Morgan and Wachtell, Lipton, Rosen, & Katz (“Wachtell Lipton”) and the Parent Board with the Parent Board receiving advice and analysis from Parent’s outside financial and legal advisors at Morgan Stanley and Mayer Brown LLP (“Mayer Brown”). While Parent ultimately conveyed possible interest in pursuing a transaction at a proposed valuation of $33.00 per share in cash (which interest was formalized in a non-binding letter setting forth such proposal that was provided by Parent on February 13, 2020), and Parent had the opportunity to engage in preliminary confidential business, financial and strategic diligence discussions that affirmed the strategic logic of a combination pursuant to a confidentiality and standstill agreement that Parent had entered into with Meritor (the “Original Confidentiality Agreement”), Parent withdrew and terminated transaction discussions in March 2020 after the onset of the COVID-19 pandemic. Later in March 2020, Meritor sent Parent a letter requesting that it return or destroy the diligence information that had been shared by Meritor and in April 2020, Parent sent a letter to Meritor confirming the destruction of such diligence information.
Through 2020 and 2021, Meritor continued to evaluate regularly its business and strategic plans, industry dynamics, Meritor’s positioning with investors and other stakeholders, opportunities and risks before the Company and potential strategic and financial alternatives, including Meritor’s periodic discussions with Parent regarding various strategic collaboration opportunities other than a business combination or merger.

In November 2020, as part of the Company’s planned succession planning processes, Meritor announced that Jay Craig, Chief Executive Officer and President of Meritor, would transition to the role of Executive Chairman of the Meritor Board on February 28, 2021, and that Chris Villavarayan, Executive Vice President and Chief Operating Officer, would succeed Mr. Craig as Chief Executive Officer and President at that time and would join the Meritor Board. Meritor’s then-current independent Chairman, William R. Newlin, became lead independent director of the Meritor Board as part of this transition plan. On November 12, 2021, Meritor announced that Mr. Newlin had been elected Non-Executive Chairman, effective December 31, 2021, with Mr. Craig stepping down from his Executive Chairman role and departing the Company.
In mid-November 2021, Tom Linebarger, Chairman and Chief Executive Officer of Parent, conveyed to Mr. Craig that Parent was interested in re-engaging in discussions to acquire Meritor. Mr. Craig indicated that he would apprise the Meritor Board. The Meritor Board was then alerted of the development, the Company’s financial and legal advisors at J.P. Morgan and Wachtell Lipton were also apprised, with future meetings of the Meritor Board to be scheduled at which the Meritor Board would deliberate and receive the advice of J.P. Morgan and Wachtell Lipton, including in the event that Parent were to provide a specific proposal and indicative valuation that could warrant further investigation, potential negotiation and consideration.
Throughout November and December 2021, and continuing into 2022, members of Meritor’s senior management regularly consulted with Mr. Newlin in his capacity as lead independent director and Non-Executive Chairman of the Meritor Board, in between the scheduled meetings of the Meritor Board to obtain his input and direction as to next steps. Meritor Board members were also kept apprised of developments.
On November 18, 2021, Parent and Meritor entered into a confidentiality and standstill agreement (the “New Confidentiality Agreement”) with substantially similar terms as those of the Original Confidentiality Agreement.
Following further discussion, Parent was advised that Meritor would require receipt of a specific proposed valuation in order to assess potential next steps and that, since Meritor planned to disclose to investors at Meritor’s December 7, 2021 Strategy Day meaningful amounts of new business and financial information regarding Meritor’s plans and prospects, Meritor would share with Parent in advance of such public disclosure, pursuant to the New Confidentiality Agreement, the information that Meritor would be making public so that such materials could be considered in any proposal that Parent might make.
On November 22, 2021, Meritor provided Parent with an advance copy of materials it planned to publicly disclose at its December 7, 2021 Strategy Day, pursuant to the New Confidentiality Agreement. Meritor responded to certain follow-up questions from Parent on December 8, 2021.
On December 14, 2021, Mr. Linebarger conveyed to Meritor that Parent was interested in acquiring Meritor and sent a letter to Messrs. Villavarayan and Craig setting forth a non-binding proposal (the “December Proposal”) for Parent to acquire all of the outstanding common stock of Meritor for $33.50 per share in cash. The December Proposal noted that the proposal would not be contingent on financing. The December Proposal also indicated that Parent expected to be able to complete its due diligence of Meritor within a period of weeks.
On December 20, 2021, the Meritor Board held a meeting during which members of Meritor’s senior management and representatives of Wachtell Lipton and J.P. Morgan were present. At the meeting, the Meritor Board reviewed the December Proposal and discussed the interactions with Parent. The Meritor Board discussed the December Proposal, including in the context of financial analyses and alternatives presented by J.P. Morgan to the Meritor Board. A representative of Wachtell Lipton provided an overview of the Meritor Board’s fiduciary duties in the context of the consideration of a proposal to acquire Meritor. The Meritor Board discussed potential options and next steps, and directed Meritor to provide Parent with a short period of limited due diligence in order to seek an increase in the $33.50 per share offer price, which the Meritor Board believed undervalued Meritor, its prospects and its plans.
On December 21, 2021, Mr. Villavarayan, at the direction of the Meritor Board, provided a letter to Mr. Linebarger to convey the Meritor Board’s position.
Between December 24, 2021 and January 13, 2022, J.P. Morgan, at the direction of the Meritor Board and management, and Meritor personnel provided limited due diligence information to representatives of Parent, and representatives of Parent had several due diligence calls with members of senior management of Meritor, including a management presentation by Meritor.

On January 14, 2022, Mr. Linebarger submitted a letter to Messrs. Villavarayan and Newlin containing a non-binding proposal (the “First January Proposal”) for Parent to acquire all of the outstanding common stock of Meritor for $35.00 per share in cash. The First January Proposal noted the transaction would not be contingent on financing. The First January Proposal also indicated that Parent expected to be able to complete its remaining due diligence of Meritor within approximately three weeks.
On January 18, 2022, the Meritor Board held a meeting during which members of Meritor’s senior management and representatives of Wachtell Lipton and J.P. Morgan were present. At the meeting, representatives of J.P. Morgan described the due diligence process with Parent, as well as the financial terms of the First January Proposal and J.P. Morgan’s financial analysis of the proposed merger consideration set forth in the First January Proposal. A representative of Wachtell Lipton discussed legal matters, including an overview of the Meritor Board’s fiduciary duties in the context of the Meritor Board’s consideration of the First January Proposal. The Meritor Board discussed various options and next steps, and directed Meritor to provide Parent with additional due diligence information in order to seek an increase in the offer price, which the Meritor Board believed continued to undervalue Meritor. The Meritor Board also considered whether to solicit indications of interest from other potential financial sponsors or strategic buyers and concluded, with the benefit of advice from J.P. Morgan and Wachtell Lipton, not to do so at this time, while reserving ultimate judgment on the matter, taking into account the risk of leaks, the damage and disruption to Meritor and its stakeholders, including employees and customer relationships, were a leak to occur in the absence of a definitive transaction announcement, the uncertainty as to whether alternative compelling third-party bids would emerge (and the Meritor Board’s believed low likelihood of such bids emerging) and the benefits from continuing to see if Parent could present a compelling proposal.
On January 21, 2022, Mr. Villavarayan, at the direction of the Meritor Board, met with Mr. Linebarger to convey the Meritor Board’s position at its January 18 meeting and to discuss the need for Parent to submit an improved proposal if Parent wished to have the opportunity to have the Meritor Board consider a potential transaction with Parent.
Over the next few days, Meritor provided Parent with additional due diligence information, and an additional meeting was held between senior management of Meritor and senior management of Parent regarding areas of additional value in the transaction that would justify Parent increasing its offer price.
On January 26, 2022, Mr. Linebarger submitted a letter to Messrs. Villavarayan and Newlin containing a non-binding proposal (the “Second January Proposal”) for Parent to acquire all of the outstanding common stock of Meritor for $36.50 per share in cash, which Parent characterized as its last and final offer. The Second January Proposal requested that Parent be provided a three week exclusivity period to complete confirmatory due diligence and negotiate definitive transaction documentation.
On January 27, 2022, the Meritor Board held a meeting during which members of Meritor’s senior management and representatives of Wachtell Lipton and J.P. Morgan were present. At the meeting, representatives of J.P. Morgan described the interactions with Parent since the January 18, 2022 Meritor Board meeting and the financial terms of the Second January Proposal, as well as J.P. Morgan’s financial analysis of the proposed merger consideration set forth in the Second January Proposal. A representative of Wachtell Lipton discussed legal matters, including the Meritor Board’s fiduciary duties in the context of the Meritor Board’s consideration of the Second January Proposal. The Meritor Board next discussed the Second January Proposal, including in comparison to Meritor’s standalone prospects, as well as whether other potential bidders would be capable of and willing to offer a more attractive value than Parent’s $36.50 per share all-cash proposal. The Meritor Board determined not to solicit alternative third-party interest at this time due to, among other things, potential impact on Parent’s proposal and the risk of a leak, as well as management’s assessment of the low likelihood of obtaining a superior offer for Meritor. The Meritor Board authorized management to continue to explore a transaction with Parent by moving forward with due diligence and negotiation of definitive documentation so that the Meritor Board would have the opportunity to consider a complete proposal inclusive of all material terms and to do so without entering into an exclusivity agreement with Parent.
After the meeting, Mr. Villavarayan called Mr. Linebarger to provide a summary of the Meritor Board’s position at its meeting that day. A representative of J.P. Morgan then sent, at the direction of the Meritor Board, a draft merger agreement to representatives of Morgan Stanley that had been prepared by Wachtell Lipton.

At the end of January into February 2022, Meritor made available to Parent and Parent’s representatives certain due diligence information in a confidential data room. Thereafter, Parent, with the assistance of its advisors, conducted additional due diligence on Meritor, including through telephone calls with Meritor management and exchange of materials.
On February 5, 2022, a representative of Parent’s outside legal counsel from Mayer Brown sent a revised draft of the merger agreement to representatives of Wachtell Lipton.
On February 10, 2022, a representative of Wachtell Lipton sent a revised draft of the merger agreement to representatives of Mayer Brown. Through the course of negotiations, Wachtell Lipton and Mayer Brown discussed various items in the merger agreement, including regulatory provisions, termination fee amounts, interim operating covenants and fiduciary matters.
Between February 10, 2022 and February 21, 2022, representatives of Wachtell Lipton and Mayer Brown, with input from Meritor and Parent, continued to exchange and negotiate drafts of the merger agreement.
Also on February 10, 2021, Messrs. Villavarayan and Linebarger discussed certain key issues in the merger agreement.
On February 14, 2022, the Meritor Board held a meeting during which members of Meritor’s senior management and representatives of Wachtell Lipton and J.P. Morgan were present. At the meeting, representatives of J.P. Morgan presented an update on the diligence process to date and representatives of Wachtell Lipton presented an update on merger agreement negotiations with Parent and a range of potential approaches to finalizing the merger agreement. After discussing, the Meritor Board determined that Meritor should continue the current course of negotiations with Parent.
Also on February 14, 2021, Messrs. Villavarayan and Linebarger discussed the key issues in the merger agreement.
Between February 14, 2022 and February 21, 2022, the parties and their respective advisors worked to finalize the definitive transaction documents, with all remaining open points having been substantially resolved by the afternoon of February 21, 2022.
On February 21, 2022, the Meritor Board held a meeting during which members of Meritor’s senior management and representatives of Wachtell Lipton and J.P. Morgan were present. Representatives of Wachtell Lipton again reviewed the fiduciary duties of the directors and provided a summary of the proposed terms of the merger agreement. A representative of J.P. Morgan then reviewed J.P. Morgan’s financial analysis of the proposed Merger Consideration in the proposed transaction with Parent. After discussion among the Meritor Board and representatives of Wachtell Lipton and J.P. Morgan, a representative of J.P. Morgan tendered to the Board J.P. Morgan’s oral opinion, which was subsequently confirmed by the delivery of J.P. Morgan’s written opinion, dated February 21, 2022, to the Meritor Board to the effect that, as of such date and based upon and subject to the various factors, assumptions, limitations and qualifications set forth therein, the Merger Consideration to be paid to holders of Common Stock in the proposed Merger was fair, from a financial point of view, to such shareholders. After additional discussions of the proposed transaction and the matters summarized for the Meritor Board at the meeting, the Meritor Board unanimously (1) approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Merger, (2) determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Company and its shareholders, (3) directed that the Merger Agreement be submitted to the Company’s shareholders for their approval and (4) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the Company’s shareholders approve the Merger Agreement.
Later in the evening on February 21, 2022, the parties executed and delivered the merger agreement.
Early in the morning on February 22, 2022, the parties issued a joint press release announcing the transaction.
Reasons for the Merger; Recommendation of the Meritor Board
The Meritor Board evaluated, with the assistance of its legal and financial advisors, the Merger Agreement and the Transactions, including the Merger, and, on February 21, 2022, unanimously determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Company and its shareholders and approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Merger.

In the course of making the unanimous recommendation, the Meritor Board considered a range of factors, including those below (which are not necessarily in order of relative importance) relating to the Merger Agreement and the Transactions, including the Merger, each of which the Meritor Board believed supported its decision:
•
the Meritor Board’s assessment of Meritor’s business, assets, current and projected financial performance and condition, earnings, prospects and outlook, including taking into account Meritor’s potential for, and risks and uncertainties to, future growth and value creation;

•
the fact that the Merger Consideration is all cash, which provides the Company’s shareholders immediate certainty of value and liquidity for their shares of Common Stock and enables the Company’s shareholders to realize value that has been created at the Company while eliminating long-term business and execution risk;

•	the information provided by Meritor’s financial advisor;
•
the current and historical market prices of the shares of Common Stock, including the market performance of the shares of Common Stock relative to those of other participants in the Company’s industry and general market indices and the fact that the Merger Consideration of $36.50 per share represented a premium of approximately 48% to the closing price on the last trading day before the Merger Agreement was executed and reflected an implied transaction multiple above the select precedent transaction multiples used in the Company’s financial advisor’s analysis;

•
the Meritor Board’s view of industry trends, the substantially increasing levels of capital investment needed to navigate the evolving electrification environment and the increasing number and size of traditional and emerging competitors, including those with substantially enhanced scale relative to the Company and the various risks and considerations with respect to continuing to execute the Company’s standalone plans and operating as an independent public company;

•
the belief that the Company’s customers will benefit from the combined company’s enhanced capabilities in product offerings for internal combustion and electrified powertrain application, and in technology and the ability to accelerate investment in axle and brake development and electric vehicle refinements with increased adoption in the markets as a result of the Transactions;

•
the belief that Meritor and Parent have complementary portfolios that will help the combined company develop economically viable zero carbon solutions for commercial and industrial applications and the belief that Meritor and Parent share a similar customer-first focus and commitment to excellence, innovation, collaboration and technology leadership;

•
the belief that the Merger provides a unique opportunity to better serve and innovate for Meritor’s customers, and to access new customers around the world, enhance overall community value through increased investment and provide new and expanded career and growth opportunities for Meritor employees;

•
the belief that the Company’s employees should benefit from the greater stability and opportunities provided by the combined company’s enhanced ability to invest in new product offerings and advanced technology;

•
the Meritor Board’s concern regarding the potential impact of any potential economic downturn on the price of shares of Common Stock (and on the potential valuation that counterparties would be willing to pay);

•
the course and history of the negotiations between Meritor and Parent, as described under “— Background of the Merger,” including the Meritor Board’s success in having Parent raise its offer several times for the benefit of Meritor’s shareholders through constructive engagement and achieve a level reflecting a substantial premium and a favorable valuation relative to various metrics and methodologies and the Meritor Board’s belief that Parent’s offer of $36.50 per share was Parent’s best and final offer, which best and final status was affirmed by Parent and Parent’s representatives;

•	the belief of the Meritor Board that the terms of the Merger Agreement include the most favorable terms for the Company, in the aggregate, to which Parent was willing to agree;

•
the belief, based on the advice of Meritor’s financial advisor and its knowledge of the industry and the operations of Meritor, that it was unlikely that any other financial sponsors or strategic buyers would be willing to acquire Meritor at a price in excess of $36.50 per share in cash (and no such party had submitted such a bid) and agree to and ultimately consummate the Merger on the terms set forth in the Merger Agreement, and that if Meritor were to conduct an auction process or other active solicitation of alternative acquisition proposals, doing so would create risk and possible loss or destruction of value;

•
the Meritor Board’s belief that Parent may have pursued business combinations, acquisitions or partnerships with other third parties in the event the Merger was not consummated, creating potential long term risks and potentially adverse impacts to the Company, including if such developments were to occur and strengthen other companies to Meritor’s detriment;

•
the high degree of certainty that the closing will be achieved in a timely manner, in view of the terms of the Merger Agreement, including, among other things, that the effects of COVID-19 were excepted from the definition of a Company Material Adverse Effect, and other provisions and protections increasing the level of certainty afforded to the Merger ultimately being consummated;

•
the oral opinion of J.P. Morgan rendered to the Meritor Board on February 21, 2022, which was subsequently confirmed by delivery of a written opinion dated February 21, 2022, that, as of such date and based upon and subject to the various factors, assumptions, limitations and qualifications set forth therein, the Merger Consideration to be paid to holders of Common Stock in the proposed Merger was fair, from a financial point of view, to such shareholders, as more fully described in the section of this proxy statement entitled “— Opinion of Meritor’s Financial Advisor”;

•	the terms and conditions of the Merger Agreement and the other transaction documents, including:
•	the requirement that the Merger Agreement be approved by the holders of a majority of all the votes entitled to be cast to approve the Merger Agreement;
•	the conditions to closing contained in the Merger Agreement, which the Meritor Board believed are reasonable and customary in number and scope;
•
the fact that the terms and conditions of the Merger Agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate Meritor’s business during the pendency of the Merger, including with respect to actions in response to the COVID-19 pandemic and otherwise;

•
the provision of the Merger Agreement allowing the Meritor Board, subject to certain conditions, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited Company Takeover Proposal;

•
the provision of the Merger Agreement allowing the Meritor Board to withdraw or change its recommendation of the Merger Agreement and to terminate the Merger Agreement, in certain circumstances relating to the presence of a Company Superior Proposal (or to effect a Change of Recommendation in response to an Intervening Event) subject, in certain cases, to paying the Company Termination Fee;

•	the absence of a financing condition in the Merger Agreement and Parent’s ability to finance the Merger without difficulty;
•	the customary nature of the representations, warranties and covenants of Meritor in the Merger Agreement;
•	the ability of Meritor to specifically enforce Parent’s obligations under the Merger Agreement, including Parent’s obligations to complete the Merger;
•	the belief that the Termination Date, as it may be extended, if applicable, allows for sufficient time to complete the Merger;
•	the fact that Parent agreed to use its reasonable best efforts to obtain all necessary governmental approvals with respect to the Merger, including agreeing to remedies as necessary to obtain any such approval, subject to certain limitations as to the remedies and actions that Parent would be required to take, which limitations and other relevant provisions are further described under the section of this proxy statement entitled “The Merger Agreement – Efforts to Complete the Merger”;
•
the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company the Parent Termination Fee as more fully described under the section of this proxy statement entitled “The Merger Agreement — Parent Termination Fees”; and

•
the Meritor Board’s view that the terms of the Merger Agreement would be unlikely to deter interested third parties from making a Company Superior Proposal, including the Merger Agreement’s terms and conditions related to a Change of Recommendation, the Company’s right to terminate the Merger Agreement in favor of an alternative Company Superior Proposal if certain provisions were satisfied, the payment by the Company of a relatively low Company Termination Fee in connection with the termination of the Merger Agreement under certain circumstances, and the Board’s belief that the overall terms relating to the foregoing were appropriate and favorable to the Company and its shareholders taking into account the specific circumstances involved (see the section of this proxy statement entitled “The Merger Agreement — Company Takeover Proposal; Non-Solicitation”).

In addition, the Meritor Board also weighed the advantages and benefits against a variety of risks and other potentially negative factors (which are not necessarily in order of relative importance), including the following:
•
the fact that the Company’s shareholders generally will have no ongoing equity participation in the Company following the Merger, and that such shareholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of shares of Common Stock, and will not participate in any potential future sale of the Company to a third party;

•	the risk of incurring substantial expenses related to the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger;
•
the risk that there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if the Merger Agreement is approved by the Company’s shareholders;

•	the risk that certain regulatory approvals required to consummate the Merger may not be obtained;
•
the Merger Agreement’s restrictions on the conduct of the Company’s business prior to the completion of the Merger, generally requiring the Company to conduct its business in the ordinary course , subject to specific limitations and certain exceptions, which may nevertheless delay or prevent the Company from pursuing otherwise attractive business opportunities and taking other actions with respect to its business that the Company may consider advantageous pending completion of the Merger;

•
the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential effects on the ability to retain employees and the potential effect on business and customer and supplier relationships;

•	the fact that the receipt of cash in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes;
•
the fact that certain of the Company’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of the Company’s shareholders, as further described in the section of this proxy statement entitled “— Interests of Meritor’s Directors and Executive Officers in the Merger”;

•
the covenants in the Merger Agreement prohibiting Parent from soliciting other potential acquisition proposals, and restricting its ability to entertain other potential acquisition proposals, unless certain conditions are satisfied;

•
the fact that Parent is required to pay the Parent Termination Fee only if certain conditions are met, as further described in the section of this proxy statement entitled “The Merger Agreement — Parent Termination Fee”;

•
the requirement that the Company pay the Company Termination Fee, under certain circumstances following termination of the Merger Agreement, including if Meritor terminates the Merger Agreement to accept a Company Superior Proposal, as further described in the section of this proxy statement entitled “The Merger Agreement — Company Termination Fee”; and

•
the fact that the announcement of the Merger Agreement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), suppliers and customers and may divert employees’ attention away from the Company’s day-to-day business operations.

After considering the foregoing factors, the Meritor Board concluded that, overall, the potentially beneficial factors relating to the Merger Agreement and the Transactions, including the Merger, outweighed the risks and potentially negative factors.
The foregoing discussion of the information and factors considered by the Meritor Board is not exhaustive but is intended to reflect the material factors considered by the Meritor Board in its consideration of the Merger Agreement and the Transactions, including the Merger. In view of the complexity and the large number of factors considered, the Meritor Board, individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the Meritor Board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Meritor Board may have given different weights to different factors.
The foregoing discussion of the information and factors considered by the Meritor Board is forward-looking in nature. This information should be read in light of the factors described under the caption “Cautionary Statement Concerning Forward-Looking Statements.”
THE MERITOR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL.
Opinion of Meritor’s Financial Advisor
Pursuant to an engagement letter, Meritor retained J.P. Morgan as its financial advisor in connection with the proposed Merger and to deliver a fairness opinion in connection with the proposed Merger. Meritor decided to engage J.P. Morgan due to, among other things, its extensive experience in Meritor’s industry, its qualifications and its deep expertise in the matters that were to be considered by the Meritor Board.
At the meeting of the Meritor Board on February 21, 2022, J.P. Morgan rendered its oral opinion to the Board of Directors of Meritor that, as of such date and based upon and subject to the various factors, assumptions, limitations and qualifications set forth in its written opinion, the Merger Consideration to be paid to the holders of Common Stock in the proposed Merger was fair, from a financial point of view, to such shareholders. J.P. Morgan confirmed its February 21, 2022 oral opinion by delivering its written opinion to the Meritor Board, dated February 21, 2022, that, as of such date, the Merger Consideration to be paid to the holders of Common Stock in the proposed Merger was fair, from a financial point of view, to such shareholders.
The full text of the written opinion of J.P. Morgan dated February 21, 2022, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Meritor’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Meritor Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the consideration to be paid to the holders of Common Stock in the Merger and did not address any other aspect of the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Meritor as to how such shareholder should vote with respect to the proposed Merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed a draft dated February 20, 2022 of the Merger Agreement;
•	reviewed certain publicly available business and financial information concerning Meritor and the industries in which it operates;

•
compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•
compared the financial and operating performance of Meritor with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Meritor common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Meritor relating to its business, including the Projections; and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of Meritor with respect to certain aspects of the Merger, and the past and current business operations of Meritor, the financial condition and future prospects and operations of Meritor, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Meritor or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Meritor, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Meritor under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Meritor to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other Transactions will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Meritor and Parent in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Meritor with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Meritor or on the contemplated benefits of the Merger.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of Common Stock in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Meritor or as to the underlying decision by Meritor to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Merger, or any class of such persons relative to the consideration to be paid to holders of Common Stock in the proposed Merger or with respect to the fairness of any such compensation.
J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Meritor or any other alternative transaction. The terms of the Merger Agreement were determined through arm’s length negotiations between Meritor and Parent, and the decision to enter into the Merger Agreement was solely that of the Meritor Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Meritor Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Meritor Board or management with respect to the proposed Merger or the Merger Consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Meritor Board on February 21, 2022 and in the financial analyses contained in the presentation delivered to the Meritor Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering such opinion and contained in such presentation, and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples
Using publicly available information, J.P. Morgan compared selected financial data of Meritor with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Meritor. The companies selected by J.P. Morgan (the “Selected Companies”) were:
Allison Transmission Holdings, Inc.
Dana Inc.
SAF-HOLLAND SE
Modine Manufacturing Co.
Commercial Vehicle Group, Inc.
Haldex AB
The Selected Companies were chosen because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered sufficiently similar in certain respects to those of Meritor and/or one or more of its businesses. The Selected Companies may be considered similar to Meritor or such businesses based on the nature of their assets and operations; however, none of the companies selected is identical or directly comparable to Meritor or such businesses, and certain of these companies may have characteristics that are materially different from those of Meritor or such businesses. J.P. Morgan’s analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Meritor or such businesses.
Using information obtained from the Selected Companies’ public filings and FactSet Research Systems as of February 18, 2022, J.P. Morgan calculated for each Selected Company the ratio of such company’s firm value (calculated as the market value of the company’s common stock on a fully diluted basis, plus any debt and minority interest, less cash and cash equivalents) to the equity research analyst estimate for such company’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), for each of 2022 and 2023, calendarized based on a September 30 fiscal year end, which we refer to as FV / 2022E Adjusted EBITDA and FV / 2023E Adjusted EBITDA, respectively. For ease of presentation, September 30 is used to represent the Company’s fiscal year end, as the Company’s fiscal year ends on the Sunday nearest to September 30. The following table represents the results of this analysis for each of the Selected Companies:
	FV/2022E Adjusted EBITDA	FV/2023E Adjusted EBITDA
Allison Transmission Holdings, Inc.	6.9x	6.3x
Dana Inc.	5.8x	4.9x
SAF-HOLLAND SE	5.1x	4.7x
Modine Manufacturing Co.	5.4x	4.8x
Commercial Vehicle Group, Inc.	5.2x	4.8x
Haldex AB	4.5x	4.0x
Cummins (for reference only)	8.6x	7.8x
Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range of 4.50x to 7.00x for FV / 2022E Adjusted EBITDA and a multiple reference range of 4.00x to 6.50x for FV / 2023E Adjusted EBITDA.

J.P. Morgan applied these ranges to Meritor’s estimated Adjusted EBITDA for the fiscal years 2022 and 2023 based on the Projections, as more fully described in the section of this proxy statement entitled Certain Meritor Unaudited Prospective Financial Information, to derive a range of firm values for Meritor, which was then adjusted to take into account Meritor’s net debt and non-controlling interest balance totaling $1,029 million in the aggregate as of December 31, 2021 to derive a range of implied equity values for Meritor. The analysis indicated the following ranges of implied per share equity value for the Common Stock, rounded to the nearest $0.25:
	Implied Per Share Equity Value (rounded to the nearest $0.25)
	Low	High
FV/2022E Adj. EBITDA	$18.50	$36.75
FV/2023E Adj. EBITDA	$17.25	$36.75
The ranges of implied per share equity value were compared to (i) the closing price per share of Common Stock on February 18, 2022 of $24.67, and (ii) the Merger Consideration of $36.50 per share of Common Stock.
Selected Transaction Analysis
Using publicly available information, J.P. Morgan reviewed selected transactions (the “Selected Transactions”) involving businesses that, for purposes of J.P. Morgan’s analysis and based on its experience and professional judgment, were considered by J.P. Morgan to be similar to Meritor’s business. Specifically, J.P. Morgan reviewed the Selected Transactions set forth in the below table.
Using publicly available information, J.P. Morgan calculated, for each Selected Transaction, the ratio of the target company’s firm value implied by the consideration paid in such transaction to the target company’s Adjusted EBITDA for the twelve calendar-month period (“LTM”) prior to announcement of the applicable transaction (“FV/LTM Adjusted EBITDA”). The following table represents the results of this analysis for each of the Selected Transactions:
Target	Acquiror	Month/Year Announced	FV/LTM Adjusted EBITDA
Delphi Technologies PLC	BorgWarner Inc.	January 2020	5.7x
OC Oerlikon Corporation AG’s Drive Systems segment	Dana International Luxembourg S.à r.l.	July 2018	6.7x
Grammer AG(1)	Jiye Auto Parts GmbH	May 2018	7.7x
GKN plc(2)	Melrose Industries plc	January 2018	8.7x
Accuride Corporation	Crestview Advisors L.L.C.	September 2016	5.7x
Getrag Group of Companies	Magna International Inc.	July 2015	8.8x
Waupaca Foundry Holdings Inc.	Hitachi Metals Ltd.	August 2014	5.9x
WABCO Holdings Inc. (for reference only)	ZF Friedrichshafen AG	February 2019	12.7x
(1)	Reflects the multiple of Jiye’s acquisition of 84% of Grammer.
(2)	Includes receivables factoring balance as of December 31, 2017.
Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range of 5.75x to 8.75x for FV/LTM Adjusted EBITDA and applied it to Meritor’s Adjusted EBITDA for the twelve months ended December 31, 2021, to derive a range of firm values for Meritor, which was then adjusted to take into account Meritor’s net debt, non-controlling interest and receivables factoring balance totaling $1,349 million in the aggregate as of December 31, 2021 to derive a range of implied equity values for Meritor. This analysis indicated a range of implied equity values per share of Common Stock, rounded to the nearest $0.25, of $14.75 to $32.00, which was compared to (a) the closing price per share of Common Stock of $24.67 as of February 18, 2022, and (b) the Merger Consideration of $36.50 per share of Common Stock.

Discounted Cash Flow Analysis
J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for the Common Stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows,” for purposes of the discounted cash flow analysis, refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.
J.P. Morgan calculated the present value of the future standalone unlevered after-tax free cash flows for the three fiscal quarters ending October 2, 2022 and for fiscal year 2023 through fiscal year 2025 based upon the Projections (the “DCF Projection Period”). J.P. Morgan also calculated a range of terminal values for Meritor by applying a range of perpetuity growth rates, as provided by management of Meritor, ranging from 1.0% to 2.0% of the unlevered free cash flows of Meritor during the final year of the DCF Projection Period. The unlevered free cash flows and the range of terminal values were then discounted from September 30 of each year to present values as of December 31, 2021 using a mid-year convention and a range of discount rates from 9.75% to 10.75%. The discount rate range was selected by J.P. Morgan based on J.P. Morgan’s analysis of the weighted average cost of capital for Meritor.
In addition, as directed by management of Meritor, J.P. Morgan calculated the present value of certain tax credits expected to be utilized by Meritor through fiscal year 2029, which were discounted from September 30 of each year to present values as of December 31, 2021 using the same mid-year convention and a discount range of 9.75% to 10.75%. The total tax credit utilization amounts provided by management of Meritor were $28 million for the three fiscal quarters ending October 2, 2022, and $32 million, $28 million, $31 million, $29 million, $11 million, $15 million and $15 million, for each of fiscal years 2023 through 2029, respectively. The present values were then added together with the present values derived based on the unlevered free cash flows to derive a range of firm values for Meritor, which was then adjusted to take into account Meritor’s net debt, non-controlling interest and receivables factoring balance totaling $1,349 million in the aggregate as of December 31, 2021 to derive a range of implied equity values for Meritor.
Based on the foregoing, these analyses indicated a range of implied equity values per share of Common Stock, rounded to the nearest $0.25, of $28.75 to $38.25. The range of implied equity values per share of Common Stock were compared to (a) the closing price per share of Common Stock of $24.67 as of February 18, 2022, and (b) the Merger Consideration of $36.50 per share of Common Stock.
Other Information
52-Week Historical Trading Range. For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the trading range for the Common Stock for the 52-week period ended February 18, 2022, which was $20.50 per share to $32.93 per share, and compared that range to (a) the closing price per share of Common Stock of $24.67 as of February 18, 2022, and (b) the proposed Merger Consideration of $36.50 per share of Common Stock.
Analyst Price Targets. For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the publicly available equity research analyst price target range for the Common Stock available as of February 18, 2022, and noted that such price target range was $26.00 per share to $34.00 per share, and compared that price target range to (a) the closing price per share of Common Stock of $24.67 as of February 18, 2022, and (b) the proposed Merger Consideration of $36.50 per share of Common Stock.
Miscellaneous
The foregoing summary of the material financial analyses undertaken by J.P. Morgan does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Meritor. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the Selected Companies reviewed as described in the above summary is identical to Meritor, and none of the Selected Transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Meritor. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Meritor and the transactions compared to the Merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Meritor with respect to the Merger and deliver an opinion to the Meritor Board with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Meritor and the industries in which it operates.
J.P. Morgan received a fee from Meritor of $5.0 million for delivery of its opinion. Meritor has agreed to pay J.P. Morgan a transaction fee equal to 1.0% of the Merger Consideration upon the closing of the transaction, against which the opinion fee will be credited. In addition, Meritor has agreed to reimburse J.P. Morgan for its reasonable, documented and out-of-pocket expenses incurred in connection with its services, including the reasonable fees and disbursements of external counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Meritor and Parent for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on Parent’s credit facilities, which closed in August 2021, joint lead bookrunner on Meritor’s offerings of debt securities, which closed in June 2020 and November 2020, and joint lead active bookrunner on Parent’s offering of debt securities, which closed in August 2020. During the two year period preceding the delivery of its opinion ending on February 21, 2022, the aggregate fees recognized by J.P. Morgan from Meritor were approximately $2.0 million and from Parent were approximately $9.5 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Meritor or Parent for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
Certain Meritor Unaudited Prospective Financial Information
While Meritor has from time to time provided limited financial guidance to investors, Meritor has not, as a matter of course, otherwise publicly disclosed internal projections by year as to future performance, earnings or other results beyond the then current annual period, and is especially wary of making projections for extended periods, due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, Meritor is including in this proxy statement a summary of certain limited unaudited prospective financial information of Meritor on a standalone basis, without giving effect to the Merger (the “Projections”), prepared by Meritor’s management, solely because such financial information was given to the Meritor Board and J.P. Morgan as described below. Meritor advised the recipients of the Projections that its internal financial forecasts are subjective in many respects, and the inclusion of the Projections in this proxy statement should not be regarded as an indication of future results or an accurate prediction of future results, and should not be relied on as such.
The Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. This information is prospective and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the Projections. The Projections have been prepared by, and are the responsibility of, the Company’s management. Neither the Company’s independent registered public accounting firm, nor any independent accountants, have examined, compiled or performed any procedures with respect to the Projections and, accordingly, the Company’s independent registered accounting firm does not express an opinion or any other form of assurance on the Projections or their achievability, and assumes no responsibility for, and disclaims any association with, the Projections. Meritor’s independent registered public accounting firm’s report, contained in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2021, which is incorporated by reference into this proxy statement, relates to Meritor’s historical financial information and does not extend to the Projections and should not be read to do so. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared.
While presented with numeric specificity, the Projections reflect numerous assumptions with respect to company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Meritor’s control. Multiple factors, including those described in the section “Cautionary Statement Concerning Forward-Looking Statements,” could cause the Projections or the underlying assumptions to be inaccurate. As a result, actual results may differ materially from those contained in the Projections, and accordingly, there can be no assurance that the projected results summarized below will be realized. Meritor’s shareholders are urged to review Meritor’s most recent SEC filings for a description of the reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Meritor’s Annual Report on Form 10-K for the fiscal year ended October 3, 2021, and any subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this proxy statement.
The inclusion of a summary of the Projections in this proxy statement should not be regarded as an indication that any of Meritor, Parent or their respective officers, directors, affiliates, advisors or other representatives considered the Projections to necessarily be predictive of actual future events, and the Projections should not be relied upon as such nor should the information contained in the Projections be considered appropriate for other purposes. None of Meritor, Parent or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the Projections. Meritor undertakes no obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error.
The Company has not made and makes no representation to Parent, Merger Sub or any other person, in the Merger Agreement or otherwise, concerning the Projections or regarding Meritor’s ultimate performance compared to the information contained in the Projections or that the projected results will be achieved. Meritor urges all of its shareholders to review Meritor’s most recent SEC filings for a description of the Company’s reported financial results.
Projections
The following is a summary of the unaudited Meritor prospective financial information for fiscal years 2022 through 2025 that was prepared by the Company’s management. The Projections were prepared by Meritor’s management in December 2021 and were provided to the Meritor Board in connection with its consideration and evaluation of a potential transaction with Parent. The Projections were also provided to J.P Morgan in connection with its financial analysis and opinion, as discussed in the section entitled “— Opinion of Meritor’s Financial

Advisor.” The Projections are based solely on the information available to Meritor’s management at those times, and do not give effect to the Merger. The summary of the Projections included in this proxy statement are presented to give Meritor shareholders access to the financial projections that were made available to the Meritor Board and J.P Morgan. Such information may not be appropriate for other purposes, and is not included to influence your decision, if you are a Meritor shareholder, to vote for the Merger Proposal, the Compensation Proposal or the Adjournment Proposal.
The following table presents a summary of the Projections, with dollars in millions:
	2022E	2023E	2024E	2025E
Revenue	$4,237	$4,496	$4,580	$4,950
Adj. EBITDA(1)	$530	$572	$594	$673
Capex	$125	$135	$137	$149
Unlevered free cash flow	$226	$188	$223	$219
Note:	Meritor’s fiscal year ends on the Sunday nearest to September 30.
(1)
Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management.

General
Important factors that may affect actual results and cause the Projections not to be achieved include risks and uncertainties relating to Meritor’s business and other factors described under “Cautionary Statement Concerning Forward-Looking Statements,” as well as the risk factors with respect to the Company’s business contained in its most recent SEC filings, which shareholders are urged to review, which may be found as described under “Where You Can Find More Information.” In addition, the Projections cover multiple future years, and such information by its nature is less reliable in predicting each successive year. The Projections also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the Transactions, including the Merger, and also do not take into account the effect of any failure of the Merger to be completed. The Projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Projections. Accordingly, there can be no assurance that the Projections will be realized or that actual results will not be significantly lower than projected.
The inclusion of the Projections in this proxy statement should not be regarded as an indication that any of Meritor or its affiliates, advisors or representatives considered the Projections to be predictive of actual future events, and the Projections should not be relied on as such. None of Meritor or its affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from the Projections, and none of those persons undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were prepared or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. The Company does not intend to publicly update or make any other revision to the Projections. None of Meritor or any of its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to Parent, Merger Sub or any other person regarding Meritor’s ultimate performance compared to the Projections or that the results reflected therein will be achieved. For the reasons described above, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Projections.
Interests of Meritor’s Directors and Executive Officers in the Merger
In considering the recommendation of the Meritor Board to vote in favor of the Merger Proposal, Meritor shareholders should be aware that Meritor’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Meritor shareholders generally. The Meritor Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve and adopt the Merger Agreement and the Transactions, including the Merger, and in recommending to Meritor shareholders that the Merger Agreement be approved. Such interests are described below. The Merger will be a “change in control” for purposes of certain Meritor executive compensation and benefit plans and agreements described below.

Meritor’s executive officers who are named executive officers for purposes of the discussion below are Chris Villavarayan (President and Chief Executive Officer), Carl D. Anderson II (Senior Vice President and Chief Financial Officer), Timothy Bowes (Senior Vice President and President, Electrification, Industrial and North America Aftermarket), and John Nelligan (Senior Vice President and President, Truck, Americas). Jeffrey A. Craig (former Executive Chairman of the Meritor Board) is not included in the discussion below because his employment with Meritor terminated upon his retirement on December 31, 2021 and as such he is not entitled to any of the payments or benefits described below. Likewise, Hannah S. Lim-Johnson (former Senior Vice President, Chief Legal Officer and Corporate Secretary) is not included in the discussion below because her employment with Meritor terminated on October 25, 2021 and as such she is not entitled to any of the payments or benefits described below. Meritor’s executive officer who is not a named executive officers for purposes of the discussion below is Ken Hogan (Senior Vice President and President, Truck, Europe and Asia Pacific).
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•	the relevant price per share of Meritor common stock is $36.50, which is the per share merger consideration;
•	the Effective Time as referenced in this section occurs on April 11, 2022, which is the assumed date of the Effective Time solely for purposes of the disclosure in this section; and
•
the employment of each executive officer of Meritor was terminated by the surviving corporation without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the Merger and on the assumed date of the Effective Time of April 11, 2022.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the Merger.
Treatment of Outstanding Equity Awards
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, outstanding Meritor equity-based awards will be treated as follows, subject to all required withholding taxes:
•
each share of Meritor restricted common stock that is outstanding immediately prior to the Effective Time will be fully vested immediately prior to the Effective Time, with each holder of such shares receiving the same Merger Consideration as all other outstanding shareholders of Meritor common stock at the Effective Time;

•
each Meritor RSU Award will be converted into a Converted RSU Award immediately prior to the Effective Time, subject to the same terms and conditions as applied to the corresponding Meritor RSU Award immediately prior to the Effective Time, including all service-based vesting conditions; provided that any accelerated vesting applicable to such Meritor RSU Award in the event of a “qualifying termination of employment” (as such term is defined in the applicable Meritor long-term incentive plan, and set forth below) occurring after the closing date shall apply for the remaining term of such Converted RSU Award; and

•
each Meritor PSU Award that is outstanding immediately prior to the Effective Time and (i) scheduled to vest on or prior to September 30, 2024 will fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Meritor PSU Award immediately prior to the Effective Time, less any applicable taxes and (ii) scheduled to vest after September 30, 2024 will be converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Meritor PSU Award immediately prior to the Effective Time, subject to the same terms and conditions as applied to the corresponding Meritor PSU Award immediately prior to the Effective Time, including all service-based vesting conditions; provided that any accelerated vesting applicable to such Meritor PSU Award in the event of a qualifying termination of employment occurring after the closing date shall apply for the remaining term of such Converted PSU Award. Notwithstanding the foregoing, the number of shares of Common Stock subject to a Meritor PSU Award with a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the Effective Time will be determined by deeming the performance goals applicable to such Meritor PSU Award to be achieved at the target level of performance.
In the case of any Meritor Equity Award that is subject to Section 409A of the Code, all payments with respect to such Meritor Equity Award shall be made in accordance with and at the earliest time as is consistent with the requirements of Section 409A of the Code, and Meritor Equity Awards may be treated in an alternate method to the extent required by law or agreed by the Parties.
For purposes of the Meritor Equity Awards and the officer employment agreements described below, the term “qualifying termination of employment” means a termination of the employee's employment by Meritor without “cause” (defined as any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Meritor or any affiliate, or the intentional and repeated violation of the written policies or procedures of Meritor), due to the employee's death, retirement or disability, or by the employee for “good reason” (defined as the occurrence of any of the following events without the employee’s written consent: (i) a material diminution in the employee’s base salary; (ii) a relocation of the employee’s principal place of employment by more than 50 miles; (iii) any material breach by Meritor of any material provision of the applicable Meritor long-term incentive plan; or (iv) a material diminution in the employee’s authority, duties or responsibilities).
See the section of this proxy statement entitled “Quantification of Potential Payments and Benefits to Meritor’s Named Executive Officers in Connection with the Transaction” for an estimate of the value of each of Meritor’s named executive officer’s unvested Meritor equity awards. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate amounts that would become payable at the Effective Time to Meritor’s executive officer who is not a named executive officer in respect of his unvested Meritor equity awards granted prior to the date of the Merger Agreement is as follows: unvested Meritor RSU Awards—$1,158,729.00; unvested Meritor PSU Awards scheduled to vest on or prior to September 30, 2024—$592,833.00; and unvested Meritor PSU Awards scheduled to vest after September 30, 2024—$597,651.00 (based on the achievement of target performance). As of the assumed effective date of April 11, 2022, 16,374 Meritor PSU Awards scheduled to vest after September 30, 2024 were held by such executive officers. Shares of Meritor restricted common stock held by Meritor’s non-employee directors vest on the earlier to occur of the third anniversary of their grant date or the date the director resigns or ceases to serve on the board in accordance with the director compensation policy.
Officer Employment Agreements
Each Meritor executive officer has entered into an employment agreement with Meritor that provides that, in the event that the officer’s employment with Meritor is terminated within two years following a change in control of Meritor by Meritor as a result of a qualifying termination of employment (as defined above), then Meritor will be obligated to pay the officer (a) any accrued and unpaid salary and vacation through the executive’s date of separation from service (as such term is defined in the applicable agreement) paid in lump sum within thirty calendar days of said separation or earlier as may be required by law, (b) the officer’s then-current annual base salary, payable ratably in equal semi-monthly installments over a period of 18 months (the “Severance Period”), (c) the full target amount of the officer’s annual bonus under the Meritor annual incentive compensation plan for the year in which the termination occurs, paid out in a lump sum within 30 days after the qualifying termination of employment, (d) continuation of health coverage (other than accidental death and dismemberment and long-term and short-term disability coverage) throughout the Severance Period (or until the executive becomes subsequently employed and covered by the health plan of the new employer), (e) continued life insurance coverage through the end of the Severance Period, and (f) reasonable outplacement services for twelve months, the cost of which may not exceed $10,000. Pursuant to the terms of the merger agreement, prior to the Effective Time, the employment agreements of (i) Meritor’s named executive officers, and (ii) Meritor’s executive officer who is not a named executive officer for purposes of this section, may be extended on the same terms and conditions for an additional one-year period from December 1, 2022 to December 1, 2023, consistent with past practice but in any event before closing.
The executive officer employment agreements provide that, if the compensation and benefits payable to the officer would be subject to an excise tax under Section 4999 of the Code, such amounts will either be paid in full or reduced to the level that would avoid application of the excise tax, whichever would place the executive officer in a better after-tax position.
Pursuant to the terms of each executive officer employment agreement, each executive officer is subject to a noncompetition covenant that applies during employment and for a period of 18 months following termination of employment for any reason, and a nonsolicitation covenant that applies during employment and for a period of 12 months following termination of employment for any reason.
See the section of this proxy statement entitled “Quantification of Potential Payments and Benefits to Meritor’s Named Executive Officers in Connection with the Transaction” for the estimated amounts that each of Meritor’s named executive officers would receive under their employment agreements upon a qualifying termination of employment following a change in control of Meritor. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate amount of the cash severance payments (including a target annual cash incentive award) that Meritor’s executive officer who is not a named executive officer would receive under his employment agreement upon a qualifying termination of employment following a change in control of Meritor is $1,037,484.
Transaction Bonus Awards
In connection with the Merger, Meritor intends to establish a cash transaction bonus program for executive officers not to exceed $13 million in the aggregate, to be allocated by the Compensation Committee of the Board. Bonuses under this program will be paid 50% on the closing date and the remaining 50% will be paid on the first paycheck after the 90th day following the closing date (the “Retention Date”). If the executive officer experiences a qualifying termination of employment after the closing date and before the Retention Date, the remaining 50% of the transaction bonus will be paid to such executive officer. The executive officer forfeits the right to any and all unpaid portions of the transaction bonus if their employment is terminated prior to the closing date. The transaction bonus program is intended to reward certain executives of Meritor for the focus and resources they provided with respect to the Merger, driving operational excellence and results and assist in retaining key employees through the closing of the Merger. Each executive officer is eligible to receive awards under such program, but the recipients of such awards and their respective award amounts, if any, have not yet been determined.
Treatment of Cash Incentive Compensation Plan Awards
Under the terms of the Meritor Incentive Compensation Plan and its sub-plans (the “ICP”) and the Merger Agreement: (a) if the closing occurs before the end of fiscal year 2022, Meritor may provide to each Meritor employee who is eligible to participate in the ICP, including each executive officer, the full incentive amounts payable for fiscal year 2022 with such amounts determined based on the greater of actual or target performance; (b) if the closing occurs after the end of fiscal year 2022 but before the date incentive amounts would otherwise be paid under the ICP in the ordinary course, Meritor may provide to each Meritor employee who is eligible to participate in the ICP, including each executive officer, accelerated payment of such bonus amounts based on actual performance; and (c) if the closing occurs during fiscal year 2023, Meritor may provide to each Meritor employee who is eligible to participate in the ICP, including each executive officer, a prorated portion of the annual incentive under the ICP with respect to the portion of the year of the closing that occurs prior to the closing, which bonus will be determined based on target performance (provided that any executive officer who is entitled to a full target bonus upon a qualifying termination pursuant to an employment agreement will not receive a duplicate payment under the ICP).
See the section of this proxy statement entitled “Quantification of Potential Payments and Benefits to Meritor’s Named Executive Officers in Connection with the Transaction” for the estimated amount of the ICP payment that each of Meritor’s named executive officers would receive under the terms of the merger agreement.
Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate “single trigger” amount of the ICP payments (for purposes of this quantification assuming target performance and that the closing occurs on or prior to the last day of fiscal year 2022) that Meritor’s executive officer who is not a named executive officer would receive under the ICP is $301,275.
2023 Annual Equity Award Grants
Meritor and Parent have agreed that, if the closing occurs after November 15, 2022, Meritor may grant 2023 annual equity awards to Meritor’s executive officers under the 2020 Long-Term Incentive Plan in the ordinary course of business with the grant date fair value of such awards not to exceed $16 million, provided that such awards cannot provide for vesting at closing and will be converted into restricted cash awards at closing (with PSUs converting into time-vesting awards based on target performance), but can provide for accelerated vesting on a qualifying termination of employment any time after the closing.
Indemnification; Directors’ and Officers’ Insurance
Pursuant to the terms of the Merger Agreement, Meritor’s non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section of this proxy statement entitled “The Merger Agreement—Indemnification and Insurance.”
Quantification Of Potential Payments And Benefits To Meritor’s Named Executive Officers In Connection With The Transaction
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Meritor that is based on, or otherwise relates to, the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Meritor’s Directors and Executive Officers in the Merger” above.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the Merger. The ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below. For purposes of calculating such amounts, the following assumptions were used:
•	The relevant price per share of Meritor common stock is $36.50, which is the per share merger consideration;
•	The effective time as referenced in this section occurs on April 11, 2022, which is the assumed date of the effective time solely for purposes of the disclosure in this section; and
•
The employment of each named executive officer of Meritor was terminated by the surviving corporation without “cause” or due to the officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the effective time and on the assumed date of the effective time of April 11, 2022.

Named Executive Officer(1)	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Tax Reimbursement ($)	Total ($)
Chris Villavarayan	2,503,930	15,766,649	16,194	—	18,286,774
Carl D. Anderson II	1,460,025	5,935,667	28,163	—	7,423,855
Timothy Bowes	1,096,177	2,145,032	28,163	—	3,269,372
John Nelligan	1,096,177	2,210,805	28,163	—	3,335,145
(1)
Cash. Consists of a cash severance equal to (i) the executive officer’s annual base salary in effect immediately before the date of termination payable ratably in equal semi-monthly installments over a period of 18 months, and (ii) full target amount of the annual bonus under the Meritor annual incentive compensation plan, paid out in a lump sum within 30 days after a qualifying termination of employment. The cash severance described in clause (i) and bonus payment described in clause (ii) are “double trigger” and become payable only upon a qualifying termination of employment within two years following a change in control of Meritor under the terms of the applicable employment agreement. The annual bonus payment described in clause (ii) and shown in the Annual Bonus column below is also the “single trigger” amount that would be paid under the ICP as described above at the closing (for purposes of this quantification assuming target performance and that the closing occurs on or prior to the last day of fiscal year 2022). The amounts shown in this column are based on compensation and target annual bonus levels assumed to be in effect on April 11, 2022, which are the same as those in effect on the date of this proxy statement; therefore, if compensation and benefit levels are changed after the date of this proxy statement, actual payments to a named executive officer may be different than those provided for above. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Severance ($)	Annual Bonus ($)	Total ($)
Chris Villavarayan	1,444,575	1,059,355	2,503,930
Carl D. Anderson II	973,350	486,675	1,460,025
Timothy Bowes	764,775	331,403	1,096,177
John Nelligan	764,775	331,403	1,096,177

(2)
Equity. Reflects the accelerated vesting at the Effective Time of certain Meritor PSU Awards, which is a “single trigger” benefit provided to all holders of outstanding Company PSU awards pursuant to the Merger Agreement, and assumed vesting of Meritor RSU Awards and remaining Meritor PSU awards, which is a “double trigger” benefit provided that becomes vested and payable upon a qualifying termination of employment following a change in control of Meritor. The value of Meritor PSU Awards is estimated by deeming the applicable performance goals achieved at the target level of performance. For further details regarding the treatment of Meritor equity awards in connection with the Merger, see “Interests of Meritor’s Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards.” The estimated value of such awards are shown in the following table:

Named Executive Officer	Meritor RSU Awards ($)	Meritor PSU Awards ($)	Total ($)
Chris Villavarayan	6,306,725	9,459,924	15,766,649
Carl D. Anderson II	2,859,629	3,076,038	5,935,667
Timothy Bowes	858,042	1,286,990	2,145,032
John Nelligan	884,359	1,326,447	2,210,805
(3)
Perquisites/Benefits. Consists of the estimated value of continuation of health and medical insurance coverage and group term life insurance program for 18 months for each named executive officer and reasonable outplacement services with a value of up to $10,000. Such benefits are “double trigger” and are provided only upon a qualifying termination of employment within two years following a change in control of Meritor (see “Interests of Meritor’s Directors and Executive Officers in the Merger—Officer Change in Control Agreements”). The estimated value of such benefits is shown in the following table:

Named Executive Officer	Welfare Benefits ($)
Chris Villavarayan	16,194
Carl D. Anderson II	28,162
Timothy Bowes	28,162
John Nelligan	28,162
Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Common Stock whose shares are exchanged for cash pursuant to the Merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (referred to as the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (referred to as the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), nor does it address any considerations under state, local or foreign tax laws or U.S. federal tax laws other than those pertaining to U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, the conclusions set forth in this discussion could be subject to challenge, which challenge could be sustained.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is for U.S. federal income tax purposes:
•	a citizen or resident individual of the United States;
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a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
This discussion applies only to U.S. holders of shares of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect to apply the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain former citizens or former long-term residents of the United States, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations or other pass-through entities or investors in such partnerships, S corporations or other pass-through entities, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, a holder required to accelerate the recognition of any item of gross income with respect to shares of Common Stock as a result of such income being recognized on an applicable financial statement, and U.S. holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements).
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of Common Stock, you should consult your tax advisor.
This discussion of material U.S. federal tax consequences is for general information purposes only and is not tax advice. Holders of Common Stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, state, local, foreign income or other tax laws.
The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Common Stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. holder’s adjusted tax basis in its shares of Common Stock.
Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of Common Stock surrendered in the Merger is greater than one year as of the date of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.
Information Reporting and Backup Withholding
Payments made in exchange for shares of Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded by the IRS or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.
Regulatory Approvals
Antitrust Clearance. Under the HSR Act and related rules and regulations, certain transactions, including the Merger, may not be completed until certain waiting period requirements have expired or been terminated. The HSR Act requires that each party must file a pre-merger notification with the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the United States Federal Trade Commission (the

“FTC”). A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. In certain circumstances the review period may be extended by either the parties or the Antitrust Division or FTC. Completion of the Merger is conditioned on the expiration or early termination of the applicable waiting period under the HSR Act, and the receipt of certain approvals under the competition laws of certain specified jurisdictions and the investment laws of certain specified jurisdictions. The Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC on March 7, 2022. The applicable waiting period under the HSR Act expired on April 6, 2022.
At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Merger, to rescind the Merger or to conditionally permit completion of the Merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
Commitments to Obtain Antitrust Approval. The Company, Parent, and Merger Sub are each required to, and to cause their respective affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Transactions, subject to certain limitations, and to cause the conditions to the transactions to be satisfied as promptly as practicable. See the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters.”
Filing Fees. Parent has agreed to bear the cost of all filing fees payable to any governmental authority in connection with any filings made to obtain regulatory approval.
Delisting and Deregistration of the Common Stock
If the Merger is completed, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act.
Litigation Relating to the Merger
As of April 18, 2022, three lawsuits have been filed by purported Meritor shareholders in connection with the Merger and one demand letter has been sent. On March 22, 2022, a purported Meritor shareholder filed a lawsuit against Meritor and the current members of the Meritor Board alleging that the preliminary proxy statement filed by Meritor in connection with the Merger contained alleged material misstatements and/or omissions in violation of federal law. The lawsuit is captioned O’Dell v. Meritor, Inc., et al., No. 1:22-cv-02322, and is pending in the U.S. District Court for the Southern District of New York. On March 24, 2022, another lawsuit was filed against the same defendants asserting similar claims. The lawsuit is captioned Whitfield v. Meritor, Inc., et al., No. 1:22-cv-01636, and is pending in the U.S. District Court for the Eastern District of New York. In addition, on March 31, 2022, another lawsuit was filed against the same defendants, also asserting similar claims. The lawsuit is captioned Fitzurka v. Meritor, Inc., et al., No. 1:22-cv-011793, and is pending in the U.S. District Court for the Eastern District of New York. Also on March 31, 2022, counsel for Shiva Stein, a purported Meritor shareholder, sent a demand letter including similar allegations against Meritor and the current members of the Meritor Board.
The complaints and demand letter generally allege that the preliminary proxy statement filed by Meritor in connection with the Merger fails to disclose allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The alleged omissions relate to (i) certain financial projections of Meritor, (ii) certain financial analyses of Meritor’s financial advisor, (iii) the financial benefits to Meritor executives and members of the Meritor Board from the Merger, and (iv) certain statements concerning the sale process. Plaintiffs generally seek, among other things, to enjoin Meritor from consummating the Merger, or in the alternative, rescission of the Merger and/or compensatory damages, as well as attorney’s fees.
Meritor believes that the allegations in the complaints and demand letter are without merit. Additional lawsuits and demand letters arising out of the Merger may also be filed or sent in the future.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to provide any factual information about Meritor or modify or supplement any factual disclosures about Meritor in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding the actual state of any facts and circumstances relating to Meritor. The Merger Agreement contains representations and warranties by, and covenants of, Meritor, Parent and Merger Sub, and they were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Meritor’s public disclosures. The representations, warranties and covenants in the Merger Agreement and any descriptions thereof should be read in conjunction with the disclosures in Meritor’s periodic and current reports, proxy statements and other documents filed with the SEC. See the section of this proxy statement entitled “Where You Can Find Additional Information.” Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein in its entirety.
Additional information about Meritor may be found elsewhere in this proxy statement and Meritor’s other public filings. See the section of this proxy statement entitled “Where You Can Find Additional Information.”
Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
At the Effective Time, Merger Sub will merge with and into Meritor, and the separate corporate existence of Merger Sub will cease. Meritor will be the surviving corporation in the Merger and will continue its corporate existence as an Indiana corporation and a wholly owned subsidiary of Parent. At the Effective Time, the articles of incorporation and bylaws of Merger Sub, each in effect immediately prior to the Effective Time, will be the articles of incorporation and bylaws, respectively, of the surviving corporation in the Merger, in each case until amended in accordance with applicable law, except that (i) the name of the surviving corporation in the articles of incorporation shall be “Meritor, Inc.”, (ii) the provisions in Merger Sub’s articles of incorporation naming an incorporator will be omitted and (iii) references to Merger Sub’s name in the bylaws will be replaced by references to “Meritor, Inc.”
The directors and officers of Merger Sub immediately prior to the Effective Time will become the initial directors and officers of the surviving corporation.
When the Merger Becomes Effective
The closing of the Merger will take place via the exchange of electronic documents and executed signature pages and the electronic transfer of funds on the third business day following the satisfaction or waiver of all of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions at such time), unless another date is agreed to in writing by the parties. For purposes of the Merger Agreement, “business day” refers to any day except a Saturday, a Sunday or any other day on which banking institutions are required or authorized to close in the State of Indiana or New York.
On the closing date, Meritor and Parent will file articles of merger with the Secretary of State of the State of Indiana. The Merger will become effective at the time when the articles of merger have been duly filed with the Secretary of State of the State of Indiana, or at such later time as may be agreed by the parties in writing and specified in the articles of merger.
Effect of the Merger on the Common Stock
At the Effective Time, each share of Common Stock (excluding Canceled Shares and Converted Shares) will cease to be outstanding and automatically be canceled and retired and cease to exist, and converted into the right to receive the Merger Consideration, upon surrender of certificates or book-entry shares. The Merger Consideration will be paid without interest and is subject to any required tax withholdings.
At the Effective Time, each of the Canceled Shares will automatically be canceled and retired without payment of any consideration and will cease to exist. In addition, at the Effective Time, each of the Converted Shares will automatically be converted into shares of Common Stock, par value $1.00 per share, of the surviving corporation, such that each such subsidiary’s ownership percentage of the surviving corporation immediately after the Effective Time will equal its ownership percentage in Meritor immediately prior to the Effective Time.
Treatment of Outstanding Equity Awards
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, outstanding Meritor equity-based awards will be treated as follows, subject to all required withholding taxes:
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each share of Meritor restricted common stock that is outstanding immediately prior to the Effective Time will be fully vested immediately prior to the Effective Time, with each holder of such shares receiving the same Merger Consideration as all other outstanding shareholders of Common Stock at the Effective Time;

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each Meritor RSU Award will be converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Meritor RSU Award immediately prior to the Effective Time, subject to the same terms and conditions as applied to the corresponding Meritor RSU Award immediately prior to the Effective Time, including all service-based vesting conditions; provided that any accelerated vesting applicable to such Meritor RSU Award in the event of a qualifying termination of employment occurring after the closing date shall apply for the remaining term of such Converted RSU Award; and

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each Meritor PSU Award that is outstanding immediately prior to the Effective Time and (A) scheduled to vest on or prior to September 30, 2024 will fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Meritor PSU Award immediately prior to the Effective Time, less any applicable taxes and (B) scheduled to vest after September 30, 2024 will be converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Meritor PSU Award immediately prior to the Effective Time (a “Converted PSU Award”), subject to the same terms and conditions as applied to the corresponding Meritor PSU Award immediately prior to the Effective Time, including all service-based vesting conditions; provided that any accelerated vesting applicable to such Meritor PSU Award in the event of a qualifying termination of employment occurring after the closing date shall apply for the remaining term of such Converted PSU Award. Notwithstanding the foregoing, the number of shares of Common Stock subject to a Meritor PSU Award with a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the Effective Time will be determined by deeming the performance goals applicable to such Meritor PSU Award to be achieved at the target level of performance.

In the case of any Meritor Equity Award that is subject to Section 409A of the Code, all payments with respect to such Meritor Equity Award shall be made in accordance with and at the earliest time as is consistent with the requirements of Section 409A of the Code, and may otherwise be treated in an alternate method to the extent required by law or agreed by the parties.

Payment for Common Stock in the Merger
At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with a paying agent in trust for the benefit of holders of shares of Common Stock, cash sufficient to pay the aggregate Merger Consideration.
Certificates. As soon as reasonably practicable (and no later than three business days) after the Effective Time, the surviving corporation shall cause the paying agent to mail to each holder of record of a certificate that immediately prior to the Effective Time represented shares of Common Stock (other than Canceled Shares and Converted Shares) (i) a letter of transmittal and (ii) instructions for effecting the surrender of such certificates to the paying agent in exchange for payment of the Merger Consideration. Upon surrender to the paying agent of certificates, together with the letter of transmittal, duly completed and validly executed, and such other customary documents as may be reasonably required, the holder of such certificates will be entitled to receive in exchange therefor the amount of Merger Consideration to which the holder is entitled to pursuant to the Merger Agreement (without interest and after giving effect to any required tax withholding).
Book-Entry. As soon as reasonably practicable (and no later than three business days) after the Effective Time, the surviving corporation shall cause the paying agent to mail to each holder of record of book-entry shares whose shares of Common Stock were converted into the right to receive the Merger Consideration instructions for effecting the surrender of such book-entry shares to the paying agent in exchange for payment of the Merger Consideration. Upon surrender to the paying agent of such book-entry shares, the holder of such book-entry shares will be entitled to receive in exchange therefor the amount of Merger Consideration to which the holder is entitled to pursuant to the Merger Agreement (without interest and after giving effect to any required tax withholding).
Representations and Warranties
The Merger Agreement contains representations and warranties of Meritor, subject to certain exceptions in the Merger Agreement, in the Company’s confidential disclosure letter delivered in connection with the Merger Agreement and in Meritor’s public filings, as to, among other things:
•	due incorporation, capitalization and indebtedness;
•	corporate power and authority relating to the execution, delivery and performance of the Merger Agreement and the Transactions;
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consents and approvals relating to the execution, delivery and performance of the Merger Agreement and consummation of the Merger and the Transactions, and the absence of certain violations related thereto;

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the forms, documents and reports required to be filed or furnished with the SEC, accuracy of the consolidated financial statements of the Company included in such documents, the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting, the absence of material unresolved complaints, allegations, assertions or claims regarding the Company’s accounting or auditing practices, compliance in all material respects with applicable listing and corporate governance rules and regulations of the NYSE and absence of certain off-balance sheet arrangements;

•	compliance in all material respects with the Exchange Act requirements applicable to the documents filed by Meritor with the SEC in connection with the Merger;
•	the absence of undisclosed liabilities;
•	intellectual property and information technology;
•	privacy and security;
•	material contracts;
•	insurance policies;
•	employee benefit plans and other agreements, plans and policies with or concerning employees;
•	tax returns and other tax matters;
•	the absence of certain actions, proceedings or orders;

•	compliance with applicable laws and the Company’s permits;
•	the absence of certain liabilities relating to, and violations of, environmental laws;
•	the absence of certain changes or events;
•	real property matters;
•	broker’s fees;
•	the opinion of the Company’s financial advisor; and
•	related-party transactions.
The Merger Agreement also contains representations and warranties of Parent and Merger Sub, subject to certain exceptions in the Merger Agreement and Parent’s confidential disclosure letter delivered in connection with the Merger Agreement and in Parent’s public filings, as to, among other things:
•	due incorporation and capitalization;
•	corporate power and authority relating to the execution, delivery and performance of the Merger Agreement and the Transactions;
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consents and approvals relating to the execution, delivery and performance of the Merger Agreement and consummation of the Merger and the Transactions, and the absence of certain violations with respect thereto;

•	the operations of Merger Sub;
•	the absence of certain actions, proceedings or orders;
•	compliance with applicable laws;
•	the accuracy of the information supplied for the purposes of this proxy statement;
•	access to funds to consummate the Transactions and make required payments, including payment of the Merger Consideration;
•	the absence of beneficial ownership of shares of Common Stock by Parent and its subsidiaries; and
•	broker’s fees.
Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company Material Adverse Effect” or “Parent Material Adverse Effect” qualification, as discussed below.
For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, condition, effect, development, circumstance, state of facts, event or occurrence (each, an “Effect”) that, individually or in the aggregate, is materially adverse to the business, financial condition, operations or results of operations of the Company and its subsidiaries taken as a whole. However, none of the following will constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:
•	changes or developments in or affecting domestic, foreign or global markets or domestic, foreign or global economic conditions generally;
•	changes, proposed changes, pending changes or changes in the interpretation of GAAP or any law;
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any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, vaccination, sequester or any other applicable law, order or guideline or recommendation of a governmental authority, in each case in connection with or in response to COVID-19 or any other global or regional health event, including the CARES Act quarantine (“COVID-19 Measures”);

•	changes in domestic, foreign or global political conditions, including any material worsening of such conditions threatened or existing on the date of the Merger Agreement;
•	changes or developments in the industries in which the Company or its subsidiaries operate;

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the announcement or the execution and delivery of the Merger Agreement or the pendency or consummation of the Transactions (except with respect to Meritor’s representations and warranties concerning the execution and delivery of the Merger Agreement, or the pendency or consummation of the Transactions);

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any weather event, flood, hurricane, tornado, volcanic eruption, earthquake, nuclear incident, epidemic, pandemic, outbreak of illness or other public health event (including COVID-19), quarantine restriction or other natural or man-made disaster or act of God or the escalation or worsening of any of the foregoing;

•	any matter set forth in the Company’s confidential disclosure letter or the Company’s public filings available at least two business days prior to the date of the Merger Agreement;
•	any change in the trading price or trading volume of the shares of Common Stock or any change in the credit rating or ratings outlook for the Company and its subsidiaries;
•	the failure to meet any internal, published, analyst or other third party’s projections, guidance, budgets, milestones, expectations, forecasts or estimates;
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actions required to be taken or omitted by the Company and its subsidiaries at the written request of Parent or actions taken by the Company and its subsidiaries pursuant to the requirements of the Merger Agreement, including any action consented to in writing by Parent;

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actions or claims made or brought by any of the current of former shareholders of Meritor (on their behalf or on behalf of the Meritor) against Meritor or any of its directors, officers or employees arising out of the Merger Agreement or the Merger;

•	the identity of, or facts specific to, Parent or any of its affiliates as the acquiror of Meritor; and
•	any breach by Parent or any of its affiliates of the Merger Agreement.
However, with respect to the matters described in the first, second, fourth, fifth, and seventh (other than COVID-19) bullets above, such effects may be taken into account to the extent that they have a disproportionately adverse impact on Meritor and its subsidiaries, taken as a whole, relative to other companies operating in the industries and in the geographic markets in which Meritor and its subsidiaries operate, in which case only the incremental disproportionate adverse impact on Meritor and its subsidiaries may be taken into account.
For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any effect that has a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the Transactions, including the payment of the Merger Consideration.
Conduct of Business Pending the Merger
The Merger Agreement provides that, from and after the date of the Merger Agreement and prior to the earlier of the Effective Time or termination of the Merger Agreement, except (i) with Parent’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned), (ii) as required, contemplated or permitted by the Merger Agreement, (iii) as required by a governmental authority of competent jurisdiction or by applicable law, (iv) actions taken reasonably and in good faith in response to or as a result of COVID-19 or in response to or to comply with COVID-19 Measures or (v) as set forth in the Company’s confidential disclosure letter, Meritor will, and will cause its subsidiaries to, use commercially reasonable efforts to (x) conduct its business in all material respects in the ordinary course of business consistent with past practice and (y) maintain and preserve intact, in all material respects, its business organization, goodwill and ongoing business.
In addition, the Company will not, and will cause its subsidiaries not to, other than pursuant to the exceptions above (other than clause (iv) above), take any of the following actions:
•	amend, modify, waive, rescind, change or otherwise restate their respective organizational documents (other than immaterial or ministerial amendments);

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split, combine, subdivide, reduce or reclassify any capital stock, voting securities or other equity interests of the Company or any of its subsidiaries (other than (i) to satisfy applicable tax withholding and/or exercise prices upon vesting, settlement or exercise of any Company equity award outstanding as of the date of the Merger Agreement or granted in accordance with the Merger Agreement or (ii) in connection with intercompany transactions);

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authorize, declare, set aside, make or pay any dividend or distribution, or redeem, purchase or otherwise acquire any of its capital stock, voting securities or other equity interests or interest convertible into its capital stock other than: (i) in connection with intercompany transactions with its subsidiaries, (ii) the acceptance of Common Stock, or withholding of Common Stock otherwise deliverable, to satisfy withholding taxes incurred in connection with the vesting and/or settlement of Company equity awards, and (iii) any settlements in cash (in whole or in part) or conversion of any of the convertible senior notes in accordance with and pursuant to the terms of the convertible notes indenture;

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grant any Company equity awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of capital stock, voting securities or other equity interests, except for (i) Company equity awards to new hires and promoted employees in the ordinary course with total target grant date fair value not to exceed $1.5 million and (ii) if the closing occurs after November 15, 2022, annual Company equity awards in the form of time-vesting restricted stock units and performance stock units, with the total target grant date fair value not to exceed $16 million;

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issue, purchase, sell or otherwise permit to become outstanding, deliver, grant, pledge, dispose of or encumber any additional shares of capital stock, voting securities or other equity interest in the Company or any of its subsidiaries, or any securities convertible, exchangeable into or exercisable for any shares of capital stock, voting securities or any other equity interests of the Company of any of its subsidiaries, or any Company options, warrants or other rights to acquire shares of capital stock, voting securities or other equity interests in the Company or any of its subsidiaries, other than: (i) due to the vesting and/or settlement of Company equity awards granted prior to the entry into the Merger Agreement and in accordance with their terms, (ii) in connection with intercompany transactions or (iii) upon conversation of the convertible senior notes;

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adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization other than such plans in connection with intercompany transactions or involving less than $5 million individually or $15 million in the aggregate;

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incur, assume, endorse, guarantee or otherwise become liable for certain indebtedness or issue or sell any debt securities or any rights to acquire any debt securities other than: (i) intercompany indebtedness, (ii) guarantees of intercompany indebtedness obtained in accordance with the Merger Agreement, (iii) indebtedness incurred in the ordinary course of business consistent with past practice pursuant to the Company’s existing credit facilities or existing securitization facility, (iv) indebtedness incurred in the ordinary course of business consistent with past practice pursuant to certain existing factoring facilities of the Company and its subsidiaries, (v) swaps, options, derivatives and other hedging agreements or arrangements incurred in the ordinary course of business consistent with past practice, (vi) one or more cross currency swaps incurred to replace certain existing cross currency swaps, (vii) indebtedness not to exceed $25 million in aggregate principal amount other than pursuant to the foregoing clauses (i) through (vi) and in and for use in China and (viii) indebtedness incurred to replace, renew, extend or refinance such indebtedness (if any such replacement, renewal, extension or refinancing does not trigger payment of a premium or a prepayment penalty) up to an amount equal to the indebtedness being replaced, renewed, extended or refinanced (plus any related fees, expenses and accrued interest) and only if such indebtedness is repayable in full at any time without payment of penalty or premium;

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sell, transfer, exchange, swap, mortgage, lease, grant, license, assign, abandon, permit to lapse, subject to a lien (subject to certain exceptions) or otherwise dispose of any assets (including material intellectual property and shares of capital stock, voting securities or other equity interests of the Company or its subsidiaries) having a value in excess of $10 million individually or $20 million in the aggregate, except in connection with: (i) intercompany transactions, (ii) sales of inventory in the ordinary course of business consistent with past practice, (iii) sales of rental equipment in the ordinary course of business consistent with past practice, or obsolete or worthless equipment, (iv) the sale, lease or licensing of material embodying the Company’s intellectual property in the ordinary course of business consistent with past practice, (v) the non-exclusive licensing of the Company’s intellectual property in the ordinary course of business consistent with past practice, (vi) the transfer or abandonment of immaterial intellectual property in the ordinary course of business consistent with past practice, or (vii) the expiration or abandonment of the Company’s intellectual property at the end of its statutory term and not eligible for renewal;
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(i) acquire any assets (including material intellectual property) or any other person or entity, or the business of any other person or entity (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or (ii) make investments in any person or entity, in each case other than (w) transactions involving a purchase price less than $10 million individually or $20 million in the aggregate, (x) in connection with intercompany transactions, (y) acquisitions of inventory or other goods in the ordinary course of business or (z) the acquisition of immaterial intellectual property in the ordinary course of business;

•
except as required by applicable law, any collective bargaining agreement or Company Benefit Plan (as defined in the Merger Agreement) in effect as of the date of the Merger Agreement: (i) establish, adopt, amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of the Merger Agreement, and other than immaterial amendments to any Company Benefit Plan that do not materially increase benefits, do not materially increase the annual cost to the Company of maintaining, and do not materially extend the Company’s commitment with respect to such Company Benefit Plan, (ii) increase compensation, including paying or committing to pay a bonus or incentive compensation (whether cash, equity or equity-based) or benefits of, or grant or pay any increase in severance, retention or termination pay to, any current or former director, officer or employee (except that the Company may establish a cash-based retention and transaction bonus pool in the aggregate amount of $35 million (with no more than $13 million permitted to be granted to members of the Company’s executive committee)), (iii) enter into any new, or modify any existing, employment or consulting agreement with any current or former director or officer (except that the Company may extend the term of the employment agreements currently in effect with each of the executive officers referenced in this proxy statement, from December 1, 2022 to December 1, 2023), (iv) accelerate the time of vesting or payment of any benefit or award under any Company Benefit Plan or otherwise, (v) hire or promote any employee at or above Grade 19 (other than filling two open positions), or (vi) terminate other than for cause any executive officer;

•	implement, adopt or materially change any of its financial accounting policies, practices, principles or methods, except as required by changes to GAAP or other applicable law;
•	fail to use commercially reasonable efforts to maintain in effect any of its material existing insurance policies or comparable replacement policies;
•
make any capital expenditure or expenditures other than (i) in accordance with its capital budget for fiscal year 2022, (ii) to the extent reasonably necessary to protect human health and safety or (iii) for any unbudgeted capital expenditures not to exceed $5 million individually or $10 million in the aggregate per annum;

•
(i) terminate or amend in a material manner any lease or material contract, or waive, release or assign any material rights or claims thereunder, (ii) enter into any lease or contract that would have been a material contract or lease had it been entered into prior to the Merger Agreement or (iii) waive any material right under or release, sell or compromise any material claim under such lease or material contract;

•
(i) make any loan, advance or capital contributions to, or investments in, any person (other than the Company or its wholly owned subsidiaries) in excess of $10 million individually or $20 million in the aggregate, other than expense advancements in the ordinary course of business consistent with past practice to Meritor directors, officers and employees or (ii) forgive, cancel or compromise any debts or claims, or waive, release or assign any rights or claim against any Meritor director, officer or employee;
•
commence (other than a collection action in the ordinary course of business), waive, release, assign, compromise, pay, discharge, settle or satisfy any pending or threatened litigation, other than settlements with respect to any litigation that (i) are solely for monetary damages of less than $10 million individually and $20 million in the aggregate, (ii) do not impose any injunctive relief on the Company and its subsidiaries and do not involve the admission of wrongdoing by the Company, any of its subsidiaries or any of their respective officers or directors and (iii) do not provide for the license of any intellectual property or the termination, modification or amendment of any license of the Company’s intellectual property;

•
other than in the ordinary course of business (i) change or revoke any material tax election, (ii) adopt or change any annual accounting period for tax purposes, (iii) change any material method of accounting for tax purposes, (iv) amend any material tax returns, (v) surrender any right to claim a material refund of taxes, (vi) settle or compromise any tax proceeding for an amount materially in excess of the amount reserved for taxes on the financial statements of the Company or (vii) agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes (except for automatic or automatically granted extensions or waivers), in each case, if such action would result in a material increase in the tax liability of the Company and its subsidiaries;

•	enter into any transactions or contracts with any affiliate or other person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC; or
•	authorize any of, or agree or commit to do any of, the foregoing actions.
Access
Subject to certain exceptions and limitations, from the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement, upon reasonable notice (i) Meritor shall, and shall cause its subsidiaries to, give to Parent and its representatives reasonable access, during normal business hours, to Meritor’s and its subsidiaries’ books and records, real property, offices and facilities and (ii) Meritor shall make available, and shall cause its subsidiaries to make available, during normal business hours, the officers and employees of the Company and its subsidiaries to reasonably promptly furnish Parent and its representatives with all financial, operating and other data and information request, in each case (x) as Parent reasonably requests from time to time solely for the purpose of furthering the Transactions and for integration planning purposes and (y) to the extent that such access and disclosure do not obligate the Company and its subsidiaries to take actions that would unreasonably interfere with the normal course of their businesses. The foregoing does not authorize (i) any environmental testing or sampling of any real property or (ii) Parent to negotiate with the Company’s employees without the Company’s prior written consent and subject to the Company being provided an opportunity to review any such proposed arrangements.
The foregoing will not require Meritor or its subsidiaries to permit access or disclose any information if such access or disclosure (i) in light of COVID-19 or COVID-19 Measures, jeopardizes the health and safety of any officer or employee of the Company or any of its subsidiaries (provided that, at Parent’s written request, the Company will use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure in a manner that does not jeopardize the health and safety of any such officer or employee), (ii) constitutes a violation of applicable laws (including COVID-19 Measures) (provided that, at Parent’s written request, the Company will use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such laws), (iii) causes a breach of, or material default pursuant to, any binding agreement entered into by the Company or its subsidiaries prior to the date of the Merger Agreement (provided that, at Parent’s written request, the Company will use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such agreement), (iv) would reasonably be expected to result in a loss or impairment of attorney-client or work product privilege (provided that the Company must allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize any such attorney-client or work product privilege), (v) would result in the disclosure of trade secrets of any third parties (provided that, at Parent’s written request, the Company must use commercially reasonable efforts to make alternative arrangements that would allow Parent access to such information in a manner that does not disclose such trade secrets) or (vi) would result in the disclosure of information or access that is reasonably pertinent or likely to be reasonably pertinent to a litigation where the Company or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties.
All information provided by the Company must be held in confidence in accordance with the confidentiality agreement between Parent and the Company, which will remain in full force and effect until the closing (and terminate upon closing).
Company Takeover Proposal; Non-Solicitation
From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, the Company shall not, and shall cause each of its subsidiaries and their respective officers and directors and shall instruct and use its reasonable best efforts to cause its and its subsidiaries’ respective representatives not to, directly or indirectly:
•
solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer or the making, submission or announcement of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Company Takeover Proposal; or

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (other than in response to an unsolicited bona fide inquiry that did not arise from a material breach of the Company’s non-solicitation or negotiation obligations, solely for the purpose of obtaining clarification from the person making such Company Takeover Proposal of the terms of such Company Takeover Proposal and facts about the person that made it and only if failing to do so would be inconsistent with the Meritor Board’s fiduciary duties, and to refer the inquiring person to the non-solicitation or negotiation provisions of the Merger Agreement).

Within three business days following the date of the Merger Agreement, the Company shall request in writing that each person that has executed a confidentiality agreement in connection with its consideration of a Company Takeover Proposal or potential Company Takeover Proposal promptly destroy or return any of the Company’s non-public information and terminate access to any physical or electronic data rooms.
The Company must enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement (if any) to which the Company is a party, in each case, that prohibits or purports to prohibit a proposal being made to the Meritor Board.
However, at any time prior to the time the Company Shareholder Approval is obtained, if the Company receives an unsolicited Company Takeover Proposal that is not withdrawn and did not result from a breach of the Company’s non-solicitation obligations and that the Meritor Board determines in good faith, after consultation with its outside legal counsel and financial advisor, (i) constitutes or would reasonably be expected to lead to a Company Superior Proposal and (ii) that failure to take action under clauses (x) and (y) below would be inconsistent with its fiduciary duties under applicable law, then the Company and its representatives may, in response to such Company Takeover Proposal (x) furnish information to such persons and their representatives pursuant to an acceptable confidentiality agreement and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries to such person and its representatives, prospective debt and equity financing sources and/or their respective representatives and (y) engage in or otherwise participate in discussions or negotiations with such person and its representatives, prospective debt and equity financing sources and/or their respective representatives (provided that the Company and its representatives may contact any person in writing with respect to a Company Takeover

Proposal solely to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Company Takeover Proposal constitutes a Company Superior Proposal, without the Meritor Board being required to make the determination in clauses (i) and (ii) above), in each case, subject to the requirement that the Company must:
•	give Parent written notice of such determination promptly (and in any event within 36 hours) after the Meritor Board makes such determination; and
•
make available to Parent and Merger Sub any information or data concerning the Company or its subsidiaries that is provided to any such person, or its representatives, prospective debt and equity financing sources and/or their respective representatives, prior to or substantially concurrently with such deliveries, which was not previously made available to Parent or Merger Sub.

A “Company Takeover Proposal” means any bona fide written offer, proposal or indication of interest that is not withdrawn from a person or group of persons (other than Parent or its subsidiaries), made after the date of the Merger Agreement relating to, in a single transaction or series of related transactions:
•	any acquisition or purchase, directly or indirectly, of more than 15% of any class of outstanding voting or equity securities of Meritor;
•
any tender or exchange offer that, if consummated, would result in any person or group of persons beneficially owning more than 15% (on a non-diluted basis) of any class of outstanding voting or equity securities of Meritor;

•
any merger, consolidation, share exchange, business combination, recapitalization, reorganization or other similar transaction involving Meritor pursuant to which the shareholders of Meritor immediately prior to such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; or

•
any sale, lease exchange, transfer, license or other disposition to a person or group of persons of (i) any business constituting more than 15% of the net revenues or net income of the Company and its subsidiaries, taken as a whole or (ii) more than 15% of the consolidated assets of the Company and its subsidiaries, taken as a whole (measured by the fair market value).

A “Company Superior Proposal” means a bona fide, written Company Takeover Proposal which the Meritor Board determines in good faith, after consultation with its outside legal counsel and financial advisor, after taking into account (i) the timing and likelihood that such Company Takeover Proposal will be consummated (including whether such Company Takeover Proposal is contingent on receipt of third party financing), (ii) all legal, financial, regulatory and other aspects of such Company Takeover Proposal and (iii) the persons making such Company Takeover Proposal, to be more favorable, from a financial point of view, to the Company’s shareholders than the Transactions; provided that, for the purposes of the definition of “Company Superior Proposal,” the references to “15%” and “85%” in the definition of Company Takeover Proposal will be replaced with references to “50%” respectively.
Change in the Meritor Board Recommendation
The Meritor Board has unanimously recommended that Meritor shareholders vote “FOR” the Merger Proposal. Generally, the Meritor Board may not:
•
change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent in any respect, the recommendation of the Meritor Board that the Company’s shareholders adopt the Merger Proposal, or resolve, publicly propose or agree to take any such action;

•
adopt, approve, endorse or recommend to Meritor shareholders, or resolve to or publicly propose or announce its intention to or agree to adopt, approve, endorse or recommend to Meritor shareholders, a Company Takeover Proposal;

•	fail to make or reaffirm the Meritor Board’s recommendation following the date on which any Company Takeover Proposal or any material modification thereto is first published or sent or given to

Meritor shareholders within 10 business days of Parent’s written request (or, if earlier, by the second business day prior to the special meeting); provided that Parent may not make a request on more than one occasion for each Company Takeover Proposal; or
•
fail to recommend on Schedule 14D-9 against any Company Takeover Proposal that is a tender offer or exchange subject to Regulation 14D within 10 business days after the commencement of such tender offer or exchange.

Each of the actions described in the bullet points above, a “Change of Recommendation.”
Prior to obtaining the Company Shareholder Approval, the Meritor Board may, in response to an unsolicited Company Takeover Proposal received by the Company after the date of the Merger Agreement that did not result from a breach of the Company’s non-solicitation obligations, effect a Change of Recommendation or cause the Company to terminate the Merger Agreement in order to enter into an acquisition agreement providing for such Company Superior Proposal, subject to the requirements that:
•
the Meritor Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Company Takeover Proposal constitutes a Company Superior Proposal, but only if the Meritor Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•
the Company provides prior written notice to Parent, at least four business days in advance, that it intends to effect a Change of Recommendation and/or terminate the Merger Agreement to enter into a Company Superior Proposal, which notice specifies the identity of the person making such proposal and a summary of the material terms thereof and includes a copy of the proposed Company Superior Proposal and the proposed acquisition agreement with respect thereto;

•
during the four business day period following the date on which notice was received (or with an additional two business day extension, in the event of any change to (i) the financial terms or (ii) other material terms of such Company Superior Proposal), the Company and its representatives negotiate with Parent in good faith to make such adjustments to the terms and conditions of the Merger Agreement as Parent may propose; and

•
upon the conclusion of the applicable notice and negotiation period, the Meritor Board consider in good faith any revisions to the terms of the Merger Agreement proposed in writing by Parent and determine, after consultation with the Company’s outside legal counsel and financial advisor, that the Company Takeover Proposal continues to continues to constitute a Company Superior Proposal and that a failure to take the contemplated actions would continue to be inconsistent with its fiduciary duties under applicable law.

The Meritor Board may also effect a Change of Recommendation (prior to obtaining the Company Shareholder Approval) in response to an Intervening Event if the Meritor Board determines in good faith after consultation with its outside legal counsel and financial advisor that the failure to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable law, subject to the requirements that:
•
the Company provides prior written notice to Parent, at least four business days in advance, that it intends to effect a Change of Recommendation specifying the reasons therefore and including a description of the Intervening Event;

•
during the four business day period following the date on which notice was received, the Company and its representatives negotiate with Parent in good faith to make such adjustments to the terms and conditions of the Merger Agreement as Parent may propose; and

•
upon the conclusion of the applicable negotiation period, the Meritor Board after taking into account any revisions to the terms of the Merger Agreement proposed by Parent, determine in good faith, after consultation with its outside legal counsel and financial advisor, that the failure of the Meritor Board to make such a Change of Recommendation would be inconsistent with its fiduciary duties under applicable law.

An “Intervening Event” means a fact or Effect that is material to the Company and its subsidiaries, taken as a whole, that is not actually known or reasonably foreseeable by the Meritor Board as of the date of the Merger Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of the Merger Agreement) and does not relate to (i) a Company Takeover Proposal or any inquiry that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) changes in the market price or trading volume of the shares of Common Stock in and of themselves, (iii) the fact, in and of itself, that Meritor meets, exceeds, or fails to meet any internal or external projections, guidance, expectations, forecasts or estimates for any period, or that the Company’s credit rating has changed, (iv) changes in general economic, political or financial conditions or markets, (v) changes in GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof or (vi) natural disasters, epidemics or pandemics (including the existence and impact of COVID-19).
Company Shareholders Meeting
Meritor has agreed to take all action required under the Indiana Business Corporation Law (“IBCL”) and the Company’s articles of incorporation and bylaws to duly call, give notice of and convene the special meeting as promptly as reasonably practicable following the mailing of this proxy statement to consider and vote upon the approval of the Merger Proposal; provided that Meritor may postpone or adjourn the special meeting with Parent’s consent. Notwithstanding the foregoing:
•
if the Company reasonably determines in good faith, after consulting with its outside legal counsel, that the Company Shareholder Approval is unlikely to be obtained at the special meeting, including due to an absence of quorum, the Company may adjourn or postpone the special meeting, for a period no longer than 30 calendar days, to solicit additional proxies in favor of the Merger Proposal; and

•
if Parent reasonably determines in good faith, after consulting with its outside legal counsel, that Company Shareholder Approval is unlikely to be obtained at the special meeting, Parent may request that Meritor adjourn, delay or postpone the special meeting.

Subject to the Meritor Board’s right to make a Change of Recommendation, as described in the section of this proxy statement entitled “— Company Takeover Proposal; Non-Solicitation — Change in the Meritor Board Recommendation,” the Meritor Board must include its recommendation regarding the Merger Proposal in this proxy statement.
Financing Cooperation
Prior to the closing of the Merger, the Company shall use its reasonable best efforts, and shall use its reasonable efforts to cause each of its subsidiaries and its and their respective representatives to use their reasonable best efforts, to provide all customary cooperation reasonably requested by Parent in connection with the arrangement of any debt financing obtained or to be obtained by Parent for the purpose of financing the Transactions or any transaction undertaken in connection therewith, which cooperation shall include causing the management team of the Company, with appropriate seniority and expertise, to participate in a reasonable number of meetings, presentations, due diligence sessions and sessions with lenders, investors, rating agencies and accountants, in each case in connection with the debt financing and at times and locations mutually agreed and reasonably coordinated in advance.
The foregoing notwithstanding, none of the Company, any of its subsidiaries or any of their respective representatives shall be required to take or permit the taking of any action pursuant to the immediately preceding paragraph that: (i) would require the Company, its subsidiaries or any persons who are officers or directors of the Company or its subsidiaries to pass resolutions or consents to approve or authorize the execution of the debt financing or enter into, execute or deliver any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, opinion, instrument or agreement, in each case that is effective prior to the Effective Time or that would be effective if the closing of the Merger does not occur, (ii) would cause any representation or warranty in the Merger Agreement to be breached by the Company or any of its subsidiaries, (iii) would require the Company or any of its subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the debt financing prior to the closing of the Merger or have any obligation of the Company or any of its subsidiaries under any agreement, certificate, document or instrument be effective until the closing of the Merger, (iv) would cause any director, officer or employee or stockholder of the Company or any of its subsidiaries to incur any personal liability,

(v) would conflict with the organizational documents of the Company or its subsidiaries or any laws, (vi) would reasonably be expected to result in a material violation or breach of (with or without notice, lapse of time, or both) under, any material contract to which the Company or any of its subsidiaries is a party, (vii) would require the Company, its subsidiaries or any of their respective representatives to provide access to or disclose information that the Company or any of its subsidiaries determines would jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its subsidiaries, (viii) would require the Company or any of its subsidiaries or any of their respective representatives to prepare any financial statements that are not available to the Company and prepared in the ordinary course of its financial reporting practice or (ix) would unreasonably interfere, in any material respect, with the ongoing operations of the Company or any of its subsidiaries. Nothing contained in the immediately preceding paragraph or otherwise shall require the Company or any of its subsidiaries, prior to the closing of the Merger, to be an issuer or other obligor with respect to the debt financing.
Parent shall (i) promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries or their respective representatives in connection with such cooperation and (ii) indemnify and hold harmless the Company and its subsidiaries and their respective representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the debt financing, any action taken by them at the request of Parent pursuant to the second preceding paragraph and any information used in connection therewith; except in the case of the foregoing clauses (i) and (ii), to the extent such costs or losses arise out of or result from (x) the willful misconduct, gross negligence or bad faith of the Company or the Company’s subsidiaries or their respective representatives or (y) the willful breach by the Company of its obligations under the Merger Agreement.
Employee Matters
For one year following the Effective Time (or, if shorter, for the period of employment of the relevant Company employee), Parent will provide each continuing Meritor employee with (i) at least the same annual base salary or base wage rate as in effect immediately prior to the Effective Time, (ii) at least the same level of cash-based short-term incentive target opportunity provided to such continuing Meritor employee in respect of the fiscal year in which the Effective Time occurs, (iii) if no equity-based awards are issued by Meritor prior to the Effective Time as permitted under the merger agreement, then at least the same level of equity-based long-term incentive target opportunity provided to similarly situated employees of Parent, (iv) other employee benefits that are substantially comparable in the aggregate to either those provided under the Meritor benefit plans in which the continuing Meritor employee participated immediately prior to the Effective Time or those provided by Parent to similarly situated employees of Parent (excluding plans closed to new enrollees as of the Effective Time) and (v) severance benefits equal to the severance benefits provided under the Meritor severance benefit plan as in effect immediately prior to the date of the Merger Agreement.
Parent will credit continuing Meritor employees with their service with Meritor and its current and former affiliates to the same extent and for the same purposes as recognized under any comparable Meritor benefit plan, which period of service will be taken into account for purposes of (i) eligibility for participation, (ii) vesting and (iii) determining the level of benefits of the corresponding employee benefit plan (excluding any defined benefit pension, nonqualified deferred compensation, equity or equity-based compensation, or post-termination or retiree health or welfare benefit plan) offered by Parent or its subsidiaries to the Meritor employees during the calendar year in which the Effective Time occurs. Parent will not be required to recognize such period of service if it would result in a duplication of benefits or compensation.
During the plan year in which the Effective Time occurs, Parent will also use commercially reasonable efforts to (i) waive any pre-existing condition limitations under any applicable U.S. group health care plans of Parent and its subsidiaries if such condition was satisfied or waived under the comparable Meritor benefit plan prior to the Effective Time and (ii) credit continuing Meritor employees and their eligible dependents with all payments credited against out-of-pocket maximums and deductible payments and co-payments paid by such individual, in each case, under the applicable Meritor health insurance benefit plan during the portion of the plan year prior to the Effective Time for the purpose of determining the extent to which any such individual has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any U.S. health insurance plans of Parent and its subsidiaries.

Efforts to Complete the Merger
The Company, Parent, and Merger Sub are each required to, and to cause their respective affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Transactions and to cause the conditions to the Merger to be satisfied as soon as practicable, including to (i) prepare and file all forms, registrations and notifications to or with any governmental authority required to be filed to consummate the Transactions, (ii) satisfy the conditions to consummating the Transactions, (iii) obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period permit, order or approval of, waiver or any exemption by, any governmental authority (including furnishing all information and documentary material required under the HSR Act or other applicable competition and investment laws) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective subsidiaries in connection with the transactions or the taking of any action contemplated by the Merger Agreement and (iv) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions.
The Company and Parent shall (i) keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any governmental authority reviewing the Transactions, (ii) promptly consult with the other with respect to and provide any necessary information and assistance as the other may reasonably request with respect to (and, in the case of correspondence, provide the other (or their counsel) with copies of) all notices, submissions or filings (other than any Notification and Report Form submitted under the HSR Act) made by or on behalf of such party or any of its affiliates with any governmental authority or any other information supplied by or on behalf of such party to, or correspondence with, any person in connection with the Merger Agreement or the Transactions, (iii) promptly inform the other, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any governmental authority regarding the Transactions, and permit the other to review and discuss in advance, and consider in good faith the timely views of the other parties in connection with, any proposed communication or submission with any such governmental authority and (iv) to the extent permitted by applicable law, ensure the other party is given the opportunity to attend any meetings, teleconferences or videoconferences with or other appearances before any governmental authority with respect to the Merger Agreement or the Transactions, and prior to any such meeting, teleconference, or videoconference, reasonably consult with the other with respect thereto. Parent must reasonably consult with the Company as to the strategy relating to the seeking of approvals under any applicable competition law or investment law, but Parent has the sole right to determine and control such strategy, including for the final content of any substantive communications with any applicable governmental authority with respect to any investigation under any competition law or investment law. Materials required to be provided pursuant to the foregoing may be redacted to remove references concerning the valuation or future plans of Parent or the Company and the Transactions, as necessary to comply with existing contractual obligations, and as necessary to address reasonable privilege concerns, provided that a party redacting materials must use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of any applicable law, existing contractual obligation, or privilege. In addition, any party may, as it deems advisable and necessary, reasonably designate competitively sensitive materials as “outside counsel only material.”
Antitrust Matters. The Company and Parent have agreed to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transaction contemplated by the Merger Agreement as promptly as practicable (and in any event no later than 10 business days) after the date of the Merger Agreement and to (ii) make or file, as promptly as practicable, with the appropriate governmental authority, all other filings, registrations and notifications required to be filed to consummate the Merger under specified competition laws and investment laws. Neither the Company nor Parent will withdraw any such filings or applications, nor extend the timing for any review period by any governmental authority in connection with obtaining transaction approvals, without the prior written consent of the other party. Parent’s reasonable best efforts under the efforts provision of the Merger Agreement include (x) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interest of, or changes to the conduct of business of, the Company, Parent, and their respective affiliates (including the surviving corporation and its affiliates) (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company or Parent or their respective affiliates, and (z) taking or committing to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Parent or the Company (including any of their respective affiliates) (each, a “Regulatory Remedy”), in each case, if such Regulatory Remedy should be reasonably necessary, proper, or advisable, so as to permit the consummation of the Merger to occur under applicable competition or investment laws no later than the Termination Date, as extended, if applicable. The Company, however, will not propose, negotiate, effect or agree to any such actions without the prior written consent of Parent. The “reasonable best efforts” standard will not require, nor be construed to require, Parent to waive any of the closing conditions as they apply to Parent, or Parent or any of its subsidiaries or affiliates to propose, negotiate, commit to, effect, agree to, or otherwise take or commit to take any action that constitutes or would reasonably be expected to result in a Burdensome Condition. In addition, Parent agrees to use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.
“Burdensome Condition” means any Regulatory Remedy that, individually or in the aggregate with any other Regulatory Remedy, would reasonably be expected to (i) substantially and materially impair the benefits expected by Parent, as of the date of the Merger Agreement, to be realized from the consummation of the Merger or (ii) have more than an immaterial impact on Parent or any of its subsidiaries (other than, following the Effective Time, Meritor or any of its subsidiaries) or any of the assets, licenses, product lines, operations or businesses of Parent or any of its subsidiaries in existence as of the date of the Merger Agreement (other than, following the Effective Time, Meritor or any of its subsidiaries).
Indemnification and Insurance
From and after the Effective Time, Parent shall cause the surviving corporation to, to the full extent permitted under applicable law and consistent with the rights and obligations set forth in the Company’s articles of incorporation and bylaws, (i) indemnify and hold harmless each present and former (or future, but prior to the Effective Time), director, officer employee or agent of Meritor or any of its subsidiaries and any person who is, presently or formerly (or will be prior to the Effective Time), serving at the request of the Company or any of its subsidiaries as a director, officer, employee, agent, partner, trustee or in another authorized capacity of or for another corporation, unincorporated association, business trust, estate, partnership, joint venture, individual trust, employee benefit plan or other legal entity, whether or not organized or formed for profit (collectively, the “Covered Persons”) in connection with any “D&O Claim” (as defined in the Merger Agreement), any losses, claims, damages, liabilities, claim expenses, judgments, fines, penalties and amounts paid in settlement relating to or resulting from such D&O Claim and (ii) promptly advance claim expenses as incurred by the Covered Persons in connection with any D&O Claim, provided that any Covered Person to whom expenses are advanced provides an undertaking to repay the advance if it is ultimately determined that such Covered Person is not entitled to indemnification from the surviving corporation.
In addition, prior to the Effective Time, Meritor will obtain, and prepay the premium for, a six year “tail” insurance policy for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time. Any such tail policy must have at least the same coverage and amounts and contain terms and conditions that are no less favorable to the covered individuals as the Company’s and its subsidiaries’ existing directors’ and officers’ insurance policy with a claims period of six years from the Effective Time. Notwithstanding the foregoing, in no event will such tail policy have a total premium amount greater than 275% of the annual premium most recently paid by the Company for its existing directors’ and officers’ insurance policy as of the date of the Merger Agreement (such amount, the “Maximum Annual Premium”). If such tail policy is not reasonably available or the premium of such tail policy exceeds the Maximum Annual Premium, the Company will obtain a tail policy with the greatest coverage available for a total premium not exceeding the Maximum Annual Premium. If the Company fails to obtain such tail policy prior to the Effective Time, Parent or the surviving corporation will obtain such a tail policy.
Coordination on Transaction Litigation
Meritor has agreed to provide Parent with prompt notice (and in any event within 48 hours) of, and keep Parent informed on a reasonably prompt basis of the status of, any transaction litigation or books and records demand brought by any shareholder or purported shareholder of the Company against the Company, its subsidiaries or any of their respective directors or officers. Meritor has agreed to give Parent the opportunity to participate in the defense or settlement of any such litigation or demand, provided that no settlement or disclosure in connection therewith may be agreed without Parent’s consent (such consent not to be unreasonably withheld or delayed), except that Parent may, in its sole discretion, withhold such consent with respect to any settlement that (i) grants equitable or injunctive relief as part of such settlement or (ii) does not include an express, complete and unconditional release of the Company, Parent, its subsidiaries (including, following the Effective Time, the surviving corporation) and their respective directors, officers, employees and agents with respect to all claims asserted in such litigation to the extent applicable.
Conduct of Parent and Merger Sub Pending the Merger
Except as required by applicable law or required by the Merger Agreement, Parent has agreed that it will not, and that it will not permit any of its subsidiaries (including Merger Sub) to, until the Effective Time (or such earlier date on which the Merger Agreement may be terminated), acquire or agree to acquire whether by merging, consolidating with, purchasing a material portion of the assets of or equity in, a person or entity, to the extent such acquisition is of a business set forth in Parent’s confidential disclosure letter (a “Specified Acquisition”), if entering into a definitive agreement relating to the consummation of such a Specified Acquisition would be reasonably expected to (i) prevent, materially delay or materially impede the obtaining of or otherwise adversely affect in any material respect Parent’s ability to procure the required authorizations, consents, orders, declarations or approvals of any governmental authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions or (ii) materially increase the risk of a government order, ruling, judgment or injunction prohibiting the consummation of the Transactions.
In addition, Parent has agreed to cause Merger Sub to perform its obligations under the Merger Agreement.
Other Covenants and Agreements
The Merger Agreement also contains additional covenants, including covenants concerning (i) the filing of this proxy statement, (ii) public announcements with respect to the Transactions, (iii) the termination of affiliate contracts, (iv) resignation of existing directors, (v) the approval of Parent as the sole shareholder of Merger Sub, (vi) the control of operations of the Company prior to the Effective Time, (vii) notices of certain events, (viii) other actions related to takeover statutes, delisting, and reporting requirements under Section 16 of the Exchange Act and (ix) treatment of certain indebtedness.
Conditions to Completion of the Merger
Each party’s obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions (all of the conditions below, collectively, the “Mutual Conditions”):
•	the Prohibition Condition;
•	receipt of Company Shareholder Approval;
•	the Antitrust Condition; and
•	the Other Regulatory Matters Condition.
The respective obligations of Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver by Parent and Merger Sub on or before the Effective Time of the following additional conditions:
•
the accuracy, except for any de minimis inaccuracies, of certain representations and warranties of the Company regarding capitalization as of the date of the Merger Agreement and the closing date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•
the accuracy in all material respects of certain representations and warranties of the Company regarding capitalization and the opinion of the Company’s financial advisor, and the representations and warranties of the Company regarding due incorporation, indebtedness, share ownership, due authorization, and violations of the Company’s certificate of incorporation or bylaws, and broker fees, in each case as of the date of the Merger Agreement and the closing date (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers and except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•
the accuracy in all respects of the representations and warranties of the Company with respect to the absence any Company Material Adverse Effect since September 30, 2021 as of the date of the Merger Agreement and the closing date;

•
the accuracy of the other representations and warranties of the Company as of date of the Merger Agreement and the closing date (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers and except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	the performance by the Company in all material respects of the covenants, obligations and agreements required to be performed or complied with under the Merger Agreement at or prior to the closing;
•
the absence of any Effect or Effects that, individually or in the aggregate, (i) have had a Company Material Adverse Effect that is continuing or (ii) that would reasonable be expected to have a Company Material Adverse Effect within a reasonable period following the closing;

•	No Burdensome Condition; and
•
the receipt by Parent and Merger Sub of a certificate signed by the Company’s Chief Executive Officer or Chief Financial Officer, confirming that the conditions set forth in the first six bullet points have been satisfied.

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver by the Company on or before the Effective Time of the following additional conditions:
•
the accuracy of the representations and warranties of Parent and Merger Sub as of date of the Merger Agreement and the closing date (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifiers and except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•
the performance by each of Parent and Merger Sub in all material respects of the covenants, obligations and agreements required to be performed or complied with under the Merger Agreement at or prior to the closing; and

•
the receipt by the Company of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent, confirming that the conditions set forth in the two preceding bullet points have been satisfied.

Termination
The Merger Agreement may be terminated and the Merger may be abandoned in the following circumstances:
•	at any time prior to the Effective Time by the mutual written consent of Meritor and Parent;
•	at any time prior to the Closing by either Meritor or Parent:
•
if the Merger has not been consummated on or before the Termination Date, provided that (i) if, on the Termination Date, one or more of the Prohibition Condition (to the extent related to the transaction approvals), the Antitrust Condition, the Other Regulatory Matters Condition or the No Burdensome Condition have not been satisfied but all the other closing conditions have been satisfied or waived or would be satisfied if the closing occurred on such date, then the Termination Date will be automatically extended, without any action on the part of the parties to the Merger Agreement, to March 21, 2023 and (ii) if, on such extended Termination Date, one or more of the Prohibition Condition (to the extent related to the transaction approvals), the Antitrust Condition, the Other Regulatory Matters Condition or the No Burdensome Condition have not been satisfied but all the other closing conditions have been satisfied or waived or would be satisfied if the closing occurred on such date, then the extended Termination Date will be automatically extended, without any action on the part of the parties to the merger agreement, to June 21, 2023. The foregoing termination right will not be available to a party if such party has breached in any material respect any provision of the Merger Agreement in any manner that was the primary cause of the failure of the consummation of the Merger to occur on or before the Termination Date, as extended, if applicable (it being understood that a breach of the Merger Agreement by Merger Sub will be deemed a breach by Parent);
•
if (i) any permanent injunction, judgment or order issued by a court or other governmental authority of competent jurisdiction permanently prohibiting, making illegal or enjoining the completion of the Transactions becomes final and nonappealable or (ii) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable and is in effect that prohibits, makes illegal or enjoins the consummation of the Transactions, provided that the foregoing termination right will not be available (x) to the Company or Parent unless such party has used its reasonable best efforts to remove such injunction (subject, in the case of Parent, to certain exceptions) and (y) to any party if such party has breached in any material respect any provision of the Merger Agreement in any manner that was the primary cause of the issuance of such order (the “Legal Restraint Right”); or

•
if the Meritor shareholders’ meeting has been held and completed and Company Shareholder Approval has not been obtained at the Meritor shareholders’ meeting (or any adjournment or postponement thereof) at which a vote on the Merger Proposal is taken;

•	by Meritor:
•
at any time prior to the Effective Time, if Parent or Merger Sub breaches or fails to perform any representation, warranty, covenant or other agreement, which breach or failure to perform (i) would give rise to the failure of any of the Mutual Conditions or a condition to the obligation of Meritor to complete the Merger relating to Parent or Merger Sub’s representations, warranties, covenants and agreements in the Merger Agreement and (ii) is either incapable of being cured by Parent or Merger Sub, or if capable of being cured, has not been cured by the earlier of the Termination Date or 30 business days following receipt of written notice from the Company of such breach, provided that the Company shall not have the foregoing termination right to the extent the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement so as to give rise to the failure of any of the Mutual Conditions or a condition to the obligation of Parent or Merger Sub to complete the Merger relating to the Company’s representations, warranties, covenants and agreements in the Merger Agreement; or

•
at any time prior to the time the Company Shareholder Approval is obtained, in order to enter into an acquisition agreement providing for a Company Superior Proposal in accordance with the Merger Agreement, provided that concurrently with (and as a condition to) such termination, the Company pays the termination fee, as described below;

•	by Parent:
•
at any time prior to the Effective Time, if the Company breaches or fails to perform any representation, warranty, covenant or other agreement, which breach or failure to perform (i) would give rise to the failure of any of the Mutual Conditions or a condition to the obligation of Parent or Merger Sub to complete the Merger relating to the Company’s representations, warranties, covenants and agreements in the Merger Agreement and (ii) is either incapable of being cured by the Company, or if capable of being cured, has not been cured by the earlier of the Termination Date or 30 business days following receipt of written notice from Parent of such breach, provided that Parent shall not have the foregoing termination right to the extent Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement so as to give rise to the failure of any of the Mutual Conditions or a condition to the obligation of the Company to complete the Merger relating to Parent or Merger Sub’s representations, warranties, covenants and agreements in the Merger Agreement;

•
at any time prior to the time the Company Shareholder Approval is obtained if the Company has effected a Change of Recommendation; at any time prior to the time Company Shareholder Approval is obtained if the Company willfully breaches its non-solicitation obligations; or

•
at any time prior to the Effective Time, if a law, order or injunction has been enacted, issued, promulgated, or granted, as applicable, by a governmental authority of competent jurisdiction in connection with any transaction approvals, and such law, order or injunction (i) is in effect and has become final and non-appealable and (ii) requires Parent, the Company or any of their respective subsidiaries to take or commit to take any action that constitutes a Burdensome Condition; provided that the foregoing termination right will only be available to Parent if it has complied in all material respects with its efforts obligations under the Merger Agreement (the “Burdensome Condition Right”).

Company Termination Fee
Meritor will pay Parent the Company Termination Fee if:
•	the Company terminates the Merger Agreement prior to obtaining the Company Shareholder Approval in order to enter into an acquisition agreement providing for a Company Superior Proposal;
•	Parent terminates the Merger Agreement because the Meritor Board has made a Change of Recommendation;
•	Parent terminates the Merger Agreement because of the Company’s willful breach of its non-solicitation obligations; or
•	if all of the following conditions are satisfied:
•
(i) Parent or the Company terminates the Merger Agreement as a result of the closing having not occurred on or before the Termination Date as extended, if applicable, or the Company Shareholder Approval having not been obtained or (ii) Parent terminates the Merger Agreement because of the Company’s breach of its representations, warranties or covenants in the Merger Agreement which causes the failure of a closing condition, subject in certain cases to the right of the Company to cure the breach;

•
after the date of the Merger Agreement and prior to the special meeting, a Company Takeover Proposal has been made to the Meritor Board or the Company’s management, or publicly made, proposed or communicated and not withdrawn prior to the time of the termination (or at least two business days prior to the special meeting in the case of a termination as a result of the Company Shareholder Approval having not been obtained); and

•	within 12 months of termination of the Merger Agreement, Meritor or its subsidiaries completes or enters into a definitive agreement with respect to a Company Takeover Proposal.
In no event will the Company be required to pay a termination fee on more than one occasion.
Parent Termination Fee
Parent will pay Meritor the Parent Termination Fee if:
•
Parent or the Company terminates the Merger Agreement because the Merger is not consummated on or before the Termination Date as extended, if applicable, and at such time (i) one or more of the Prohibition Condition (only as the result of an order or injunction in connection with the transaction approvals), the Antitrust Condition, the Other Regulatory Matters Condition or the No Burdensome Condition (only as the result of an order or injunction in connection with the transaction approvals) have not been satisfied or waived, (ii) the Company Shareholder Approval has been obtained, (iii) all of the other closing conditions have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the closing), and (iv) no breach by the Company of its interim-operating covenants or its efforts obligations under the Merger Agreement has been the principal cause of the failure to be satisfied of all or any of the conditions in clause (i) above; or

•
Parent or the Company terminates the Merger Agreement pursuant to the Legal Restraint Right or Parent terminates the Merger Agreement pursuant to the Burdensome Condition Right, in each case only as the result of an order or injunction in connection with the transaction approvals and at the time of such termination, no breach by the Company of its interim-operating covenants or its efforts obligations has been the principal cause of the imposition of such order or injunction.

In no event will Parent be required to pay Parent’s termination fee on more than one occasion.

Limitation on Remedies
In the event the Merger Agreement is terminated in accordance with the provisions described in the section of this proxy statement entitled “The Merger Agreement — Termination,” the Merger Agreement will become void and have no further force or effect, with no liability to any person on the part of Parent, Merger Sub or the Company or their respective subsidiaries, except that no such termination will relieve (i) Meritor of any liability to pay the Company Termination Fee or Parent to pay the Parent Termination Fee as required pursuant to the Merger Agreement or (ii) Parent, Merger Sub or the Company of any liability for damages arising out of fraud or willful breach; provided that the payment of the Company Termination Fee or the Parent Termination Fee, as applicable, and, if applicable, termination expenses and interest, will be the sole and exclusive remedy of Parent against the Company or the Company against Parent, as applicable. In addition, certain sections of the Merger Agreement, including, among others, sections relating to the confidentiality obligations of Meritor, Parent and Merger Sub, expenses and public announcements will survive termination.
Expenses
Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring the expense, except that all filing fees payable to any governmental authority in connection with any filings made to obtain any required regulatory approval will be borne by Parent. Except as otherwise provided in the Merger Agreement, all transfer, documentary, sales, use, stamp, property, conveyancing, value added, goods and services, registration and other such taxes and related fees or costs on or payable in connection with the Transactions will be borne and paid by Parent, the Company, Merger Sub or the surviving corporation and not by holders of the Common Stock.
Amendment and Modification
Subject to the provisions of applicable law, at any time prior to the Effective Time, the Merger Agreement may be amended or waived if the amendment or waiver is in writing and signed by the Company, Parent and Merger Sub; provided that, following receipt of the Company Shareholder Approval, any amendment or waiver that requires the further approval of the shareholders of the Company under the IBCL will not be effective unless and until such further approval is obtained.
Governing Law and Venue, Waiver of Jury Trial; Specific Performance
The parties agreed that the Merger Agreement will be governed by Delaware law, without giving effect to any conflict of law provision, rule or principles (whether of the State of Delaware or any other jurisdiction), except to the extent the provisions of the IBCL are mandatorily applicable to the Merger. Each party agreed to irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) for purposes of any suit, action or other proceeding arising out of the Merger Agreement or the Transactions, provided that if subject matter jurisdiction over such suit, action or other proceeding is vested exclusively in the U.S. federal courts, such suit, action or other proceeding will be heard in the U.S. District Court for the District of Delaware. Each party further irrevocably and unconditionally waived any right such party may have to a trial by jury with respect to any action, suit or proceeding directly or indirectly arising out of or relating to the Merger Agreement or the Transactions.
The Company, Parent and Merger Sub have agreed that irreparable damage would occur in the event that the parties do not perform or otherwise breach the provisions of the Merger Agreement (including failing to take such actions as are required of them in order to consummate the Merger and effect the closing) in accordance with its specified terms. The Company, Parent and Merger Sub have acknowledged and agreed that: (i) they are entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement; (ii) neither the Company Termination Fee nor the Parent Termination Fee will be constructed to diminish or impair any party’s right to specific enforcement; and (iii) the right of specific enforcement is an integral part of transactions contemplated under the Merger Agreement and without that right neither the Company nor Parent would have entered into the Merger Agreement. Any party seeking an order or injunction to prevent and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Meritor is providing its shareholders with a separate advisory (non-binding) vote to approve the Compensation Proposal, as described in the table in the section of this proxy statement entitled “The Merger — Interests of Meritor’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Meritor’s Named Executive Officers in Connection with the Transaction,” including the footnotes to the table and related narrative discussion.
The Meritor Board unanimously recommends that the shareholders of Meritor approve the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to Meritor’s named executive officers in connection with the Merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of this proxy statement entitled “The Merger — Interests of Meritor’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Meritor’s Named Executive Officers in Connection with the Transaction,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”
The vote on the Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to adopt the Merger Agreement and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on either Meritor or Parent. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation may be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of Meritor shareholders.
The above resolution approving the Merger-related compensation of Meritor’s named executive officers on an advisory (non-binding) basis requires the affirmative vote of a majority of the shares of Common Stock present virtually or represented by proxy at the special meeting and that vote thereon.
The Meritor Board unanimously recommends that the shareholders of Meritor vote “FOR” the Compensation Proposal.

VOTE ON ADJOURNMENT
The Company’s shareholders are being asked to approve the Adjournment Proposal. If the Adjournment Proposal is approved, the special meeting could be adjourned by the Meritor Board to any date (subject to certain limitations in the Merger Agreement). Meritor may not postpone or adjourn the special meeting without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (i) if Meritor reasonably determines in good faith, after consulting with its outside legal counsel, that the Company Shareholder Approval is unlikely to be obtained at the special meeting, including due to an absence of quorum, the Company may adjourn or postpone the special meeting, for a period no longer than 30 calendar days, to solicit additional proxies in favor of the Merger Proposal or (ii) if Parent reasonably determines in good faith, after consulting with its outside legal counsel, that the Company Shareholder Approval is unlikely to be obtained at the special meeting, Parent may request that Meritor adjourn, delay or postpone the special meeting. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the Merger Proposal but do not indicate a choice on the Adjournment Proposal, your shares of Common Stock will be voted in favor of the Adjournment Proposal.
The Company does not anticipate calling a vote on this proposal if the Merger Proposal is approved by the requisite number of shares of Common Stock at the special meeting.
The vote on the Adjournment Proposal is a vote separate and apart from the vote on Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Adjournment Proposal and vice versa.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Common Stock present virtually or represented by proxy at the special meeting and that vote thereon.
The Meritor Board unanimously recommends that the shareholders of Meritor vote “FOR” the Adjournment Proposal, if a vote on the Adjournment Proposal is called.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of April 11, 2022, regarding the beneficial ownership of shares of Common Stock with respect to:
•	each person that is a beneficial owner of more than 5% of the outstanding Common Stock;
•	each director;
•	each named executive officer; and
•	all directors and executive officers as a group.
The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. In addition, except as otherwise indicated, the address of each of the directors and executive officers of the Company is c/o Meritor, Inc., 2135 West Maple Road, Troy, Michigan 48084-7186. The below beneficial ownership information includes shares of Common Stock issuable upon the exercise of options within 60 days of April 11, 2022.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
5% Shareholders
BlackRock, Inc.	11,630,040	16.4
The Vanguard Group	9,204,825	13.0
T. Rowe Price Associates, Inc.	3,587,859	5.1
Glenview Capital Management, LLC	3,544,333	5.0
Named Executive Officers and Directors
Steven Beringhause(1)	15,710	*
Jan A. Bertsch(1)(2)	65,133	*
Rodger L. Boehm(1)	44,614	*
Ivor J. Evans(1)	335,057	*
Elizabeth A. Fessenden(1)	8,662	*
Fazal Merchant(1)	11,371	*
William R. Newlin(1)(3)	210,378	*
Thomas L. Pajonas(1)	68,978	*
Lloyd G. Trotter(1)	84,647	*
Chris Villavarayan(4)	85,930	*
Carl D. Anderson II(4)	41,639	*
Timothy Bowes(4)	474	*
John Nelligan	12,616	*
Jeffrey A. Craig	186,314	*
Hannah S. Lim-Johnson	0	*
All Directors and Executive Officers as a group (14 persons)	1,193,331	1.7
*	Less than 1%.
(1)	Includes restricted shares awarded under the Company’s long-term incentive plans. Restricted shares are held by the Company until certain conditions are satisfied.
(2)	Includes 37,462 shares of Common Stock held by a trust for which Ms. Bertsch is the trustee.
(3)	Includes 6,860 shares of Common Stock held by a trust of which Mr. Newlin’s spouse is the beneficiary.
(4)	Includes shares beneficially owned under the Company’s Savings Plans.

NO DISSENTERS’ RIGHTS
Under Indiana law, holders of Common Stock are not entitled to dissenters’ rights in connection with the Merger.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS
In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless the Company has received contrary instructions from one or more of the shareholders. Each shareholder will receive a separate proxy card. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to the Company, in care of the Corporate Secretary, at Meritor, Inc., 2135 West Maple Road, Troy, Michigan 48084-7186, or by calling us at (248) 435-1000. In addition, shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF SHAREHOLDER PROPOSALS
If the Merger is completed, the Company does not expect to hold a 2023 annual meeting of shareholders. However, if the Merger is not completed, the Company will hold a 2023 annual meeting of shareholders.
As described in the Company’s annual meeting proxy statement for the 2022 annual meeting of shareholders filed on December 17, 2021, any shareholder proposals that are intended to be presented at our annual meeting of shareholders to be held in 2023 must have been received by us on or before August 19, 2022, at the Office of the Corporate Secretary at our headquarters, 2135 West Maple Road, Troy, Michigan 48084-7186, in order to be eligible for inclusion in our proxy materials.
In addition, under the Company’s bylaws, any proposal for consideration at the annual meeting of shareholders to be held in 2023 submitted by a shareholder other than pursuant to Rule 14a-8 will be considered timely if it was received by Meritor’s Corporate Secretary in writing at the above address on or after September 29, 2022 and on or before October 29, 2022, and is otherwise in compliance with the requirements set forth in the Company’s bylaws.
Additional information regarding the procedures to submit a shareholder proposal at the 2023 annual meeting, if one will be held, is included in the Company’s proxy statement for its 2022 annual meeting of shareholders, filed on December 17, 2021.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
Meritor is subject to the reporting requirements of the Exchange Act. Accordingly, Meritor files annual, quarterly and current reports, proxy statements and other information with the SEC. Meritor’s SEC filings are available to the public at the Internet website maintained by the SEC at www.sec.gov. Meritor also makes available free of charge through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Meritor’s Internet website address is www.meritor.com. The information located on, or hyperlinked or otherwise connected to, Meritor’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.
The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):
•	Meritor’s Annual Report on Form 10-K for the fiscal year ended October 3, 2021, filed with the SEC on November 17, 2021;
•	Meritor’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2022, filed with the SEC on February 3, 2022; and
•	Meritor’s Current Reports on Form 8-K, in each case to the extent filed and not furnished with the SEC on October 25, 2021, November 12, 2021, January 28, 2022 and February 22, 2022.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE MERGER OR THE SPECIAL MEETING OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. THIS PROXY STATEMENT IS DATED APRIL 18, 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT AND WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

MERITOR, INC.,

CUMMINS INC.

and

ROSE NEWCO INC.
Dated as of February 21, 2022

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER is made as of February 21, 2022, by and among Meritor, Inc., an Indiana corporation (the “Company”), Cummins Inc., an Indiana corporation (“Parent”), and Rose NewCo Inc., an Indiana corporation (“Merger Sub”). Certain capitalized terms used herein are defined in Article I.
W I T N E S E T H:
WHEREAS, the parties intend that, subject to the terms and conditions of this Agreement and the applicable provisions of the IBCL, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement (the “Transactions”), (b) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its shareholders, (c) directed that this Agreement be submitted to the Company’s shareholders for their approval and (d) resolved, subject to the terms and conditions of this Agreement, to recommend that the Company’s shareholders approve this Agreement;
WHEREAS, the board of directors of Parent has unanimously approved, adopted and declared advisable this Agreement and the Transactions;
WHEREAS, the board of directors of Merger Sub has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions, (b) determined that this Agreement, the Merger and the other Transactions are fair to and in the best interests of Merger Sub and Parent (as Merger Sub’s sole shareholder), and (c) resolved to recommend that Parent (as Merger Sub’s sole shareholder) approve this Agreement; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, agree as follows:
ARTICLE I

DEFINITIONS
1.1. Definitions . The following terms shall have the following meanings for purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof on terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, which confidentiality agreement shall permit the Company and its Representatives to comply with the Company’s obligations under this Agreement and shall not require the Company or any of its Subsidiaries to reimburse the costs or expenses of any Person.
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For purposes of this Agreement, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, management control, or otherwise. “Controlled” shall be construed accordingly.
“Agreement” means this Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter and the annexes and exhibits hereto, as it and they may be amended from time to time.
“Anti-Corruption Laws” means all applicable Laws related to combating bribery or corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act (FCPA) as amended, the U.K. Bribery Act, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption.
“Articles of Incorporation” means the amended and restated articles of incorporation of the Company.
“Articles of Merger” has the meaning set forth in Section 2.3.

“Book-Entry Shares” means shares of Common Stock which, immediately prior to the Effective Time, are not represented by Certificates, but are represented in book-entry form.
“Burdensome Condition” means any Regulatory Remedy that, individually or in the aggregate with any other Regulatory Remedy, would reasonably be expected to (a) substantially and materially impair the benefits expected by Parent, as of the date hereof, to be realized from the consummation of the Merger or (b) have more than an immaterial impact on Parent or any of its Subsidiaries (other than, following the Effective Time, the Company or any of its Subsidiaries) or any of the assets, licenses, product lines, operations or businesses of Parent or any of its Subsidiaries in existence as of the date hereof (other than, following the Effective Time, the Company or any of its Subsidiaries).
“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of Indiana or New York are authorized or required by Law or other action of a Governmental Authority to close.
“Bylaws” means the amended and restated bylaws of the Company.
“Canceled Shares” has the meaning set forth in Section 3.1(b)(ii).
“Capitalization Date” has the meaning set forth in Section 4.1(c)(ii).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, regulations and guidance issued by any Governmental Authority with respect thereto, in each case as in effect from time to time.
“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, works council or group of employees.
“Certificate” means a stock certificate which, immediately prior to the Effective Time, represents shares of Common Stock.
“Change of Recommendation” has the meaning set forth in Section 6.4(d).
“Chosen Courts” means the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable Litigation is vested exclusively in the U.S. federal courts, such Litigation shall be heard in the U.S. District Court for the District of Delaware.
“Claim Expenses” means reasonable and documented out-of-pocket attorneys’ fees and all other reasonable and documented out-of-pocket costs and expenses (including experts’ fees, travel expenses, court costs, retainers, transcript fees, legal research, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal) any D&O Claim for which indemnification is authorized pursuant to Section 6.9, including any action relating to a claim for indemnification or advancement brought by a Covered Person.
“Closing” means the consummation of the Merger.
“Closing Date” has the meaning set forth in Section 2.2.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Common Stock” has the meaning set forth in Section 4.1(c)(i).
“Company” has the meaning set forth in the Preamble.
“Company Acquisition Agreement” has the meaning set forth in Section 6.4(d).
“Company Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other equity or equity-based incentive, compensation, severance, employment, consulting, change-in-control, retention, vacation, paid time off, fringe benefit, bonus, incentive, savings, retirement, health, welfare, deferred compensation, or other compensatory or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA, (a) entered into, contributed to (or required to be contributed to), sponsored by or maintained by the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates or (b) for which the Company or any of its Subsidiaries has any Liability (contingent or otherwise), including by way of an ERISA Affiliate, other than (i) any Multiemployer Plan and (ii) any plan, program or arrangement required to be contributed to, and sponsored, by any Governmental Authority.
“Company Board” has the meaning set forth in the Recitals.
“Company Disclosure Documents” has the meaning set forth in Section 4.5.
“Company Disclosure Letter” has the meaning set forth in the introductory language to Article IV.
“Company Equity Awards” means, collectively, the Company Restricted Stock Awards, Company RSU Awards and Company PSU Awards.
“Company Equity Plans” means the Company’s 2020 Long-Term Incentive Plan and the 2010 Long-Term Incentive Plan, Amended and Restated as of January 26, 2017.
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, is materially adverse to the business, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole, provided, however, that none of the following shall constitute or be taken into account in determining whether there has been, is, or would reasonably be expected to be, a Company Material Adverse Effect:
(a) any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (i) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (ii) any changes or developments in or affecting domestic or any foreign interest or exchange rates,
(b) changes, proposed changes, pending changes or changes in the interpretation of GAAP or any Law,
(c) COVID-19 Measures,
(d) changes in domestic, foreign or global political conditions (including the outbreak or escalation or worsening of war, hostilities, tariffs, sanctions, trade wars, political unrest, civil disobedience, protests, public demonstrations, sabotage, military actions, acts of terrorism, cyber-attacks or computer hacking or any response by any Governmental Authority to any of the foregoing), including any material worsening of such conditions threatened or existing on the date of this Agreement,
(e) changes or developments in the industries in which the Company or any of its Subsidiaries operate,
(f) the announcement or execution and delivery of this Agreement or the pendency or consummation of the Transactions, including any loss or change in relationship with any employee, officer, director, independent contractor, customer, supplier, vendor, distributor, or other business partner of the Company or any of its Subsidiaries or any other disruption to the business of the Company or any of its Subsidiaries, in each case only to the extent resulting from the announcement or execution and delivery of this Agreement or the pendency or consummation of the Transaction (provided that this clause (f) shall not apply to any representation or warranty to the extent that the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement and the Transactions),
(g) any weather event, flood, hurricane, tornado, volcanic eruption, earthquake, nuclear incident, epidemic, pandemic, outbreak of illness or other public health event (including COVID-19), quarantine restriction or other natural or man-made disaster or act of God or the escalation or worsening of any of the foregoing,
(h) any matter set forth in the Company Disclosure Letter or Company SEC Documents publicly available at least two (2) Business Days prior to the date hereof,

(i) any change in the trading price or trading volume of the shares of Common Stock or any change in the credit ratings or ratings outlook for the Company or any of its Subsidiaries, or the availability or cost of equity, debt or other financing to Parent or Merger Sub (provided that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder),
(j) the failure to meet any internal, published, analyst or other third party’s projections, guidance, budgets, milestones, expectations, forecasts or estimates (provided that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder; provided, further, that this clause (j) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any such internal or external projections, guidance, budgets, milestones, expectations, forecasts or estimates),
(k) any action required to be taken or omitted by the Company or any of its Subsidiaries at the written request of Parent or any action taken by the Company or any of its Subsidiaries pursuant to the requirements of this Agreement, including any action consented to in writing by Parent,
(l) any actions or claims made or brought by any of the current or former shareholders of the Company (on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger,
(m) the identity of, or facts specific to, Parent or any of its Affiliates as the acquiror of the Company, and
(n) any breach by Parent or any of its Affiliates of this Agreement;
except, with respect to the foregoing clauses (a), (b), (d), (e) and (g) (other than COVID-19), to the extent (and for the avoidance of doubt, only to the extent) that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries and in the geographic markets in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
“Company Material Contracts” has the meaning set forth in Section 4.9(a).
“Company PSU Award” means each performance share award in respect of a share of Common Stock.
“Company Real Property” has the meaning set forth in Section 4.17(e).
“Company Registered Intellectual Property” means Company Intellectual Property that is Registered Intellectual Property.
“Company Restricted Stock Award” means each award of one share of restricted Common Stock.
“Company RSU Award” means each restricted stock unit award in respect of a share of Common Stock.
“Company SEC Documents” has the meaning set forth in Section 4.4(a).
“Company Securities” has the meaning set forth in Section 4.1(c)(iii).
“Company Shareholder Approval” has the meaning set forth in Section 4.3.
“Company Shareholders Meeting” has the meaning set forth in Section 6.5(c).
“Company Superior Proposal” means a bona fide, written Company Takeover Proposal (with references to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to fifty percent (50%), respectively) by a third party, which the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, after taking into account (a) the timing and likelihood that such Company Takeover Proposal will be consummated (including whether such Company Takeover Proposal is contingent on receipt of third party financing), (b) all legal, financial, regulatory and other aspects of such Company Takeover Proposal and (c) the Person(s) making such Company Takeover Proposal, to be more favorable, from a financial point of view, to the Company’s shareholders than the Transactions.
“Company Takeover Proposal” means any bona fide written offer, proposal or indication of interest that is not withdrawn from a Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons (other than a proposal or offer by Parent or any Subsidiary of Parent) made after the date hereof relating to any transaction or series of related transactions involving: (a) any acquisition or purchase by any Person or “group” of Persons, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” of Persons beneficially owning more than fifteen percent (15%) (on a non-diluted basis) of any class of outstanding voting or equity securities of the Company, (b) any merger, consolidation, share exchange, business combination, recapitalization, reorganization or other similar transaction involving the Company and a Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction or (c) any sale, lease, exchange, transfer, license or other disposition to a Person or “group” of Persons of (i) any business constituting more than fifteen percent (15%) of the net revenues or net income of the Company and its Subsidiaries, taken as a whole or (ii) more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof).
“Company Termination Fee” means an amount equal to $73,500,000.
“Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.
“Confidentiality Agreement” means that certain non-disclosure agreement between Parent and the Company, dated as of November 18, 2021.
“Continuing Employee” has the meaning set forth in Section 6.7(a).
“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, or other commitment or undertaking of any nature, or other instrument or obligation, whether written or oral, that is legally binding; provided that Contracts shall exclude (a) statements of work, sales orders and purchase orders entered into in the ordinary course of business that do not contain any material terms other than pricing and (b) any Company Equity Plans.
“Converted RSU Award” has the meaning set forth in Section 3.1(c)(ii).
“Converted Shares” has the meaning set forth in Section 3.1(b)(iii).
“Convertible Senior Notes” means the Company’s 3.25% Convertible Senior Notes due 2037 issued under the Convertible Senior Notes Indenture.
“Convertible Senior Notes Indenture” means the Indenture, dated as of September 22, 2017, between the Company and U.S. Bank National Association, as trustee, as amended or supplemented to the date of this Agreement.
“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”
“Covered Persons” has the meaning set forth in Section 6.9(a).
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, vaccination, sequester or any other applicable Law, Order or guideline or recommendation of a Governmental Authority, in each case in connection with or in response to COVID-19 or any other global or regional health event, including the CARES Act.
“Customs Laws” has the meaning set forth in Section 4.14(f).
“Data Protection Laws” means any and all applicable Laws that relate to the collection, confidentiality, processing, privacy, security, protection, transfer or cross-border data flow of Personal Data.
“Debt” has the meaning set forth in Section 4.9(a)(iii).
“D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to a Covered Persons’ duties or service (a) as a director, officer or employee of the Company or the applicable Subsidiary thereof at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement and the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (b) as a director, trustee or officer of any other entity or any benefit plan maintained by the Company or its Subsidiaries (for which a Covered Person is or was serving at the request or for the benefit of the Company or its Subsidiaries) at or prior to the Effective Time.
“Effect” means any change, condition, effect, development, circumstance, state of facts, event or occurrence.
“Effective Time” has the meaning set forth in Section 2.3.
“Enforceability Exceptions” has the meaning set forth in Section 4.2(c).
“Environmental Law” means any applicable Law (a) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any hazardous or toxic materials, substances or wastes or (b) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.
“Environmental Permits” means any Permit required under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.
“ERISA Affiliate” means, with respect to any person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of June 7, 2019, among the Company, Arvinmeritor Finance Ireland Unlimited Company, JPMorgan Chase Bank, N.A., as administrative agent, the lenders from time to time party thereto, as amended or supplemented to the date of this Agreement, including by that certain Amendment No. 1 to Fourth Amended and Restated Credit Agreement, dated as of March 12, 2020 and that certain Amendment No. 2 to Fourth Amended and Restated Credit Agreement, dated as of June 26, 2020.
“Existing Factoring Facilities” has the meaning set forth in Section 6.2(b)(vii).
“Existing Securitization Facility” means the Receivables Purchase Agreement, dated as of June 18, 2012, by and among ArvinMeritor Receivables Corporation, the Company, the various conduit purchasers, related committed purchasers, LC participants and purchaser agents from to time party thereto and PNC Bank, National Association, as amended or supplemented to the date of this Agreement.
“Extended Termination Date” has the meaning set forth in Section 8.1(b).
“Financing” has the meaning set forth in Section 6.20(a).
“Forced Labor Laws” has the meaning set forth in Section 4.14(g).
“Foreign Plan” has the meaning set forth in Section 4.11(a).
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Governmental Authority” means any U.S., state, local or foreign government, any governmental, legislative, regulatory or administrative body, agency or authority, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulation or orders of such organization or authority have the force of Law), any court or judicial authority or arbitration tribunal (public or private), whether national, federal, state, provincial or local or otherwise, including any stock exchange.

“Hazardous Material” means any material, chemical, substance, pollutant, contaminant or waste that is regulated, subject to control or remediation, or results in damages under any Environmental Law, including (a) petroleum or any fraction thereof, (b) radiation and radioactive materials, (c) asbestos in any form, (d) polychlorinated biphenyls and (e) perfluoroalkyl and polyfluoroalkyl substances.
“Healthcare Reform Laws” means, collectively, the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 and the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“IBCL” means the Indiana Business Corporation Law, as amended from time to time.
“Intellectual Property” means any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos and other designations of origin (“Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services (“Internet Properties”); (d) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors and mask work rights (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.
“Interim Covenant Exceptions” has the meaning set forth in Section 6.2(a).
“Interim Period” has the meaning set forth in Section 6.1(a).
“Internet Properties” has the meaning set forth in the definition of “Intellectual Property.”
“Intervening Event” means a fact or Effect that is material to the Company and its Subsidiaries, taken as a whole, that is not actually known or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and does not relate to (a) a Company Takeover Proposal or any inquiry that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (b) changes in the market price or trading volume of the shares of Common Stock in and of themselves, (c) the fact, in and of itself, that the Company meets, exceeds, or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, expectations, forecasts or estimates for any period or that the Company’s credit rating has changed, (d) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices), (e) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof or (f) natural disasters, epidemics or pandemics (including the existence and impact of COVID-19).
“Investment Law” means any Law governing foreign direct investment.
“IRS” has the meaning set forth in Section 4.11(a).
“IT Assets” means the computers, Software and Software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines, telecommunications systems and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are used or required in connection with the operation of the business of the Company and its Subsidiaries.
“Knowledge of Parent” means the actual knowledge of the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter, in each case, after reasonable inquiry.
“Knowledge of the Company” means the actual knowledge of the individuals set forth on Section 1.1(a) of the Company Disclosure Letter, in each case, after reasonable inquiry.
“Laws” has the meaning set forth in Section 4.14(a).
“Leased Real Property” means any real property subject to a Real Property Lease.

“Liabilities” means any and all debts, liabilities and obligations, whether known or unknown, fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP.
“Licensed Intellectual Property” means any Intellectual Property owned by a third Person and to which the Company or any of its Subsidiaries have a valid and enforceable license or other right to use or practice in the operation of their business.
“Liens” means liens, encumbrances, mortgages, charges, claims, hypothecations, options, rights of first refusal, rights of first offer, restrictions, pledges, security interests, title defects, easements, rights-of-way, covenants, encroachments or other adverse claims of any kind with respect to a property or asset.
“Litigation” has the meaning set forth in Section 4.13.
“Marks” has the meaning set forth in the definition of “Intellectual Property.”
“Material Customers” has the meaning set forth in Section 4.9(c).
“Material Suppliers” has the meaning set forth in Section 4.9(c).
“Maximum Annual Premium” has the meaning set forth in Section 6.9(c).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 3.1(b)(i).
“Merger Sub” has the meaning set forth in the Preamble.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“New Debt” has the meaning set forth in Section 6.2(b)(vii).
“Non-Cooperation Notice” has the meaning set forth in Section 6.20(c).
“NYSE” has the meaning set forth in Section 4.3.
“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or the Free Software Foundation and listed at https://www.gnu.org/licenses/license-list.en.html, and any similar license for “free,” “publicly available” or “open source” software, including the Affero General Public License, Server Side Public License (SSPL), GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License, the Open Software License (OSL), or any other similar licenses and arrangements that require disclosure of source code or require derivative works based on such licensed Software to be made publicly available under the same license.
“Order” means any order, award, writ, assessment, decision, judgment, injunction, determination, ordinance, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Authority of competent jurisdiction.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments, restatements and supplements thereto.
“Owned Real Property” has the meaning set forth in Section 4.17(b).
“Parent” has the meaning set forth in the Preamble.
“Parent Disclosure Letter” has the meaning set forth in the introductory language to Article V.
“Parent Material Adverse Effect” means, with respect to Parent and Merger Sub, any Effect that has a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the Transactions (including the payment of the Merger Consideration).

“Parent Termination Fee” means an amount equal to $160,000,000.
“Patents” has the meaning set forth in the definition of “Intellectual Property.”
“Paying Agent” has the meaning set forth in Section 3.3(a).
“Payment Fund” has the meaning set forth in Section 3.3(a).
“Pensions Employer” means an employer for the purposes of s318 Pensions Act 2004 in relation to an occupational pension scheme.
“Permit” means any permit, certificate, registration, notice, clearance, consent, approval, identification number, license or other authorization required under any applicable Law.
“Permitted Liens” means: (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or that are being contested in good faith through appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) materialmen’s, warehouseman’s, mechanics’, carriers’, workers’ and repairers’ liens, any statutory Liens arising in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use, operation or value of the assets to which they relate; (f) all applicable zoning, entitlement, conservation restrictions, building and similar codes and regulations and other land use regulations, none of which, individually or in the aggregate, materially detracts from the value of or materially and adversely interferes with the present use of, the real property to which they relate; (g) Liens to be released at or prior to Closing; (h) Liens securing obligations under or secured pursuant to the Existing Credit Agreement, the Existing Securitization Facility or the Existing Factoring Facilities; (i) Liens relating to intercompany borrowings among a person and its wholly owned subsidiaries; (j) Liens securing indebtedness or Liabilities that are reflected in the Company SEC Documents; (k) licenses, sublicenses, covenants not to sue or similar rights granted with respect to Intellectual Property; (l) Liens in connection with zoning, entitlement or other land use or environmental regulation by any Governmental Authority, none of which Liens in this subclause (l), individually or in the aggregate, materially detracts from the value of or materially and adversely interferes with the present use of, the real property to which they relate; and (m) with respect to the Company and its Subsidiaries, Liens arising under or relating to this Agreement.
“Person” means an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization or entity of any kind.
“Personal Data” means (a) all information that identifies or could reasonably be used to identify a particular individual; and (b) any other information covered by Data Protection Laws.
“Preferred Stock” has the meaning set forth in Section 4.1(c)(i).
“Proxy Statement” has the meaning set forth in Section 4.3.
“Real Property Lease” has the meaning set forth in Section 4.9(a)(xii).
“Recommendation” has the meaning set forth in Section 4.2(b).
“Registered Intellectual Property” means all United States, international or foreign (a) issued Patents and Patent applications; (b) registered Marks and applications to register Marks; (c) registered Copyrights and applications for Copyright registration; (d) Internet Property registrations; and (e) any other Intellectual Property right that is subject to any filing or recording with any Governmental Authority or other public or quasi-public legal authority (including domain names).
“Regulatory Remedy” has the meaning set forth in Section 6.6(d).
“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Sanctions and Export Control Laws” has the meaning set forth in Section 4.14(e).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder.
“Security Breach” means any unauthorized access, use, destruction, loss, alteration, acquisition, or disclosure of any Personal Data or confidential information.
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and training materials, relating to any of the foregoing.
“Specified Acquisition” has the meaning set forth in Section 6.2(c).
“Subsidiary” means, with respect to any Person, any other Person of which, (a) an amount of the voting securities or ownership interests sufficient to elect at least a majority of its board of directors or other governing Person or body is owned or controlled directly or indirectly by such first Person or (b) more than fifty percent (50%) of the equity interests is owned directly or indirectly by such first Person.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Takeover Law” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction or other applicable Laws that purport to limit or restrict business combinations or the ability to limit or restrict business combinations or the ability to acquire or to vote shares.
“Tax” means all U.S. federal, state, local or foreign taxes, imposts, levies or other similar assessments, including any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental, alternative or add-on, value added, registration, occupancy, capital stock, unincorporated business, escheat, unclaimed property, unemployment, disability, workers’ compensation, accumulated earnings, personal holding company, annual reports, windfall profits or other taxes or assessments, imposed by any Governmental Authority, together with all interest, penalties or additions to tax imposed with respect thereto.
“Tax Proceeding” means any audit, examination, investigation, claim, contest, dispute, litigation or other similar proceeding with respect to Taxes by or against any Taxing Authority.
“Tax Returns” means any report, return (including any information return), declaration, claim for refund or other document filed or required to be filed with any Taxing Authority with respect to Taxes, including any attachment thereto and any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.
“Termination Date” has the meaning set forth in Section 8.1(b).
“Termination Expenses and Interest” has the meaning set forth in Section 8.1(e).
“Termination Fees” means, collectively, the Company Termination Fee and the Parent Termination Fee.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”
“Transaction Approvals” has the meaning set forth in Section 4.3.
“Transactions” has the meaning set forth in the Recitals.
“Transfer Taxes” has the meaning set forth in Section 8.2(b).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.
“UK Pension Scheme” has the meaning set forth in Section 4.11(a) of the Company Disclosure Letter.
“Willful Breach” means a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge, or the knowledge that a Person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would reasonably be expected to, constitute a breach of this Agreement.
ARTICLE II

MERGER
2.1. Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the IBCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the Merger shall have such other applicable effects as set forth in this Agreement and in the applicable provisions of the IBCL. Following the Merger, the Company shall continue as the surviving corporation and the separate existence of Merger Sub shall cease. The Company, as the surviving corporation in the Merger, is sometimes referred to herein as the “Surviving Corporation.”
2.2. Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1, the Closing shall take place via the exchange of electronic documents and executed signature pages and the electronic transfer of funds on the date that is three (3) Business Days after the date on which the last of the conditions precedent set forth in Article VII is satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another date is agreed to in writing by the parties hereto. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”
2.3. Effective Time. On the Closing Date, the parties hereto shall cause articles of merger meeting the requirements of Section 23-1-40-5 of the IBCL (the “Articles of Merger”) relating to the Merger to be properly executed and filed with the Secretary of State of the State of Indiana in accordance with the terms and conditions of the IBCL and in such form as is reasonably satisfactory to both Parent and the Company, and the parties shall deliver and tender, or cause to be delivered or tendered, as applicable, any fees and make all other filings or recordings required under the IBCL in connection with such filing of the Articles of Merger and the Merger. The Merger shall become effective at the time the Articles of Merger are filed with the Secretary of State of the State of Indiana pursuant to this Section 2.3, or at such later time which the parties hereto shall have agreed and specified in the Articles of Merger as the effective time of the Merger (such time and date, the “Effective Time”).
2.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the IBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, title to all real estate and other property of the Company and Merger Sub shall vest in the Company as the Surviving Corporation in the Merger without reversion or impairment, and all Liabilities of the Company and Merger Sub shall become the Liabilities of the Company as the Surviving Corporation in the Merger.
2.5. Articles of Incorporation and Bylaws. The articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation in the Merger as of the Effective Time, except that the name of the Surviving Corporation shall be “Meritor, Inc.” and the provision in the articles of incorporation of Merger Sub naming its incorporator shall be omitted and the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation in the Merger as of the Effective Time, except that the references to Merger Sub’s name shall be replaced by references to “Meritor, Inc.”, each until amended in accordance with applicable Law and consistent with the obligations set forth in Section 6.9.
2.6. Directors and Officers. Until duly removed or until successors are duly elected or appointed and qualified, the directors of Merger Sub immediately prior to the Effective Time of the Merger shall be the initial directors of the Surviving Corporation as of the Effective Time, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF COMMON STOCK
3.1. Treatment of Common Stock and Company Equity Awards. At the Effective Time, by virtue of the Merger and without any action on the part of any party or holder of any shares of Common Stock or Company Equity Awards or any other securities of the Company:
(a) Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
(b) Treatment of Common Stock.
(i) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding Canceled Shares and Converted Shares) and all rights in respect thereof, shall, by virtue of the Merger, be converted into the right to receive $36.50 in cash, without interest (the “Merger Consideration”), and such shares shall otherwise cease to be outstanding, shall automatically be canceled and retired and cease to exist, and each holder of Certificate or Book-Entry Shares that immediately prior to the Effective Time represented any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
(ii) Each share of Common Stock held by the Company as treasury stock or held by Parent or Merger Sub, in each case, immediately prior to the Effective Time (the “Canceled Shares”), shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.
(iii) Each share of Common Stock held by any direct or indirect Subsidiary of Parent (other than Merger Sub) or the Company (other than any such shares of Common Stock held on behalf of third parties) immediately prior to the Effective Time (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages.
(c) Treatment of Company Equity Awards.
(i) At the Effective Time, each share of restricted Common Stock that is outstanding immediately prior to the Effective Time shall be fully vested immediately prior to the Effective Time and treated in accordance with Section 3.1(b) of this Agreement.
(ii) At the Effective Time, each Company RSU Award shall be converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Company RSU Award immediately prior to the Effective Time (a “Converted RSU Award”), subject to the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time, including all service-based vesting conditions; provided that any accelerated vesting applicable to such Company RSU Award in the event of a Qualifying Termination (as such term is defined in the Company Equity Plans) occurring after the Closing Date shall apply for the remaining term of such Converted RSU Award.
(iii) At the Effective Time, each Company PSU Award that is outstanding immediately prior to the Effective Time and (A) scheduled to vest on or prior to September 30, 2024 shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Company PSU Award immediately prior to the Effective Time, less any applicable withholding Taxes and (B) scheduled to vest after September 30, 2024 shall be converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Company PSU Award immediately prior to the Effective Time, subject to the same terms and conditions as applied to the corresponding Company PSU Award immediately prior to the Effective Time, including all service-based vesting conditions; provided that any accelerated vesting applicable to such Company PSU Award in the event of a Qualifying Termination (as such term is defined in the Company Equity Plans) occurring after the Closing Date shall apply for the remaining term of such Converted PSU Award. Notwithstanding the foregoing, for purposes of this Section 3.1(c)(iii), the number of shares of Common

Stock subject to a Company PSU Award with a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the Effective Time shall be determined by deeming the performance goals applicable to such Company PSU Award to be achieved at the target level of performance.
(iv) Parent shall cause the Company or the Surviving Corporation to settle the Merger Consideration described in Section 3.1(c)(i), Section 3.1(c)(ii) and Section 3.1(c)(iii) to holders of Company Equity Awards through the payroll system or payroll provider of the Surviving Corporation (after giving effect to any required Tax withholding) at the time set forth in the applicable award agreement, solely to the extent such awards become vested in accordance with the terms thereof (as modified pursuant to Section 3.1(c)(ii) or 3.1(c)(iii) above). If any payment of the Merger Consideration cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder (less applicable withholding Taxes), which check will be sent by overnight courier to such holder as promptly as reasonably practicable following the Closing Date. Notwithstanding the foregoing, in the case of any Company Equity Award that is subject to Section 409A of the Code, all payments with respect to such Company Equity Award shall be made in accordance with and at the earliest time as is consistent with the requirements of Section 409A of the Code and nothing herein is intended, or shall be construed, to change the payment timing with respect to any such Company Equity Award in violation of Section 409A of the Code.
(v) Notwithstanding the foregoing, the Company Equity Awards described in Section 3.1(c)(i), Section 3.1(c)(ii) and Section 3.1(c)(iii) may be treated in an alternate method to the extent required by Applicable Law or agreed by the Parties.
(vi) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Equity Plan) shall take all such actions as are necessary to approve and effectuate the foregoing provisions of this Section 3.1(c), including making any determinations and/or adoption resolutions of the Company Board or a committee thereof or any administrator of a Company Equity Plan as may be necessary and delivering appropriate notices.
(d) Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted, without duplication, provided, however, that nothing in this Section 3.1(d) shall be construed to permit the Company or any of its Subsidiaries or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.
3.2. Dissenting Shares. The parties acknowledge and agree that the holders of shares of Common Stock are not entitled to any dissenters’ rights of appraisal under Chapter 44 of the IBCL.
3.3. Exchange of Common Stock and Paying Fund.
(a) Paying Agent; Paying Fund. At or prior to the Effective Time, Parent shall designate a bank or trust company of national recognition and reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the holders of shares of Common Stock to receive the funds to which such holders shall become entitled pursuant to Section 3.1(b) and shall enter into a paying agent agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Common Stock cash sufficient to make payment of the cash consideration to which holders of such shares shall become entitled pursuant to Section 3.1(b) (excluding payments with respect to Canceled Shares and Converted Shares) (such aggregate cash, the “Payment Fund”). The Payment Fund shall not be used for any other purpose, subject to Section 3.3(h).
(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in no event later than three (3) Business Days thereafter, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Paying Agent to mail to each holder of record of (i) a Certificate whose shares of Common Stock were converted into the right to receive the consideration payable pursuant to Section 3.1(b) (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and have such other provisions as Parent and the Company may mutually agree) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and (ii) Book-Entry Shares whose shares of Common Stock were converted into the right to receive the consideration payable pursuant to Section 3.1(b) instructions for use in effecting the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of record of one or more Certificates, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by Parent or the Paying Agent, and each holder of record of Book-Entry Shares, upon surrender to the Paying Agent of such Book-Entry Shares (which shall be deemed surrendered upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request), shall be entitled to receive in exchange therefor the amount of Merger Consideration to which such holder is entitled pursuant to Section 3.1(b), and the Certificates or the Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or Book-Entry Share shall be properly transferred, and the Person requesting such payment shall pay any transfer Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent and the Paying Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, subject to the terms and conditions set forth herein. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article III.
(c) No Further Ownership Rights in Common Stock. The Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificates or Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of and exchanged as provided in this Article III.
(d) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by, or otherwise undistributed to, the holders of the Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not exchanged shares of Common Stock in exchange for the Merger Consideration shall (subject to abandoned property, escheat or other similar Laws) thereafter look only to the Surviving Corporation, as general creditors thereof, for payment of the Merger Consideration without any interest.
(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any distributions from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(f) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if required by Parent, the posting by the Person of a bond, in such customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 3.3(d), the Surviving Corporation) will issue, or will cause to be issued, in exchange for such lost, stolen or destroyed Certificate and the making of a customary indemnity, the payments with respect to such Certificate to which such Person is entitled pursuant to this Article III.
(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Paying Agent, Parent, the Company, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(h) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund, as directed by Parent; provided that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III, and following any losses from any such investment, the Surviving Corporation shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in (x) the Company SEC Documents filed with, or furnished to, the SEC and publicly available at least two (2) Business Days prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” and similar disclosures to the extent cautionary, predictive or forward-looking in nature, but including any factual information contained within such statements), except that this clause (x) shall not apply to Section 4.1(c)(i), Section 4.1(c)(ii), Section 4.1(c)(iii) (solely with respect to clauses (A) through (D)) Section 4.1(c)(v), Section 4.1(e) or Section 4.2 or (y) the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation or warranty specified therein and any such other representations or warranties where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:
4.1. Due Incorporation; Capitalization; Indebtedness.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in good standing under the Laws of its respective jurisdiction of organization (where such concept is recognized). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company has made available to Parent, prior to the date of this Agreement, a true, correct and complete copy of the Articles of Incorporation and Bylaws, in each case, as amended as of the date hereof. The Company has made available to Parent, prior to the date of this Agreement, true, correct and complete copies of the Organizational Documents of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), in each case, as amended as of the date hereof. The Articles of Incorporation, the Bylaws and the Organizational Documents of the “significant subsidiaries”, each as amended from time to time, are in full force and effect, and neither the Company nor any of such Subsidiaries, is in material violation of any of the provisions of the Articles of Incorporation, the Bylaws or any of their respective Organizational Documents.
(c) Capitalization.
(i) The entire authorized capital stock of the Company is five hundred thirty million (530,000,000) shares of capital stock, consisting of five hundred million (500,000,000) shares of common stock, par value $1.00 per share (the “Common Stock”), and thirty million (30,000,000) shares of preferred stock, no par value (the “Preferred Stock”).
(ii) As of February 18, 2022 (the “Capitalization Date”), (A) 70,829,212 shares of Common Stock were issued and outstanding (including 164,982 shares subject to Company Restricted Stock Awards), which number does not include any shares of Common Stock held by the Company in treasury, (B) 33,887,901 shares of Common Stock were held by the Company in treasury, (C) 1,109,844 shares of Common Stock were subject to Company RSU Awards, (D) 1,112,059 shares of Common Stock (assuming any applicable performance metrics were deemed satisfied at target levels) were subject to Company PSU Awards, (E) 2,897,563 shares of Common Stock were reserved for issuance and available for grants of future awards under the Company Equity Plans, (F) no shares of Common Stock were reserved for future issuance upon conversion of the Convertible Senior Notes, (G) no shares of Preferred Stock were issued and outstanding or held by the Company in treasury, and (H) no other shares of capital stock or other voting securities were issued, reserved for issuance or outstanding (including any Converted Shares), and from the Capitalization Date to the date of this Agreement, the Company has not issued any shares of Common Stock (including Company Restricted Stock Awards), Company RSU Awards, Company PSU Awards, any shares of Preferred Stock or any other shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock. All of the outstanding shares of Common Stock are, and all shares of Common Stock that may be issued prior to the Effective Time will be duly authorized, validly issued, fully paid and nonassessable. No shares of Common Stock are subject to or were issued in violation of applicable Law or the preemptive rights of any shareholder or any purchase option, call option, right of first refusal, right of first offer, subscription right or any similar right under any provision of the IBCL, other applicable Laws, the Articles of Incorporation or Bylaws or any agreement to which the Company is a party or otherwise bound. Section 4.1(c)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the Company Equity Plan under which each such Company Equity Award was granted, (v) if applicable, the exercise price, purchase price or similar pricing of such Company Equity Award and (vi) the vesting schedule applicable to each such Company Equity Award. As of the date hereof, other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.
(iii) Except as set forth in Section 4.1(c)(ii) and except for the Convertible Senior Notes, as of the Capitalization Date, there are no (A) issued and outstanding shares of capital stock of or other voting or equity interests in the Company, (B) securities of the Company or its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (C) subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other rights or agreements to acquire from the Company or its Subsidiaries (or obligation for the Company to grant, extend or enter into any such commitments), or other obligation of the Company or its Subsidiaries to issue, deliver, transfer sell, or make any payment with respect to, or cause to be issued, delivered, transferred, sold or made any payment with respect to, any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries or securities convertible into or exercisable or exchangeable for, or that correspond to, shares of capital stock of or other voting or equity interests in the Company, (D) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case, that have been issued by the Company or its Subsidiaries, (E) voting agreements, voting trusts, proxies or other similar agreements, commitments or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries, or (F) obligations requiring the registration for sale of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries (the items in clauses (A) to (D) being referred to collectively as the “Company Securities”).
(iv) There are no outstanding obligations or contracts of the Company or any of its Subsidiaries (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption, disposition or other acquisition of, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to any Company Securities (other than (A) issuances in connection with the purchase, vesting or settlement of Company Equity Awards outstanding as of the Capitalization Date in accordance with their terms, or as set forth in the Articles of Incorporation, and (B) in respect of the Convertible Senior Notes, as required by the terms of the Convertible Senior Notes Indenture). No Subsidiary of the Company owns any shares of capital stock of the Company.
(v) As of the Capitalization Date, the aggregate outstanding principal amount of the Convertible Senior Notes is $325,000,000. The “Conversion Rate” (as defined in the Convertible Senior Notes Indenture) equals 25.0474 shares of “Common Stock” (as defined in the Convertible Senior Notes Indenture) per $1,000 principal amount of Convertible Senior Notes.
(d) Except as set forth in Section 4.1(d) of the Company Disclosure Letter, all of the outstanding shares of capital stock of and other voting or equity interests in each of the Company’s Subsidiaries have been and are duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record wholly by the Company or one of the Company’s wholly owned Subsidiaries, free and clear of any Liens other than Permitted Liens, and there are no outstanding (i) shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries (other than those held by the Company or any of its Subsidiaries), (ii) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary of the Company or (iii) options, warrants, puts, calls, exchangeable or convertible securities or other rights or agreements to acquire from the Company or any of its Subsidiaries (or obligation for the Company or any of its Subsidiaries to grant, extend or enter into any such commitments), or other obligation of the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries.
(e) As of the Capitalization Date, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Debt, or, other than as referred to in Section 4.1(c)(ii) of the Company Disclosure Letter and except for the Convertible Senior Notes, other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.
4.2. Due Authorization.
(a) The Company has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the filings under Section 2.3, to consummate the Transactions, and except for obtaining the Company Shareholder Approval and the filing of the Articles of Merger with the Secretary of State of the State of Indiana, no other corporate actions or proceedings on the part of the Company or its shareholders shall be necessary to authorize this Agreement and the Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 5.9 are true and correct, the consummation by it of the Merger, have been duly authorized by the Company Board and, assuming that the Merger is consummated in accordance with the IBCL, except for filing the Articles of Merger with the Secretary of State of the State of Indiana pursuant to the IBCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transactions.

(b) The Company Board has, at a duly convened and held meeting at which all members of the Company Board attended: (i) unanimously (A) approved, adopted and declared advisable this Agreement, the Merger and the other Transactions, (B) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s shareholders, and (C) resolved to recommend that the shareholders of the Company approve this Agreement (the “Recommendation”); and (ii) unanimously directed that this Agreement be submitted to the shareholders of the Company for their approval. None of the foregoing actions by the Company Board has been rescinded or modified in any way (unless a Change of Recommendation has been effected after the date hereof in accordance with the terms of Section 6.4). The Company Shareholder Approval is the only vote of holders of securities of the Company which is required to approve this Agreement and the consummation of the Merger and the other Transactions.
(c) The Company has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws now or hereafter in effect which affect the enforcement of creditors’ rights generally and by rules of Law governing specific performance, injunctive relief and equitable principles (the “Enforceability Exceptions”).
(d) Prior to the execution of this Agreement, the Company and the Company Board have taken all actions necessary to exempt under or make not subject to (i) the provisions of Section 23-1-43 of the IBCL, (ii) any other applicable Takeover Law or (iii) any provision of the Organizational Documents of the Company and its Subsidiaries that would require any corporate approval other than that otherwise required by the IBCL or other applicable state Law, each of the execution of this Agreement and the Transactions. The Company does not have in effect any “poison pill,” shareholder rights plan or similar anti-takeover agreement or plan.
4.3. Consents and Approvals; No Violations. Except for (a) the filing with the SEC of a proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, including the letter to shareholders, notice of meeting and form of proxy, the “Proxy Statement”), (b) compliance with the HSR Act, (c) compliance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with the Transactions, (d) compliance with state securities takeover and “blue sky” laws, as may be required in connection with the Merger, (e) compliance with the rules and regulations of, and any filings with and approvals of, the New York Stock Exchange (“NYSE”), (f) the approval of the Company Board set forth in Section 4.2(a), (g) the affirmative vote of the holders of a majority of all the votes entitled to be cast to approve this Agreement (the “Company Shareholder Approval”), (h) compliance with Competition Laws and Investment Laws of the jurisdictions set forth on Section 4.3(h) of the Company Disclosure Letter and (i) the filing of the Articles of Merger as contemplated under Section 2.3 (collectively, the “Transaction Approvals”), the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions will not, subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 5.9, (i) violate, in any material respect, any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected; (ii) require any notification to or filing or registration by the Company or any of its Subsidiaries with, or consent or approval with respect to the Company or any of its Subsidiaries of, or other action by, any Governmental Authority; (iii) violate or conflict with any provision of the Articles of Incorporation or Bylaws; (iv) require any consent of, notice to or other action by any Person under, constitute a default or breach or an event that, with or without notice or lapse of time or both, would constitute a default or breach under, or cause or permit termination, cancelation, acceleration, or other change of any right or obligation or the loss of any benefit under, any provision of any Company Material Contract, or under any Permit materially affecting the assets or business of the Company and its Subsidiaries (taken as a whole); or (v) result in the creation or imposition of a Lien (other than Permitted Liens) on the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iv) and (v), as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect and has had not and would not be reasonably expected to be materially adverse to the ability of the Company to consummate the Transactions on a timely basis.
4.4. Financial Statements; Internal Controls and Procedures.
(a) The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since September 30, 2019 (all such forms, documents and reports filed or furnished by the Company since such date, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since September 30, 2019, no executive officer of the Company has failed to make the certifications required of her or him under Section 302 or 906 of the Sarbanes-Oxley Act. None of the Company’s Subsidiaries is, or at any time since September 30, 2019 has been, required to file any forms, reports or other documents with the SEC or subject to the reporting requirements under the Exchange Act. As of the date hereof, there are no unresolved comments received from the SEC staff with respect to the Company SEC Documents, and the Company has not received written notice from the SEC since September 30, 2019 that any of the Company SEC Documents are the subject of ongoing SEC review. The Company is and has been in compliance in all material respects with the applicable rules and regulations of the NYSE. As of the date hereof, the Company has not received any written notice from the SEC or other Governmental Authority that any Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and there is not, to the Knowledge of the Company and as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any Company SEC Documents (including the financial statements included therein).
(b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and (iii) were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
(c) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has not identified (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting that is reasonably likely to adversely affect in any material respect the Company’s ability to report financial information or (iii) any written claim or allegation regarding the foregoing clauses (i) or (ii). Since September 30, 2019 to the date of this Agreement neither the Company nor any of its Subsidiaries has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls. As of the date of this Agreement, neither the Company nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes Oxley-Act.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.
4.5. Company Information. Each document required to be filed by the Company with the SEC (including the Proxy Statement) in connection with the Merger (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or otherwise disseminated to the Company’s shareholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s shareholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, no representation or warranty is made by the Company with respect to (and nothing in this Section 4.5 shall apply to) statements made or incorporated by reference in any Company Disclosure Document based on information supplied by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.
4.6. No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries as of January 3, 2022 included in the Company SEC Documents (including any notes thereto), (b) Liabilities arising in connection with the Transactions, (c) Liabilities incurred in the ordinary course of business since January 3, 2022 (other than any liability for material breaches of Contracts), and (d) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.7. Intellectual Property; Information Technology.
(a) Section 4.7(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all Company Registered Intellectual Property, including, as applicable, the jurisdiction, owner or registrant, application or filing number, registration or issuance number, and the status of such item. The material Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, not invalid or unenforceable. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all necessary fees and filings with respect to all Company Registered Intellectual Property have been timely submitted to the relevant Governmental Authority or domain name registrars to maintain such Intellectual Property in full force and effect, except in accordance with the expiration of the term of such rights, or in the ordinary course of business based upon a reasonable business judgment of the Company.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries exclusively own all Company Registered Intellectual Property, in each case, free and clear of all Liens (except for Permitted Liens). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or have a valid and enforceable license or other right to use or practice all Intellectual Property used in or necessary for the operation of the business of the Company in the manner currently conducted, all of which rights shall survive the consummation of the Transactions without being terminated or materially changed; provided that no representation or warranty is made with respect to any third Person’s products (including any third Person’s products that are distributed, supported or resold by the Company or its Subsidiaries).
(c) In each case in which the Company or any of its Subsidiaries has engaged or hired an employee, consultant, or contractor (whether current or former) for the purpose of developing or creating, or who created or developed, any material Intellectual Property for the Company or any of its Subsidiaries, the Company or such Subsidiary has obtained either, by operation of Law or by valid assignment or transfer, ownership of all such Intellectual Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all Trade Secrets included in the Company Intellectual Property and, to the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure or use of any material Trade Secrets included in the Company Intellectual Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries does not infringe, violate or constitute misappropriation of, and since September 30, 2019, has not infringed, violated or constituted misappropriation of, any Intellectual Property of any third Person; provided that no representation or warranty is made with respect to any third Person’s products (including any third Person’s products that are distributed, supported or resold by the Company or its Subsidiaries). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no third Person is infringing, violating, or misappropriating, or has since September 30, 2019 infringed, violated or misappropriated, any Company Intellectual Property. To the Knowledge of the Company, there is no pending claim or asserted claim in writing, and since September 30, 2019 to the date of this Agreement, the Company and its Subsidiaries have received no claim or asserted claim in writing, asserting that the Company or any of its Subsidiaries have infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property rights of any third Person. To the Knowledge of the Company, as of the date of this Agreement, no action or proceeding by any Person is pending against the Company or any of its Subsidiaries, nor has any of them received any written claim or notice since September 30, 2019 to the date of this Agreement, with respect to any material indemnity claim for indemnification for any alleged infringement of any Intellectual Property rights of any third Person relating to any products of the Company. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no action or proceeding (other than prosecution of applications) is pending or, to the Knowledge of the Company, threatened, that challenges the validity, enforceability, registration, or ownership of any Company Intellectual Property.
(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no source code of the Company or any of its Subsidiaries has been delivered, licensed, or made available to any escrow agent, (ii) neither the Company nor any of its Subsidiaries have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any source code to any escrow agent, (iii) neither the Company nor any of its Subsidiaries has combined any Software or other technology under any Open Source License with any proprietary Software of the Company and distributed such combined Software in a manner that would require any Company Intellectual Property (w) to be disclosed, distributed, or made available in source code form, (x) to be licensed for the purposes of preparing derivative works, or (y) to be licensed or redistributed at no or reduced charge.
(g) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company Intellectual Property together with the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the Company and its Subsidiaries to conduct their business in the manner currently conducted and proposed to be conducted immediately after the Closing.
(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions and implemented administrative, technical, and physical safeguards, in each case consistent with standard practices in the industry and all applicable Laws, necessary and appropriate to protect the confidentiality, integrity and security of the IT Assets and all information stored or contained therein or transmitted thereby (including Personal Data) against any unauthorized use, access, interruption, modification, or corruption. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets are in operating condition and perform as required to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries as conducted as of the date hereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 30, 2019 to the date of this Agreement, there have been no material failures or breakdowns of any IT Assets that have caused the disruption or interruption in or to the use of the IT Assets or the operation of the business of the Company or its Subsidiaries and, to the Knowledge of the Company, no third party has gained unauthorized access to the IT Assets in a manner that has resulted or would reasonably be expected to result in any Liability to the Company or its Subsidiaries.
(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented commercially reasonable backup, security, business continuity, and disaster recovery technology, plans, and procedures and the Company and its Subsidiaries act in compliance therewith.
4.8. Privacy and Security.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 30, 2019 to the date of this Agreement, the Company and its Subsidiaries have complied and are in compliance with (i) all applicable Data Protection Laws; (ii) all applicable contractual obligations relating to the privacy and security of Personal Data and confidential information in the possession or control of the Company and its Subsidiaries under Contracts (or portions thereof) to which the Company or any of its Subsidiaries are a party; and (iii) all applicable internal and public-facing privacy policies of the Company and its Subsidiaries regarding Personal Data.
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 30, 2019 to the date of this Agreement, the Company and its Subsidiaries have taken, and required third parties that process Personal Data for or on behalf of the Company and its Subsidiaries to take, commercially reasonable steps compliant with applicable Data Protection Laws (including implementing administrative, technical, organization, and physical security procedures and measures) to safeguard all Personal Data in the possession or control of the Company and its Subsidiaries and to protect against Security Breaches.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 30, 2019 to the date of this Agreement, the Company and its Subsidiaries have had no Security Breaches involving Personal Data or confidential information collected, used in connection with or under the control of the Company and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 30, 2019 to the date of this Agreement, neither the Company nor any of its Subsidiaries have received any written notice from any Person or any applicable Governmental Authority against the Company or any of its Subsidiaries alleging that there has been a Security Breach or alleging any violation of any Data Protection Laws by the Company or any of its Subsidiaries, nor have the Company or any of its Subsidiaries been threatened in writing to be charged with any such violation.
4.9. Contracts.
(a) Section 4.9(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of all Contracts (other than any Company Benefit Plan) in effect as of the date hereof, of the following types to which the Company or any of its Subsidiaries is a party or bound (the “Company Material Contracts”):
(i) any Contract that is filed or required to be filed by the Company as a material Contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC, other than Contracts described in Item 601(b)(10)(iii) of Regulation S-K;
(ii) any Contract that expressly imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, or sell, supply or distribute any product or service, or that otherwise has the effect of restricting the Company, any of its Subsidiaries or any of their respective Affiliates (including Parent and its Affiliates after the Effective Time) from the development, marketing, sale or distribution of products and services or in any line of business, market or geographical area, except, in each case, such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;

(iii) any Contract relating to (A) obligations for borrowed money, (B) obligations evidenced by notes, bonds, debentures or other similar documents, (C) obligations, contingent, deferred and unpaid, or otherwise, in connection with any securitization of any products, receivables or other property (including any obligation of others secured by any Lien on owned or acquired property, whether or not the obligation secured thereby has been assumed), (D) obligations, contingent or otherwise, of such Person in respect of financial guaranties, acceptances, letters of credit, letters of guaranties, surety bonds or similar extensions of credit, (E) [reserved]; (F) finance and synthetic lease obligations; (G) deferred and unpaid purchase price of property other than trade payables in the ordinary course of business consistent with past practice; (H) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); and (I) all guarantees of any of the foregoing (“Debt”), in each case, of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $10,000,000 in the aggregate (other than any such Debt owed by the Company or any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company);
(iv) any Contract entered into on or after September 30, 2019 that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of inventory or other assets held for sale in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, in each case, with any material outstanding obligations as of the date of this Agreement and with a value in excess of $10,000,000;
(v) any material joint venture, partnership, strategic alliance, or limited liability company agreement or other similar Contract, relating to the formation, creation, operation, management or Control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;
(vi) except as has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company’s Subsidiaries, taken as a whole, any settlement or similar Contract, in each case, with a Governmental Authority, restricting in any respect the operations or conduct of the Company or any of its Subsidiaries or any of their respective Affiliates (including Parent and its Affiliates after the Effective Time);
(vii) any Contract with a Material Customer or a Material Supplier;
(viii) each Contract that gives any Person the right to acquire any assets of the Company or any of its Subsidiaries (excluding ordinary course commitments to purchase the Company’s or any of its Subsidiaries’ products) after the date hereof with consideration of more than $5,000,000;
(ix) each Contract that contains “most favored nations” or similar provisions or minimum or exclusive use, supply, sale or purchase requirements that impose material obligations upon the Company or its Affiliates (including Parent and its Affiliates after the Effective Time);
(x) any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any other Person (other than in or to any wholly owned Subsidiary of the Company), in each case, in excess of $10,000,000 in the aggregate;
(xi) any Contract with respect to Intellectual Property that is material to the Company and its Subsidiaries taken as a whole pursuant to which the Company or any of its Subsidiaries (A) grants a license, covenant not to assert, release, agreement not to enforce or prosecute, other immunity to any third Person with respect to any Company Intellectual Property (in each case, other than non-exclusive licenses granted in the ordinary course of business in connection with and at the same time of the sale or licensing of any products or services) or (B) is granted a license with respect to Intellectual Property of any third Person (in each case, other than Open Source Licenses and any “shrink wrap” “click through” license or off-the-shelf Software license commercially available on standard terms with a replacement value less than $100,000);
(xii) each lease of the Company involving annual payments by the Company in excess of $1,000,000 (each, a “Real Property Lease”);

(xiii) each Contract with a Governmental Authority under which the Company or any of its Subsidiaries received or made payments in excess of $1,000,000 during the twelve (12) months prior to the date hereof;
(xiv) any material CBA or similar agreement with any labor unions, works councils, or other labor organizations representing any employees employed by the Company or any of its Subsidiaries; and
(xv) each Contract between the Company or any of its Subsidiaries, on the one hand, and any officer or director of the Company or any beneficial owner, directly or indirectly, of more than five percent (5%) of the number or voting power of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand; and
(xvi) each Contract not otherwise described in any other subsection of this Section 4.9(a) pursuant to which the Company or any of its Subsidiaries is obligated to pay, or entitled to receive, payments in excess of $20,000,000 in the twelve (12)-month period following the date hereof.
(b) True, correct and complete copies of each Company Material Contract in effect as of the date hereof have been made available to Parent or are publicly filed with the SEC prior to the date of this Agreement. Neither the Company nor any Subsidiary of the Company is in breach of or default under any Company Material Contract and, to the Knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under any Company Material Contract, and no event or circumstance has occurred, that with notice or the lapse of time or both would constitute a breach of or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under any Company Material Contract, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of any other party to a Company Material Contract to terminate for default, convenience or otherwise, or not renew, any Company Material Contract, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) The Company has made available to Parent a true, correct and complete list of the ten (10) largest customers (measured by annual revenue to the Company and its Subsidiaries, on a consolidated basis, during the fiscal year ended October 3, 2021) (collectively, the “Material Customers”) and the ten (10) largest suppliers (measured by annual expenditures of the Company and its Subsidiaries, on a consolidated basis, during the fiscal year ended October 3, 2021) (collectively, the “Material Suppliers”) of the Company and its Subsidiaries. No Material Customer or Material Supplier has canceled or terminated its relationship with the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice that any such Material Customer or Material Supplier intends to cancel or terminate its relationship with the Company or any of its Subsidiaries, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.10. Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company maintains insurance with insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate, and (b) all insurance policies maintained by or for the benefit of the Company or any of its Subsidiaries, or otherwise covering the business of the Company and its Subsidiaries, are in full force and effect in accordance with their terms, and, to the Knowledge of the Company, no written notice of cancelation or non-renewal of such policies has been received, and there is no existing breach, default or event which, with or without notice or the lapse of time or both, would constitute a breach or default or permit termination or modification of any such policies.
4.11. Employees and Employee Benefit Plans.
(a) Section 4.11(a) of the Company Disclosure Letter sets forth a complete and correct list of each material Company Benefit Plan (including, to the extent applicable, any Company Benefit Plan maintained outside of the United States or which provides compensation or benefits primarily for the benefit of any employee or former employee of the Company or any of its Subsidiaries who primarily resides outside the United States (each, a “Foreign Plan”)). With respect to each material Company Benefit Plan, a true, correct and complete copy of each of the following documents, and all amendments and modifications to such documents, has been made available to Parent: (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements to such Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last plan year, (iii) the most recently received IRS determination letter or opinion letter, if any, relating to such Company Benefit Plan, (iv) the most recent actuarial report and/or financial statement, if any, relating to such Company Benefit Plan, (v) the most recent summary plan description and any summaries of material modification relating to such Company Benefit Plan, and (vi) any related insurance, trust and administration agreements. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (w) all Company Benefit Plans comply and have been established, maintained, funded, operated, and administered in accordance with their terms and the requirements of all Laws applicable thereto (including ss1-99A Pensions Act 2008 applicable from time to time); (x) there are no actions, audits, investigations, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, involving any Company Benefit Plan; (y) there have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA with respect to any Company Benefit Plan, the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other “fiduciary” with respect to a Company Benefit Plan, and (z) no event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, or any “group health plan” (as defined in Section 733(a)(1) of ERISA) to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws. Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.
(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a current favorable determination letter or opinion letter from the IRS, and there are no existing circumstances or events that have or would reasonably be expected to adversely affect the qualified status of each such Company Benefit Plan.
(c) (i) Except as set forth on Section 4.11(c)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or their respective ERISA Affiliates has any Liability in respect of any health, medical, dental or life insurance benefits following retirement or other termination of employment other than as required by Law.
(ii) Except as set forth on Section 4.11(c)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or their respective ERISA Affiliates has any Liability, has within the past six (6) years had any Liability, or is reasonably expected to have any Liability (A) under Title IV of ERISA (including Section 4062(e) of ERISA) or Section 412 of the Code, (B) with respect to any Multiemployer Plan, (C) on account of at any time being considered a single employer under Section 414 of the Code with any other Person, (D) as a Pensions Employer (other than in respect of a Company Benefit Plan) or, in the past, having been connected or associated with any Pensions Employer (apart from a Pensions Employer of a “money purchase scheme” as defined in s181(1) Pension Schemes Act 1993), or (E) any obligation in relation to any employee who is located in the United Kingdom to provide any benefit not currently provided under a Company Benefit Plan pursuant to a previous business transfer.
(iii) Except as set forth on Section 4.11(c)(iii) of the Company Disclosure Letter, no contribution notice, financial support direction or restoration order has been served on the Company, any Subsidiary or any person connected or associated with the Company or any Subsidiary by the UK Pensions Regulator in accordance with its powers under the Pensions Act 2004. For these purposes, the terms “connected” and “associated” shall have the meanings set out in the Pensions Act 2004.
(iv) With respect to any Company Benefit Plan that is subject to Title IV of ERISA and except as would not reasonably be expected, individually or in the aggregate, to result in a material Liability: (1) there has been no reportable event (as described in Section 4043 of ERISA); (2) no steps have been taken by the Company or any of its Subsidiaries to terminate any such plan; (3) there has been no withdrawal (within the meaning of Section 4063 of ERISA) of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA); (4) no event or condition has occurred that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan or would give rise to liabilities under Section 4062(e) of ERISA; (5) the minimum funding standards of Section 412 of the Code have been satisfied and no waiver of such standards has been requested or granted; and (6) no event has occurred with respect to any such plan which has resulted or could reasonably be expected to result a lien being imposed on the assets of the Company, its Subsidiaries or any of their respective ERISA Affiliates.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Foreign Plan (i) has been operated in compliance with its terms, any applicable collective bargaining or other works council agreements, and the applicable Laws relating to such plans in the jurisdictions in which such Company Benefit Plan is primarily maintained and (ii) has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the applicable Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan.
(e) Except as set forth on Section 4.11(e) of the Company Disclosure Letter, neither the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions will (alone or in combination with any other event): (i) entitle any current or former employee, worker, self-employed contractor, officer or director of the Company or any of its Subsidiaries to any severance pay or benefit, (ii) result in any payment becoming due, or accelerate the time of payment or vesting of payments or benefits or increase the amount of any compensation or benefits due to any such employee, worker, self-employed contractor, officer or director, (iii) trigger any funding obligation under any Company Benefit Plan, (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Benefit Plan before, on or following the Effective Time, or (v) result in any payment (whether in cash, property, the vesting of property or otherwise) to any “disqualified individual” (within the meaning of Section 280G of the Code) that will, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). No Company Benefit Plan provides for any Tax gross-up, make-whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
(f) Except as set forth on Section 4.11(f) of the Company Disclosure Letter, there are no labor unions, works councils, or other labor organizations (including but not limited to any employee representative bodies or staff associations) whether elected or not, representing or governing any employees employed by the Company or any of its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since September 30, 2019 to the date hereof, there has not occurred, issued, or been asserted and, to the Knowledge of the Company, there is not pending or threatened, (i) any labor strike, slowdown, picketing, walkout, or work stoppage by, or lockout of, or other similar concerted action, or to the Knowledge of the Company, union organizing activities with respect to, any employees of the Company or any of its Subsidiaries, including but not limited to any negotiations or agreement to negotiate such a collective bargaining, labor union or works council agreement, (ii) any Litigation or labor related dispute against the Company or any of its Subsidiaries alleging labor relations or employment law violations by an employee, worker, self-employed contractor, officer, director or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or other Governmental Authority, or (iii) any application or petition for representation or certification of a labor union, works council, or other labor organization or employee representative body seeking to represent any employees of the Company or any of its Subsidiaries.
(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect since September 30, 2019 to the date hereof: the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, including but not limited to, fair employment practices, terms and conditions of employment, applicant and employee background checking, immigration, workers’ compensation, occupational safety and health requirements (including health and safety obligations and any laws, guidance or obligation in connection with COVID-19), plant closings or mass layoffs, wages, bonuses and commissions (as applicable) and hours, worker classification (including employees and independent contractors), withholding of Taxes, sexual harassment, employment discrimination, whistleblowing, disability rights or benefits, equal opportunity, labor relations, employee leave issues, affirmative action, any recommendation or declaration of any court, employment tribunal (or any other tribunal), any order, notice, judgement, award, or code of practice and unemployment insurance and related matters.
4.12. Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) All Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete.
(b) All Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on a Tax Return) have been timely paid (taking into account extensions), except for Taxes for which reserves have been established on the financial statements of the Company in accordance with GAAP.
(c) There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries other than Permitted Liens.
(d) Each of the Company and its Subsidiaries has collected, deducted or withheld and timely paid over to the appropriate Taxing Authority all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Laws relating to the payment and withholding of Taxes with respect to payments to any employee, independent contractor, creditor, shareholder or other third party.
(e) As of the date hereof, there is no Tax Proceeding pending or threatened in writing against the Company or any of its Subsidiaries (other than any Tax Proceeding that is being contested in appropriate proceedings or for which reserves have been established on the financial statements of the Company in accordance with GAAP). As of the date hereof, no Taxing Authority has asserted in writing any deficiency or claim with respect to Taxes or any adjustment to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open and that has not been resolved or is currently pending.
(f) Neither the Company nor any of its Subsidiaries has, except for automatic or automatically granted waivers or extensions, (i) waived any statute of limitations with respect to any Taxes of the Company or any of its Subsidiaries or agreed to any extension of time for filing any Tax Return of the Company or any of its Subsidiaries or (ii) consented to any extension of time with respect to any Tax assessment or deficiency of the Company or any of its Subsidiaries, which waiver or extension of time is currently outstanding.
(g) No claim has been made in writing within the past three (3) years by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(h) Neither the Company nor any of its Subsidiaries (i) is a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company or any Subsidiary of the Company or a group consisting only of the Company and/or any of its present or former Subsidiaries), (ii) is a party to any written Tax sharing, Tax allocation, Tax indemnity or similar agreement that is in effect (other than (x) any such agreement that is solely between or among the Company and/or any of its Subsidiaries, or (y) any commercial agreement (or purchase agreement) the primary purpose of which is not related to Taxes), or (iii) has any Liability for the Taxes of any Person other than itself under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, or by Contract.
(i) The Company has not requested or received a written ruling from any Taxing Authority or signed any binding agreement with any Taxing Authority within the past three (3) years.
(j) All documentation related to the provision of any property or services undertaken within the past three (3) years among the Company and its Subsidiaries required by the relevant transfer pricing Laws, if necessary, has been prepared or obtained and, if necessary, retained.
(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) In the last two (2) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(m) Neither the Company nor any of its Subsidiaries has deferred the amount of the employer’s share of any Taxes or applied for any Tax credits under the CARES Act.
4.13. Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, ii) none of the Company or its Subsidiaries is subject to any Order, and iii) there is no investigation, charge, complaint, claim, action, suit, arbitration, prosecution or proceeding (whether civil, criminal or regulatory) in Law or in equity (“Litigation”), before any Governmental Authority, court, tribunal or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, arbitrator or mediator, pending, or, to the Knowledge of the Company, threatened, against any of the Company or its Subsidiaries.
4.14. Compliance with Laws; Permits.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since September 30, 2019, have been, in compliance in all material respects with all applicable federal, state, local, municipal, multi-national and foreign laws (including common law), statutes, constitutions, codes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees or agency requirements of Governmental Authorities (collectively, “Laws”).
(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold and have held since September 30, 2019, all Permits necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries, have been in compliance with the terms of all such Permits and none of the Company or any of its Subsidiaries has received any written notice from any Governmental Authority asserting any noncompliance with any such Permits by the Company or any of its Subsidiaries that has not been cured as of the date of this Agreement.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries, or to the Knowledge of the Company, any of their respective directors, officers, employees, agents, or any other representative, in each case, acting for or on behalf of the Company or any of its Subsidiaries, has in the previous five (5) years, directly or indirectly, (i) made, agreed to make, promised, offered or authorized the making of any improper payment, contribution, gift, entertainment, money, unlawful transfer of anything of value, or other advantage, to any Person, including a foreign official as defined in the U.S. Foreign Corrupt Practices Act, in violation of Anti-Corruption Laws or (ii) accepted, received, agreed to accept or authorized the acceptance of any payment, contribution, gift, entertainment, money, anything of value, or other advantage in violation of any Anti-Corruption Laws.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or, any Subsidiary of the Company, or, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other persons acting on their behalf, has been subject to any enquiry, investigation or proceeding by any Governmental Authority relating to Anti-Corruption Laws or applicable anti-money-laundering Laws in the previous five (5) years, nor to the Knowledge of the Company, is any such enquiry, investigation, or proceeding pending or threatened, nor in the previous five (5) years have any disclosures been submitted to any Governmental Authority with respect to violations of any Anti-Corruption Law by the Company or any of its Subsidiaries. The Company and its Subsidiaries have instituted and maintain policies, procedures, and internal controls reasonably designed to achieve compliance with all applicable Anti-Corruption Laws and anti-money-laundering Laws.
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 30, 2017, the Company its Subsidiaries and their respective officers, managers, employees and, to the Knowledge of the Company, agents and third-party representatives acting on their behalf have at all times conducted their businesses in all material respects in accordance with U.S. and non-U.S. economic and trade sanctions, and export control Laws, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Kingdom, the United Nations, the European Union or any member state thereof (“Sanctions and Export Control Laws”). The Company and its Subsidiaries have instituted policies and procedures that are reasonably designed and customary for similarly situated companies to achieve compliance with applicable Sanctions and Export Control Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no enquiries, investigations, or proceedings by any Governmental Authority relating to Sanctions and Export Control Laws pending, or to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries.
(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 30, 2017, the Company, its Subsidiaries and their respective agents and third-party representatives acting on their behalf, have at all times conducted their businesses in all material respects in accordance with U.S. customs Laws, including those administered by the U.S. Customs and Border Protection of the U.S Department of Homeland Security, and customs Laws of all applicable jurisdictions (“Customs Laws”). The Company and its Subsidiaries have instituted policies and procedures that are reasonably designed and customary for similarly situated companies to achieve compliance with applicable Customs Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 30, 2017, there have been no enquiries, investigations, audits, litigation or any other proceedings by any Governmental Authority relating to Customs Laws pending, or to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries.
(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 30, 2017, the Company, its Subsidiaries and their respective agents and third-party representatives acting on their behalf, have at all times conducted their businesses in all respects in accordance with U.S. forced or indentured labor Laws, including without limitation Section 307 of the Tariff Act of 1930 (19 U.S.C. § 1307), as amended, and 19 C.F.R. §§ 12.42–12.45, and forced or indentured labor Laws of all applicable jurisdictions (“Forced Labor Laws”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, since January 30, 2017 goods sourced by the Company and its Subsidiaries from third-party suppliers have been obtained and/or manufactured in a manner that is consistent with Forced Labor Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have instituted policies and procedures that are reasonably designed to achieve compliance with applicable Forced Labor Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 30, 2017, there have been no enquiries, investigations, audits, litigation or any other proceedings by any Governmental Authority relating to Forced Labor Laws pending, or to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries.
4.15. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and in the previous five (5) years, have been, in compliance with applicable Environmental Laws and each has, and in the previous five (5) years, has been in compliance with, all Environmental Permits necessary for the conduct and operation of their respective businesses as currently conducted, (b) none of the Company or any of its Subsidiaries has received any written notice, demand, or claim alleging that the Company or such Subsidiary is in violation of, or liable under, any Environmental Law, (c) none of the Company or any of its Subsidiaries is subject to any judgment, decree, Litigation or judicial Order relating to compliance with, or Liability under, Environmental Laws, Environmental Permits or the treatment, remediation, removal or cleanup of Hazardous Materials, (d) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other Person, has released or disposed of, or caused or contributed to any contamination by, or exposure of any Person to, any Hazardous Materials that would reasonably be expected to give rise to any Liability under Environmental Laws for the Company or any of its Subsidiaries, and (e) no Litigation before any Governmental Authority, court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, arbitrator or mediator that arises out of Environmental Law is pending, or, to the Knowledge of the Company, threatened, against any of the Company or its Subsidiaries.

4.16. Absence of Changes. Since September 30, 2021 to the date of this Agreement, except for events giving rise to, and the discussion and negotiation of, this Agreement or in response to COVID-19 or to comply with COVID-19 Measures, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and have not taken any action that would constitute a breach of or require consent of Parent under clauses (i), (ii), (iii), (vi), (vii), (viii), (xvi) (but only with respect to settlements) or (xix) (solely to the extent relating to any of the foregoing clauses) of Section 6.2. Since September 30, 2021 through the date hereof, there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.17. Real Property; Assets.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or the applicable Subsidiary of the Company party to the respective Real Property Lease has good and valid title to the leasehold estate under such Real Property Leases free and clear of any Liens other than Permitted Liens, and (ii) neither the Company nor any of its Subsidiaries have subleased, licensed or otherwise granted any Person the right to use or occupy any of its real estate interest under a Real Property Lease.
(b) Section 4.17 of the Company Disclosure Letter sets forth a true, correct and complete list in all material respects as of the date of this Agreement of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries, as applicable, possess good and marketable, indefeasible fee simple title to the Owned Real Property free and clear of all Liens and defects in title, except for Permitted Liens, (ii) neither the Company nor any of its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof and (iii) neither the Company nor any of its Subsidiaries has granted any outstanding options, rights of first offer or rights of first refusal to purchase any of the Owned Real Property or any portion thereof or interest therein. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received notice of any pending condemnation proceeding with respect to any Owned Real Property and, to the Knowledge of the Company, no such proceeding is threatened.
(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of the Company’s Subsidiaries has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company’s Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company’s Subsidiaries has received any written notice alleging noncompliance with any applicable building, zoning, land use or other similar Laws and other requirements with respect to any Company Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, all of the Company Real Property (i) has received all approvals of Governmental Authorities required in connection with the ownership or operation thereof and (ii) is in compliance with all applicable building, zoning, land use and other similar Laws.
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Owned Real Property and the Leased Real Property (collectively, the “Company Real Property”), and the buildings and improvements thereon are in good condition and repair, normal wear and tear excepted, and are sufficient for the business of the Company and its Subsidiaries.
4.18. Brokers and Finders. Except for J.P. Morgan Securities LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.
4.19. Opinion of Financial Advisor. The Company Board has received the oral opinion (to be confirmed by delivery of a written opinion) of J.P. Morgan Securities LLC, to the effect that, as of the date of such opinion and based on and subject to the various assumptions, qualifications, limitations and matters set forth therein, the Merger

Consideration is fair, from a financial point of view, to the holders of Common Stock (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub). As promptly as practicable after the date of this Agreement, the Company shall furnish an accurate, complete and confidential copy of such written opinion to Parent solely for informational purposes, it being understood and agreed that such opinion is for the sole benefit of the Company Board and may not be relied upon by Parent or Merger Sub.
4.20. Related Party Transactions. Except as set forth in the Company SEC Documents, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any affiliate (including any officer, director, employee, or any of their respective family members) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.
4.21. No Additional Representations. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V (as qualified by the Parent Disclosure Letter) or in any certificate delivered by Parent pursuant to this Agreement (a) Parent or Merger Sub does not make, or has not made and the Company has not relied on, any express or implied representations or warranties relating to Parent, Merger Sub or their businesses or otherwise and (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party. The Company further acknowledges and agrees that any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article V or in any certificate delivered by Parent pursuant to this Agreement. Without limiting the foregoing, the Company acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article V (as qualified by the Parent Disclosure Letter) or in any certificate delivered by Parent pursuant to this Agreement, neither Parent, Merger Sub nor any other Person will have or be subject to any Liability or other obligation to the Company or their Representatives or Affiliates or any other Person resulting from the Company’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or their Representatives or Affiliates in connection with the Transactions. Notwithstanding the foregoing, nothing in this Section 4.21 is intended or shall be deemed to have the effect of eliminating, limiting or restricting in any way any Person’s rights or remedies in the event of fraud.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in (x) the forms, documents and reports required to be filed or furnished by Parent with the SEC since September 30, 2019 and publicly available at least two (2) Business Days prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” and similar disclosures to the extent cautionary, predictive or forward-looking in nature, but including any factual information contained within such statements), except that this clause (x) shall not apply to Section 5.2 or (y) the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation or warranty specified therein and any such other representations or warranties where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company that:
5.1. Due Incorporation; Capitalization.
(a) Each of Parent and Merger Sub is duly organized, validly existing and, where such concept is applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization.
(b) Each of Parent and Merger Sub has all requisite power and authority to (i) conduct its businesses in the manner in which its businesses are currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used, except where any failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification and/or licensing, except where any failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent’s Organizational Documents are in full force and effect, and Parent is not in material violation of any of their provisions. All of the issued and outstanding equity interests of Merger Sub are owned by Parent free and clear of Liens.
5.2. Due Authorization.
(a) Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the filings under Section 2.3, to consummate the Transactions.
(b) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the applicable Transactions, including the Merger, have been duly and validly approved by the unanimous vote of the boards of directors of Parent and Merger Sub and, promptly following execution and delivery of this Agreement, will be approved by the sole shareholder of Merger Sub, and no other corporate actions or proceedings on the part of Parent or Merger Sub or their respective shareholders shall be necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Transactions. No vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law or the Organizational Documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.
(c) Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery hereof by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.
5.3. Consents and Approvals; No Violations. Except for in connection with or in compliance with the Transaction Approvals, shareholder and/or board approvals of Parent and Merger Sub and the filing with the SEC of the Proxy Statement, the execution, delivery and performance by Parent and the Merger Sub of this Agreement and the consummation of the Transactions will not (a) violate, in any material respect, any Law or Order applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected; (b) require any notification to or filing or registration by Parent or any of its Subsidiaries with, or consent or approval with respect to Parent or any of its Subsidiaries of, or other action by, any Governmental Authority; (c) violate or conflict with any provision of the Organizational Documents of Parent or Parent’s Subsidiaries; and (d) require any consent of, notice to or other action by any Person under, constitute a default or breach or an event that, with or without notice or lapse of time or both, would constitute a default or breach under, or cause or permit termination, cancelation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract to which Parent or a Merger Sub is a party or by which Parent or a Merger Sub or any of their assets or properties is bound, except in the case of clauses (b) and (d) as has not had and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.4. Operations of Merger Sub. Merger Sub was formed specifically for the Transactions. Since its date of incorporation, Merger Sub has not, and prior to the Effective Time will not have, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
5.5. Litigation. As of the date hereof, there is no Litigation to which Parent or Merger Sub is a party pending or, to the Knowledge of Parent, threatened that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.6. Compliance with Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of their respective incorporation, each of Parent and Merger Sub has been and is in compliance with all applicable Laws.
5.7. Parent and Merger Sub Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement, at the time it (and any amendment or supplement thereto) is first filed with the SEC, when the Proxy Statement is first mailed to the Company’s shareholders or on the date of the Company Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, no representation or warranty is made by Parent or Merger Sub with respect to (and nothing in this Section 5.7 shall apply to) statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company or any of its Subsidiaries.
5.8. Funds. Parent has and will have at the Closing access to all funds necessary to consummate the Transactions and to make all required payments in connection herewith (including funds available to it through a combination of cash on hand and access to undrawn committed lines of credit), including (a) payment of the Merger Consideration and all payments required by this Agreement in respect of Company Equity Awards and (b) all other amounts to be paid pursuant to this Agreement, and any associated costs and expenses on the Closing Date. Notwithstanding anything to the contrary contained herein, Parent acknowledges and agrees that in no event shall the receipt or availability of any funds or financing by Parent or any of its Affiliates be a condition to any of Parent’s or Merger Sub’s obligations hereunder. As of the date hereof, there is no Law, Order or obligation (contractual or otherwise) in effect which would prevent or materially restrict, delay or otherwise limit (or would have the effect of preventing or materially restricting, delaying or otherwise limiting) Parent’s ability to fund the Merger Consideration and any other amounts payable by Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates in connection with this Agreement and the Transactions.
5.9. Ownership of Common Stock. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or has been at any time during the last five (5) years, an “interested shareholder” of the Company (in each case, as such quoted terms are defined under Section 23-1-43 of the IBCL). None of Parent, Merger Sub or any of their respective Subsidiaries or affiliates beneficially owns, directly or indirectly (including pursuant to a derivative contract) any shares of Common Stock, or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any other securities of the Company or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries or affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock or any of the foregoing securities, except pursuant to this Agreement.
5.10. Brokers and Finders. Except for Morgan Stanley, neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.
5.11. Investigation; No Other Representations. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, Liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to certain books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Letter), or any certificate delivered by the Company pursuant to this Agreement (a) the Company does not make, or has not made, and neither Parent nor Merger Sub has relied on, any express or implied representations or warranties relating to the Company, its Subsidiaries or their respective businesses or otherwise, and (b) no Person has been authorized by the Company to make any representation or warranty relating to it or its business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party. Parent and Merger Sub further acknowledge and agree that any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV or any certificate delivered by the Company pursuant to this Agreement. Without limiting the foregoing, each of Parent and Merger Sub acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person will have or be subject to any Liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions. Notwithstanding the foregoing, nothing in this Section 5.11 is intended or shall be deemed to have the effect of eliminating, limiting or restricting in any way any Person’s rights or remedies in the event of fraud.
ARTICLE VI

COVENANTS AND AGREEMENTS
6.1. Access to Information, Employees and Facilities.
(a) For purposes of furthering the Transactions, from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), subject to Section 6.1(b) and Section 6.1(c), the Company shall, and shall cause its Subsidiaries to, give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the books and records, real property, offices and facilities of the Company and its Subsidiaries, and, during such normal business hours in the Interim Period, the Company shall, and shall cause its Subsidiaries to, make the officers and employees of the Company and its Subsidiaries available to Parent and its Representatives and to reasonably promptly furnish to Parent all financial, operating and other data and information, in each case, (i) as Parent shall from time to time reasonably request solely for the purpose of furthering the Transactions and for integration planning purposes, and (ii) to the extent that such access and disclosure would not obligate the Company or any of its Subsidiaries to take any actions that would unreasonably interfere with the normal course of their businesses; provided that this Section 6.1 does not authorize environmental testing or sampling of the Company’s leased real property or Owned Real Property; provided, further, that in no event shall access to the officers and/or employees of the Company and its Subsidiaries be made available to Parent or any of its Representatives for the purpose of negotiating and/or entering into any new employment or compensation arrangements without the Company’s prior written consent and subject to such parties providing the Company and its Representatives the opportunity to review any such proposed arrangements a reasonable period of time prior to the proposed execution of any such arrangements.
(b) Nothing in Section 6.1(a) shall require the Company to provide access or to disclose any information to the other party or its Representatives if such access or disclosure, (i) in light of COVID-19 or COVID-19 Measures, jeopardizes the health and safety of any officer or employee of the Company or any of its Subsidiaries (provided that, at Parent’s written request, the Company shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure in a manner that does not jeopardize the health and safety of any officer or employee of the Company or any of its Subsidiaries), (ii) constitutes a violation of applicable Laws (including COVID-19 Measures) (provided that, at Parent’s written request, the Company shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Laws), (iii) causes a breach of, or material default pursuant to, any binding agreement entered into by the Company or its Subsidiaries prior to the date of this Agreement (provided that, at Parent’s written request, the Company shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such agreement), (iv) would reasonably be expected to result in a loss or impairment of the protection of any attorney-client or work product privilege (provided that the Company shall allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize any such attorney-client or work product privilege), (v) would result in the disclosure of trade secrets of any third parties (provided that, at Parent’s written request, the Company shall use commercially reasonable efforts to make alternative arrangements that would allow Parent access to such information in a manner that does not disclose such trade secrets) or (vi) would result in the disclosure of information or access that is reasonably pertinent or likely to be reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties. If any of the information or material furnished pursuant to Section 6.1(a) includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Litigation or governmental investigations, each party hereto understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine. In no event shall the work papers of the Company’s and its Subsidiaries’ independent accountants and auditors be accessible to Parent or any of its Representatives unless and until such accountants and auditors have provided a consent related thereto in form and substance reasonably acceptable to such auditors or independent accountants.
(c) All information provided by the Company shall be held in confidence in accordance with the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect until Closing and shall automatically terminate on and with effect from the Closing.
6.2. Conduct of Business.
(a) During the Interim Period, other than (i) as required, contemplated or permitted by this Agreement, (ii) with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), (iii) as required by a Governmental Authority of competent jurisdiction or by applicable Law (including the rules and regulations of the NYSE), (iv) any actions taken reasonably and in good faith in response to or as a result of COVID-19 or in response to or to comply with COVID-19 Measures or (v) as set forth in Section 6.2(a) of the Company Disclosure Letter (the exceptions in clauses (i)-(iii) and (v), the “Interim Covenant Exceptions”), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business in all material respects in the ordinary course of business consistent with past practice and (y) maintain and preserve intact, in all material respects, its business organization, goodwill and ongoing business.
(b) During the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, other than pursuant to any Interim Covenant Exception:
(i) amend, modify, waive, rescind, change or otherwise restate their respective Organizational Documents (except for immaterial or ministerial amendments);
(ii) split, combine, subdivide, reduce or reclassify any capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries, other than (A) to satisfy applicable Tax withholding and/or exercise prices upon vesting, settlement or exercise of any Company Equity Award outstanding as of the date hereof or granted after the date hereof without violation of this Agreement, or (B) any such transactions involving a wholly-owned Subsidiary of the Company;
(iii) authorize, declare, set aside, make or pay any dividend (whether in cash, assets, shares or other securities of the Company or any of its Subsidiaries), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, voting securities or other equity interests, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, voting securities or other equity interests, except for (A) any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) the acceptance of shares of Common Stock, or withholding of shares of Common Stock otherwise deliverable, to satisfy withholding Taxes incurred in connection with the vesting and/or settlement of Company Equity Awards or (C) in relation to the Convertible Senior Notes, any settlements in cash (in whole or in part) or conversion of any of the Convertible Senior Notes in accordance with and pursuant to the terms of the Convertible Notes Indenture;
(iv) grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, voting securities or other equity interests, other than as set forth in Section 6.2(b)(iv) or Section 6.2(b)(x) of the Company Disclosure Letter;
(v) issue, purchase, sell or otherwise permit to become outstanding, deliver, grant, pledge, dispose of or encumber, or permit the issuance, purchase, delivery, grant, sale, pledge, disposition or encumbrance of any additional shares of capital stock, voting securities or other equity interest in the Company or any of its Subsidiaries, or any securities convertible or exchangeable into, or exercisable for, any shares of capital stock, voting securities or any other equity interests in the Company or any of its Subsidiaries, or options, warrants, or other rights of any kind to acquire any shares of capital stock, voting securities or other equity interests in the Company or any of its Subsidiaries, except (i) due to the vesting and/or settlement of Company Equity Awards granted prior to the date hereof in accordance with their terms or otherwise in accordance with Section 6.2(b)(iv) of the Company Disclosure Letter, (ii) in transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (iii) upon conversion of the Convertible Senior Notes;
(vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization, other than any such plan solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or involving less than $5,000,000 individually or $15,000,000 in the aggregate;
(vii) incur, assume, endorse, guarantee or otherwise become liable for any Debt or issue or sell any Debt securities or any rights to acquire any Debt securities, except for (A) Debt among the Company and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (B) guarantees by the Company of Debt of wholly owned Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Debt of the Company or any of its wholly owned Subsidiaries, which Debt is incurred in compliance with this clause (vii) or is outstanding on the date hereof, (C) Debt incurred in the ordinary course of business consistent with past practice pursuant to the Existing Credit Agreement or the Existing Securitization Facility, (D) Debt incurred in the ordinary course of business consistent with past practice pursuant to committed and uncommitted Swedish, U.S., U.K. and Italian factoring facilities of the Company and its Subsidiaries, in each case, in effect on the date hereof, and listed on Section 6.2(b)(vii) of the Company Disclosure Letter (collectively, the “Existing Factoring Facilities”), (E) swaps, options, derivatives and other hedging agreements or arrangements incurred in the ordinary course of business consistent with past practice, (F) one or more cross currency swaps incurred to replace the cross currency swap described on Section 6.2(b)(vii) of the Company Disclosure Letter, (G) Debt not to exceed $25,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than pursuant to clauses (A) through (F) above and in and for use in China, and (H) Debt (“New Debt”) incurred to replace, renew, extend or refinance any Debt of the Company or its wholly owned Subsidiaries (if any such replacement, renewal, extension or refinancing does not trigger payment of a premium or a prepayment penalty), in the case of this clause (H), up to an amount equal to the Debt being replaced, renewed, extended, or refinanced (plus any related fees, expenses and accrued interest) and only if such New Debt is repayable in full at any time without payment of penalty or premium;
(viii) sell, transfer, exchange, swap, mortgage, lease, grant, license, assign, abandon, permit to lapse, subject to a Lien (other than a Permitted Lien) or otherwise dispose of any of its assets (including material Company Intellectual Property and shares of capital stock, voting securities or other equity interests of the Company or its Subsidiaries) having a value in excess of $10,000,000 individually or $20,000,000 in the aggregate to any Person (other than to the Company or a wholly owned Subsidiary of the Company and other than (A) sales of inventory in the ordinary course of business consistent with past practice, (B) sales of rental equipment in the ordinary course of business consistent with past practice, or obsolete or worthless equipment, (C) the sale, lease or licensing of materials embodying of Company Intellectual Property in the ordinary course of business consistent with past practice, (D) the non-exclusive licensing of Company Intellectual Property in the ordinary course of business consistent with past practice, (E) the transfer or abandonment of immaterial Company Intellectual Property in the ordinary course of business consistent with past practice, or (F) the expiration or abandonment of Company Intellectual Property at the end of its statutory term and not eligible for renewal);
(ix) acquire any assets (including material Company Intellectual Property) or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, in each case other than (A) transactions involving a purchase price less than $10,000,000 individually or $20,000,000 in the aggregate, (B) among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (C) acquisitions of inventory or other goods in the ordinary course of business or (D) the acquisition of immaterial Company Intellectual Property in the ordinary course of business;
(x) except as required by applicable Law, any CBA or any Company Benefit Plan in effect as of the date hereof or otherwise established as permitted under this Agreement, (A) establish, adopt, amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, other than immaterial amendments to any Company Benefit Plan that do not materially increase benefits, do not materially increase the annual cost to the Company of maintaining, and do not materially extend the Company’s commitment with respect to such Company Benefit Plan; (B) increase the compensation (including paying or committing to pay any bonuses or incentive compensation (whether cash, equity, or equity-based)) or benefits of any current or former director or executive officer, or employees of the Company or its Subsidiaries; (C) accelerate the time of vesting or payment of any benefit or award, including a Company Equity Award, under any Company Benefit Plan or otherwise; (D) grant to any current or former director, officer or employee any increase in severance, retention or termination pay; (E) enter into any new, or modify any existing, employment or consulting agreement with any current or former director or officer; (F) hire or promote any employee at Grade 19 or above; or (G) terminate, other than for cause, any executive officer;
(xi) implement or adopt any material change in its financial accounting policies practices, principles or methods, other than as may be required by GAAP or applicable, Law;
(xii) fail to use commercially reasonable efforts to maintain in effect any of the Company’s material existing insurance policies or comparable replacement policies;
(xiii) except (A) in accordance with the Company’s capital budget set forth on Section 6.2(b)(xiii) of the Company Disclosure Letter, (B) to the extent reasonably necessary to protect human health and safety or (C) for any unbudgeted capital expenditures not to exceed $5,000,000 individually or $10,000,000 in the aggregate per annum, make any capital expenditure or expenditures;
(xiv) (A) terminate or amend in a material manner, any Company Material Contract or Real Property Lease, or waive, release or assign any material rights or claims thereunder, other than, for the avoidance of doubt, any renewal or expiration in the ordinary course of business consistent with past practice, of such Company Material Contract or Real Property Lease according to such Company Material Contract’s or Real Property Lease’s terms on substantially the same terms, (B) enter into any contract or lease that, if entered into prior to the date hereof, would be a Company Material Contract or Real Property Lease, or (C) waive any material right under or release, settle or compromise any material claim under any Company Material Contract or Real Property Lease;
(xv) (A) make any loan, advance or capital contribution to or investment in any Person (other than the Company or any wholly owned Subsidiary of the Company) in excess of $10,000,000 individually or $20,000,000 in the aggregate, other than expense advancements in the ordinary course of business, consistent with past practice, to directors, officers and employees of the Company or (B) forgive, cancel or compromise any debt or claim, or waive, release or assign any right or claim, in each case against any director, officer or employee of the Company;
(xvi) without prejudice to Section 6.11, commence (other than a collection action in the ordinary course of business), waive, release, assign, compromise, pay, discharge, settle or satisfy any pending or threatened Litigation, other than settlements with respect to any Litigation that (A) are solely for monetary damages of less than $10,000,000 individually and $20,000,000 in the aggregate, (B) do not impose any injunctive relief on the Company and its Subsidiaries and do not involve the admission of wrongdoing by the Company, any of its Subsidiaries or any of their respective officers or directors and (C) do not provide for the license of any Intellectual Property or the termination, modification or amendment of any license of Company Intellectual Property;
(xvii) other than in the ordinary course of business (A) change or revoke any material Tax election, (B) adopt or change any annual accounting period for Tax purposes, (C) change any material method of accounting for Tax purposes, (D) amend any material Tax Returns, (E) surrender any right to claim a material refund of Taxes, (F) settle or compromise any Tax Proceeding for an amount materially in excess of the amount reserved for Taxes on the financial statements of the Company or (G) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (except for automatic or automatically granted extensions or waivers), in each case, if such action would result in a material increase in the Tax liability of the Company and its Subsidiaries (it being agreed and understood that none of the clauses (i) through (xvi) nor clauses (xviii) through (xix) of this Section 6.2(b) shall apply to Tax compliance matters other than clause (xix) insofar as it relates to this clause (xvii));
(xviii) enter into any transactions or Contracts with any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC; or
(xix) authorize any of, or agree or commit to do any of, the foregoing actions.
Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing, except as expressly set forth herein. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and its Subsidiaries.
(c) Except as required by this Agreement or as required by applicable Law, during the Interim Period, Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person, to extent such acquisition is of a business set forth on Section 6.2(c) of the Parent Disclosure Letter (a “Specified Acquisition”), if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions or (B) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions.
6.3. Obligations of Merger Sub. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
6.4. No Solicitation.
(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 6.4, from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers and directors, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ respective other Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate any inquiry, proposal or offer or the making, submission or announcement of any inquiry, proposal or offer, that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (other than, in response to an unsolicited bona fide inquiry that did not arise from a material breach of this Section 6.4(a), solely for the purpose of obtaining clarification from the Person making such Company Takeover Proposal of the terms of such Company Takeover Proposal and facts about the Person that made it and only if failing to do so would be inconsistent with the Company Board’s fiduciary duties, and to refer the inquiring Person to this Section 6.4). The Company shall, and the Company shall cause its Subsidiaries, and its and their respective officers and directors to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, immediately after the execution and delivery of this Agreement, cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any non-public information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal. Within three (3) Business Days following the date hereof, the Company shall (A) request in writing that each Person that has heretofore executed a confidentiality agreement, in connection with its consideration of a Company Takeover Proposal or potential Company Takeover Proposal promptly destroy or return to the Company all non-public information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal by such Person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement (if any) to which the Company is a party, in each case, that prohibits or purports to prohibit a proposal being made to the Company Board. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.4(a) by a Subsidiary of the Company, any director or officer of the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ Representatives acting on the Company’s behalf and retained in connection with the Transactions shall be deemed a breach of this Section 6.4(a) by the Company.
(b) Superior Proposals. Notwithstanding anything to the contrary contained in Section 6.4(a), if at any time prior to obtaining the Company Shareholder Approval, the Company receives an unsolicited Company Takeover Proposal that is not withdrawn from any Person that did not result from a breach of Section 6.4(a), and if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, (x) that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, and (y) failure to take the actions set forth in clauses (i) and (ii) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, in response to such Company Takeover Proposal, (i) furnish, pursuant to an Acceptable Confidentiality Agreement (a copy of which shall promptly be delivered by or on behalf of the Company to Parent following the execution and delivery thereof), information (including non-public information) with respect to the Company and its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to the Person that has made such written Company Takeover Proposal and its Representatives, prospective debt and equity financing sources and/or their respective Representatives (provided that the Company shall, prior to or substantially concurrently with the delivery to such Person, provide to Parent any information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives, prospective debt and equity financing sources and/or their respective Representatives unless such information has been previously provided to Parent) and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives, prospective debt and equity financing sources and/or their respective Representatives regarding such Company Takeover Proposal; provided that the Company and its Representatives may contact any Person in writing (with a request that any response from such Person is in writing) with respect to a Company Takeover Proposal solely to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Company Takeover Proposal constitutes a Company Superior Proposal (without the Company Board being required to make the determination in the foregoing clauses (x) and (y)). The Company shall promptly (and in any event within thirty-six (36) hours) notify Parent in writing if the Company Board makes the determinations set forth in this Section 6.4(b).
(c) Notice. From the date hereof and until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall promptly (and in no event later than thirty-six (36) hours after receipt) notify Parent in writing in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Company Takeover Proposal, any proposals, offers or inquiries that would reasonably be expected to lead to a Company Takeover Proposal, any inquiry or request for nonpublic information relating to the Company or any of its Subsidiaries by any Person who has made or would reasonably be expected to make any Company Takeover Proposal or any amendments or modification of the material terms of any of the foregoing. Such notice shall indicate the identity of the person making the Company Takeover Proposal, proposal, offer, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals, correspondence or offers and proposed agreements received by the Company or its Representatives relating to such Company Takeover Proposal, proposal, offer, inquiry or request or, if such Company Takeover Proposal, proposal, offer, inquiry or request is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Unless this Agreement has been or is substantially concurrently being terminated pursuant to Article VIII, the Company shall not take any action to exempt any Person other than Parent or Merger Sub from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Articles of Incorporation or Bylaws or otherwise cause such restrictions not to apply to a transaction (other than the Transactions). The Company agrees that it and its Subsidiaries will not enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.4.

(d) Change in Recommendation or Termination in Response to Company Superior Proposal. Notwithstanding anything else in this Agreement to the contrary, from the date hereof, except as expressly permitted by this Section 6.4(d), neither the Company Board nor any committee thereof shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent in any respect, the Recommendation, or fail to include the Recommendation in the Proxy Statement in accordance with Section 6.5, or resolve, publicly propose or agree to take any such action, (B) adopt, approve, endorse or recommend to the shareholders of the Company, or resolve to or publicly propose or announce its intention to or agree to adopt, approve, endorse or recommend to the shareholders of the Company, a Company Takeover Proposal, (C) within ten (10) Business Days of Parent’s written request (or, if earlier, by the second (2nd) Business Day prior to the Company Shareholders Meeting), fail to make or reaffirm the Recommendation following the date any Company Takeover Proposal or any material modification thereto is first published or sent or given to the shareholders of the Company; provided that Parent may not make any such request on more than one occasion in respect of any Company Takeover Proposal or more than one occasion in respect of any material modification of a Company Takeover Proposal, or (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Company Takeover Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any action described in this clause (i) being referred to as a “Change of Recommendation”), or (ii) cause or direct the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, option agreement, expense reimbursement agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to, or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4(b)) (a “Company Acquisition Agreement”). Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Shareholder Approval, the Company Board may, in response to an unsolicited Company Takeover Proposal received by the Company after the date of this Agreement that did not result from a breach of Section 6.4(a), (x) make a Change of Recommendation, or (y) cause the Company to terminate this Agreement in accordance with Section 8.1(d)(ii) and substantially concurrently take any action to exempt any Person from the restrictions of any Takeover Laws (including under Section 23-1-43 of the IBCL), if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Company Takeover Proposal constitutes a Company Superior Proposal, but only if the Company Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided that prior to taking any of the actions contemplated by the foregoing clauses (x) or (y), (A) the Company shall have given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, including a summary of the material terms and conditions of, and the identity of the person making any such Company Superior Proposal and contemporaneously provide to Parent a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreement, (B) during such four (4)-Business Day period following the date on which such notice is received (which shall expire at 11:59 p.m., Eastern Time, on the final Business Day of such period), the Company shall and shall cause its Representatives to, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (C) upon the end of such notice period (or such subsequent notice period as contemplated by clause (D)), the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside legal counsel and financial advisor, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal and that a failure to take the actions contemplated by this Section 6.4(d) would continue to be inconsistent with its fiduciary duties under applicable Law, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (provided that the notice period thereunder shall cause any remaining notice period to be extended by two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.4(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(e) Change of Recommendation in Response to Intervening Event. The foregoing notwithstanding, prior to obtaining the Company Shareholder Approval, the Company Board may, in response to an Intervening Event, make a Change of Recommendation if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure of the Company Board to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board shall not be entitled to effect such a Change of Recommendation until (i) the Company shall have given Parent at least four (4) Business Days’ prior written notice of its intention to effect such a Change of Recommendation and specifying the reasons therefor, which notice shall include a description the applicable Intervening Event, (ii) during the four (4)-Business Day period following the date on which such notice is received (which shall expire at 11:59 p.m., Eastern Time, on the final Business Day of such period), the Company shall and shall cause its Representatives to negotiate in good faith with Parent, to make adjustments to the terms and conditions of this Agreement and (iii) following the end of such four (4)-Business Day period, the Company Board, after consultation with its outside legal counsel and financial advisor and taking into account any revisions to the terms and conditions of this Agreement proposed by Parent, shall have determined in good faith that the failure of the Company Board to make such a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law.
(f) Nothing contained in this Section 6.4 shall prohibit the Company, the Company Board or a committee thereof from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure that is required by Law or stock exchange rule or listing agreement, (iii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (iv) informing any Person of the existence of the provisions contained in this Section 6.4 or (v) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any substantially similar communication); provided, however, that this Section 6.4(f) shall not be deemed to permit the Company Board to make a Change of Recommendation other than in accordance with Section 6.4(d) or Section 6.4(e). Nothing contained in this Section 6.4 shall be deemed to limit the proviso set forth in Section 6.8.
6.5. Proxy Statement; Company Shareholders Meeting.
(a) As promptly as reasonably practicable after the execution of this Agreement (and in any event no later than twenty (20) Business Days after the date of this Agreement), the Company shall prepare and file with the SEC the Proxy Statement in preliminary form, which shall, subject to Section 6.4, include the Recommendation. The Company shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Company learns that the preliminary Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Parent and Merger Sub shall exercise reasonable best efforts to furnish all information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall provide Parent a reasonable opportunity to review and propose comments on the Proxy Statement prior to the filing thereof (and any amendments or supplements thereto) or any responses or other communications to the SEC or its staff and shall in good faith consider such comments reasonably proposed by Parent for inclusion therein. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof.
(b) If at any time prior to the Company Shareholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, is discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement, the party that discovers such information shall promptly notify the other party and the Company shall use reasonable best efforts to prepare (with the assistance of Parent) and mail to its shareholders such an amendment or supplement, in each case, to the extent required by applicable Law. The Company further agrees to use reasonable best efforts to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its shareholders, in each case as and to the extent required by applicable Law.

(c) Subject to the other provisions of this Agreement, the Company shall (i) take all actions required under the IBCL and the Articles of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholders Meeting”), and (ii) subject to a Change of Recommendation pursuant to, and in accordance with, Section 6.4, use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and approval of the Transactions. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Shareholders Meeting at any time prior to the twentieth (20th) Business Day following the mailing of the Proxy Statement to the Company’s shareholders. No matters other than the approval of this Agreement and the Transactions (and other than any procedural matters and matters required by the Exchange Act or other applicable Law to be voted on by the Company’s shareholders in connection therewith) shall the Company propose to be acted on by the Company’s shareholders at the Company Shareholders Meeting.
(d) Notwithstanding anything to the contrary in this Agreement (other than the immediately following sentence), the Company shall take all actions required under the IBCL and the Articles of Incorporation and Bylaws to duly call, give notice of and convene and hold the Company Shareholders Meeting in accordance with the terms of this Agreement regardless of whether the Company Board makes or has made a Change of Recommendation, and shall not change the record date for the Company Shareholders Meeting once established or postpone or adjourn the Company Shareholders Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the immediately foregoing sentence, (i) if the Company reasonably determines in good faith, after consulting with its outside legal counsel, that the Company Shareholder Approval is unlikely to be obtained at the Company Shareholders Meeting, including due to an absence of quorum, then prior to the vote contemplated having been taken, the Company shall have the right to require an adjournment or postponement of the Company Shareholders Meeting for the purpose of soliciting additional votes in favor of this Agreement (such adjournment or postponement to be for a period of not more than thirty (30) days), and (ii) if requested by Parent, the Company shall adjourn, delay or postpone the Company Shareholders Meeting, if Parent reasonably determines in good faith, after consulting with its outside legal counsel, that the Company Shareholder Approval is unlikely to be obtained at the Company Shareholders Meeting. The Company shall keep Parent informed on a reasonably current basis of its proxy solicitation efforts in connection with the Company Shareholders Meeting.
6.6. Efforts.
(a) Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions and to cause the conditions to the Transactions set forth in Article VII to be satisfied as promptly as practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the preparation and filing of all forms, registrations and notifications to or with any Governmental Authority required to be filed to consummate the Transactions, (ii) satisfaction of the conditions to consummating the Transactions, (iii) to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Authority (including furnishing all information and documentary material required under the HSR Act or other applicable Competition Laws and Investment Laws) required to be obtained or made by Parent, Merger Sub or the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.
(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Authority undertaken pursuant to the provisions of this Section 6.6. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties (or their counsel) with copies of) all notices, submissions or filings (other than any Notification and Report Form submitted under the HSR Act) made by or on behalf of such party or any of its Affiliates with any

Governmental Authority or any other information supplied by or on behalf of such party or any of its Affiliates to, or correspondence with, any Person in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Authority regarding the Transactions, and permit the other parties to review and discuss in advance, and consider in good faith the timely views of the other parties in connection with, any proposed communication or submission with any such Governmental Authority. To the extent permitted by applicable Law, each of the parties shall ensure that the other party is given the opportunity to attend any meetings, teleconferences or videoconferences with or other appearances before any Governmental Authority with respect to this Agreement or the Transactions, and prior to any such meeting, teleconference or videoconference, the parties shall reasonably consult with each other with respect thereto. Parent shall reasonably consult with the Company as to the strategy relating to the seeking of approvals under any applicable Competition Law or Investment Law, but Parent shall have the sole right to determine and control over such strategy, including for the final content of any substantive communications with any applicable Governmental Authority with respect to any investigation under any Competition Law or Investment Law. Notwithstanding the foregoing, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 6.6, materials provided pursuant to this Section 6.6 may be redacted (i) to remove references concerning the valuation or future plans of Parent or the Company and the Transactions, (ii) as necessary to comply with existing contractual obligations and (iii) as necessary to address reasonable privilege concerns, provided, that a party redacting materials shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of any applicable Law, existing contractual obligation, or privilege.
(c) The Company and Parent shall make or file, as promptly as practicable, with the appropriate Governmental Authority all filings, forms, registrations and notifications required to be filed to consummate the Merger under the Competition Laws and Investment Laws of the jurisdictions set forth on Section 4.3(h) of the Company Disclosure Letter (for the avoidance of doubt, excluding those jurisdictions indicated as being post-Closing items) and subsequent to such filings, the Company and Parent shall, and shall cause their respective Affiliates to, as promptly as practicable, respond to inquiries from Governmental Authorities, or provide any supplemental information that may be requested by Governmental Authorities, in connection with filings made with such Governmental Authorities. Each of the Company and Parent shall, in cooperation and consultation with the other, make its respective filing under the HSR Act no later than ten (10) Business Days after the date of this Agreement, and make any filings, notifications or submissions required by the Competition Laws and Investment Laws of the jurisdictions set forth on Section 4.3(h) of the Company Disclosure Letter (for the avoidance of doubt, excluding those jurisdictions indicated as being post-Closing items) as promptly as practicable after the date of this Agreement but in no event later than as required by applicable Law. Neither the Company nor Parent will withdraw any such filings or applications, nor extend the timing for any review period by any Governmental Authority in connection with obtaining Transaction Approvals, without the prior written consent of the other party.
(d) Without limiting the generality of this Section 6.6, but on the terms and subject to the conditions set forth in this Agreement (including Section 6.6(e)), Parent’s reasonable best efforts pursuant to this Section 6.6 shall include (i) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company, Parent and their respective Affiliates (including the Surviving Corporation and its Affiliates), (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Affiliates, and (iii) taking or committing to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Parent or the Company (including any of their respective Affiliates) (each a “Regulatory Remedy”), in each case, if such Regulatory Remedy should be reasonably necessary, proper or advisable, so as to permit the consummation of the Merger to occur under applicable Competition Laws or Investment Laws no later than the Termination Date. Nothing in this Section 6.6(d) shall require Parent to effectuate or agree to effectuate any Regulatory Remedy unless such Regulatory Remedy is conditioned on the Closing and only effective after the Closing. In no event will the Company (and the Company will cause its Affiliates not to) propose, negotiate, effect or agree to any of the actions described in the foregoing sentence without the prior written consent of Parent.
(e) Notwithstanding anything in this Agreement to the contrary, neither this Section 6.6 nor the “reasonable best efforts” standard herein require, or shall be construed to require, (i) Parent to waive any of the conditions set forth in Article VII as they apply to Parent, or (ii) Parent or any of its Subsidiaries or Affiliates to propose, negotiate, commit to, effect, agree to or otherwise take or commit to take any action that constitutes or would reasonably be expected to result in a Burdensome Condition.
(f) If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Transactions as in violation of any Competition Law or Investment Law, Parent shall use reasonable best efforts (subject to the limitations set forth herein) to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.
(g) Notwithstanding anything herein to the contrary, Parent shall bear the cost of any filing fee payable to a Governmental Authority in connection with any filings made under this Section 6.6.
6.7. Employee Matters.
(a) For the one (1)-year period immediately following the Closing Date (or, if shorter, the period of employment of the relevant Continuing Employee), Parent shall provide, or cause its Subsidiaries to provide, each employee of the Company or any of its Subsidiaries as of the Closing, to the extent that each such employee remains employed with Parent or any of its Subsidiaries (including the Surviving Corporation) as of and following the Closing (any such employee, a “Continuing Employee”) with: (i) at least the same annual base salary or base wage rate as in effect immediately prior to the Closing Date, (ii) at least the same level of cash-based short-term incentive target opportunity provided to such Continuing Employee by the Company in respect of the fiscal year in which the Closing Date occurs, (iii) at least the same level of equity-based long-term incentive target opportunity provided by Parent to similarly situated employees of Parent (provided that if an annual equity or equity-based award is issued to a Continuing Employee following the date hereof and prior to the Closing Date in accordance with Section 6.2(b)(x) of the Company Disclosure Letter, Parent shall not be required to provide a long-term incentive opportunity to such Continuing Employee during the one (1)-year period immediately following the Closing Date), and (iv) as applied to Continuing Employees in the aggregate, other employee benefits that are substantially comparable in the aggregate to either (A) such employee benefits provided under the Company Benefit Plans in which the Continuing Employee participated immediately prior to the Closing Date, or (B) the employee benefits provided by Parent to similarly situated employees of Parent, in each case excluding plans that were closed to new enrollees as of Closing. Without limiting the immediately preceding sentence, Parent shall provide, or shall cause its Subsidiaries to provide, for the one (1)-year period immediately following the Closing Date, each Continuing Employee with severance benefits equal to the severance benefits provided for under the Company Benefit Plan that is a severance benefit plan set forth in Section 4.11(a) of the Company Disclosure Letter.
(b) Periods of employment of Continuing Employees with the Company or any of its current or former Affiliates, to the same extent and for the same purposes as recognized under any comparable Company Benefit Plan of the Company and its Affiliates, including their predecessor entities, shall be taken into account for purposes of (i) eligibility for participation, (ii) vesting, and (iii) determining level of benefits of the corresponding employee benefit plan (excluding any plan providing for defined benefit pension, nonqualified deferred compensation, equity or equity-based compensation, or post-termination or retiree health or welfare benefits) offered by Parent or a Subsidiary or Affiliate of Parent to the Continuing Employees during the calendar year in which the Closing Date occurs; provided, however, that Parent and its Affiliates shall not be required to recognize such service to the extent such credit would result in duplication of benefits or compensation. Additionally, during the applicable plan year in which the Closing Date occurs, Parent shall, or cause one of its Subsidiaries to, use commercially reasonable efforts to (A) waive any pre-existing condition limitations under the applicable U.S. group health care plans of Parent or a Subsidiary of Parent to the extent such condition was satisfied or waived under the comparable Company Benefit Plan prior to the Closing Date and (B) credit all Continuing Employees and their eligible dependents with all payments credited against out-of-pocket maximums and deductible payments and co-payments paid by such Person, in each case, under the Company Benefit Plan providing health insurance during the portion of the plan year prior to the Closing Date for the purpose of determining the extent to which any such Person has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any U.S. health insurance plans of Parent or a Subsidiary of Parent for such plan year.
(c) Parent shall, or shall cause its Subsidiaries to, assume and honor all Company Benefit Plans (other than Company Equity Plans) set forth on Section 6.7(c) of the Company Disclosure Letter in accordance with their terms, subject to Parent’s ability to amend and terminate such Company Benefit Plans in accordance with their terms.
(d) Nothing in this Section 6.7 shall (i) be treated as the establishment of, an amendment of, or undertaking to establish or amend, any Company Benefit Plan or any other compensation benefit plan, program, policy, agreement or arrangement or (ii) prohibit Parent or any of its Affiliates from establishing, amending, modifying or terminating any Company Benefit Plan or any other compensation or benefit plan, program, policy, agreement or arrangement or from terminating or modifying the employment or engagement of any Continuing Employee or other service provider. The provisions of this Section 6.7 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.7, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof or other Person, any rights or remedies, including third-party beneficiary right or any right to employment or continued employment (or any particular term or condition of employment) for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such employee or other Person under any other compensation or employee benefit plan, program, policy, agreement or arrangement that such employee or beneficiary or other Person would not otherwise have under the terms of any such benefit plan without regard to this Agreement.
6.8. Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be joint and in a form agreed to by the parties and the parties shall consult with each other before issuing any subsequent press release or making any other public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided that (a) a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public announcement to the extent required by applicable Law or the applicable rules of any stock exchange or by any regulatory authority, (b) each of the Company and Parent may make press releases or public communications concerning this Agreement and the Transactions that consist solely of information previously disclosed in previous press releases or announcements made by Parent and/or the Company in compliance with this Section 6.8 and (c) each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Parent and/or the Company in compliance with this Section 6.8; provided, further, that the Company may issue press releases or make public announcements with respect to any Company Takeover Proposal as contemplated by Section 6.4(f) or a Change of Recommendation made in accordance with Section 6.4, in each case without consulting with, or obtaining the prior consent of, Parent.
6.9. Indemnification and Insurance.
(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Laws, as now or hereafter in effect, and consistent with all the rights and obligations set forth in Article 8 of and the Appendix to the Bylaws and Sections 8.05 and 8.06 of the Articles of Incorporation, each as in effect as of the date hereof: (i) indemnify and hold harmless each person who is at the date hereof, was previously or during the period from the date hereof through the Effective Time will be, serving as a director, officer, employee or agent of the Company or any of its Subsidiaries and each Person who is at the date hereof, was previously or during the period from the date hereof through the Effective Time will be, serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, agent, partner, trustee or in another authorized capacity of or for another corporation, unincorporated association, business trust, estate, partnership, joint venture, individual, trust, employee benefit plan or other legal entity, whether or not organized or formed for profit (collectively, the “Covered Persons”) in connection with any D&O Claim and any losses, claims, damages, liabilities, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim (without prejudice to Section 6.11), and (ii) promptly advance to such Covered Person any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the Covered Person of any Claim Expenses incurred by such Covered Person in connection with enforcing any rights with respect to such indemnification and/or advancement; provided that, notwithstanding the foregoing, the Covered Person to whom such Claim Expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Covered Person is not entitled to indemnification from the Surviving Corporation. In the event of any such D&O Claim, Parent and the Surviving Corporation shall provide all cooperation reasonably requested by the Covered Person in the defense of any such D&O Claim. All rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, officer or employee of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives.
(b) For not less than six (6) years from and after the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, limitations on liability of Covered Persons, indemnification of and advancement of expenses to Covered Persons than are set forth as of the date hereof in the Articles of Incorporation and the Bylaws. Notwithstanding anything herein to the contrary, if any D&O Claim (whether arising before, at or after the Effective Time) is made against such Covered Persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.9(b) shall continue in effect until the final disposition of such D&O Claim.
(c) Prior to the Effective Time, the Company shall purchase (and pay in full the aggregate premium for) a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time. Notwithstanding the foregoing, in no event shall such tail policy have a total premium amount greater than two hundred seventy-five percent (275%) of the annual premium most recently paid by the Company for its existing directors’ and officers’ insurance policy or policies as of the date hereof (such amount, the “Maximum Annual Premium”). The Company represents and warrants that, as of the date hereof, the annual premium paid by the Company for such existing directors’ and officers’ insurance policy or policies is set forth in Section 6.9(c) of the Company Disclosure Letter. If such tail policy is not reasonably available or the premium of such tail policy exceeds the Maximum Annual Premium, the Company shall obtain a tail policy with the greatest coverage available for a total premium not exceeding the Maximum Annual Premium. If the Company fails to obtain such tail policy prior to the Effective Time, Parent or the Surviving Corporation shall obtain such a tail policy. Parent and the Surviving Corporation shall cause any such policy (whether obtained by Parent, the Company or the Surviving Corporation) to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.
(d) In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) sells all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.9.
(e) The obligations under this Section 6.9 shall survive the Closing and shall not be terminated or modified in any manner that is adverse to any Covered Persons (and their respective successors and assigns), it being expressly agreed that each Covered Person (including their respective successors and assigns) shall be a third-party beneficiary of this Section 6.9. In the event of a final judgement or adjudication of a breach by the

Surviving Corporation or Parent of this Section 6.9, the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.9 as such fees are incurred, upon the written request of such Covered Person.
(f) The rights of the Covered Persons under this Section 6.9 are in addition to any rights such Covered Persons may have under the Articles of Incorporation and the Bylaws, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees.
6.10. Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Common Stock from the NYSE and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
6.11. Transaction Litigation. The Company shall provide Parent prompt notice (and in any event within forty-eight (48) hours) of any litigation or books and records demand brought by any shareholder of the Company or purported shareholder of the Company against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Transactions, and shall keep Parent informed on a reasonably prompt basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation or demand and reasonably cooperate with Parent in conducting the defense or settlement of such litigation or demand, and no such settlement or any disclosure in connection therewith shall be agreed without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed), except that Parent may, in its sole discretion, withhold such consent with respect to any settlement that (a) grants equitable or injunctive relief as part of such settlement or (b) does not include an express, complete and unconditional release of the Company, Parent, its Subsidiaries (including, following the Effective Time, the Surviving Corporation) and their respective directors, officers, employees and agents with respect to all claims asserted in such litigation to the extent applicable. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.11 and Section 6.2 or Section 6.6, the provisions of this Section 6.11 shall control.
6.12. Rule 16b-3. During the Interim Period, the Company shall take all such reasonable steps as may be necessary to cause any dispositions of Company equity securities pursuant to the Transactions by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.
6.13. Takeover Law. Neither Parent nor the Company or any of its Subsidiaries shall take any action that would cause any Takeover Law to become applicable to this Agreement and the Transactions, and each of Parent and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company shall promptly take such reasonable actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and to otherwise act to eliminate or minimize the effects of any Takeover Law on any of the Transactions.
6.14. Treatment of Certain Indebtedness.
(a) The Company shall (and shall cause its Subsidiaries to) deliver all notices and take all other actions reasonably required to facilitate at or prior to the Effective Time the termination of all commitments outstanding under the Existing Credit Agreement and the Existing Securitization Facility, the repayment in full of all obligations outstanding thereunder, the release of all Liens securing such obligations, and the release of all guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company shall obtain and deliver to Parent, at least three (3) Business Days prior to the Closing Date, (a) a customary payoff letter, in form and substance reasonably acceptable to Parent, with respect to each of the Existing Credit Agreement and the Existing Securitization Facility and (b) other customary documents relating to the release of any Liens securing, and guarantees of, the Existing Credit Agreement and the Existing Securitization Facility,

as applicable. Such payoff letters together with any related documentation shall, among other things, set forth the total dollar amount required to be paid (including all principal, interest, penalties, if any, breakage costs or similar obligations thereunder) in order to fully satisfy and pay off the total amounts payable under the Existing Credit Agreement and the Existing Securitization Facility, as applicable, at the Effective Time and provide that all guarantees and Liens granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such obligations (as applicable), shall, upon the payment of the amount set forth in such payoff letters at or prior to the Effective Time, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 6.14 require the Company or any of its Subsidiaries to cause any such payoff letter or releases to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or its Subsidiaries, or the payees specified in such payoff letters, funds to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Existing Credit Agreement and the Existing Securitization Facility, as applicable.
(b) Within the time periods required by the terms of the Convertible Senior Notes Indenture and at Parent’s reasonable request, the Company shall give any notices that may be required prior to the Effective Time and deliver to the trustee, holders or other applicable Person, as applicable, any documents or instruments required to be delivered prior to the Effective Time to such trustee, holders or other applicable Person, in each case in connection with the execution and delivery of this Agreement and the Transactions; provided that, in the event of the termination of this Agreement as provided in Section 8.1, Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company in connection with this Section 6.14(b).
6.15. Resignations. Upon Parent’s written request at least three (3) Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations, in form and substance reasonably satisfactory to Parent, executed by each director of the Company Board requested by Parent in office as of immediately prior to the Effective Time, subject to, and effective upon, the occurrence of the Effective Time.
6.16. Termination of Affiliate Contracts. The Company shall cause all Affiliate Contracts set forth on Section 6.16 of the Company Disclosure Letter to be terminated on or prior to the Closing.
6.17. Approval of Sole Shareholder of Merger Sub. Promptly following the execution and delivery of this Agreement, Parent (as the sole shareholder of Merger Sub) shall execute and deliver, in accordance with applicable Law and Merger Sub’s Organizational Documents, a written consent approving this Agreement, and promptly thereafter shall provide evidence thereof to the Company.
6.18. Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
6.19. Notice of Certain Events. The Company and Parent shall give prompt notice to the other party (a) of any notice or other communication received by the Company or Parent, as applicable, from any Governmental Authority in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions and (b) of any legal proceeding commenced or, to the Knowledge of the Company or to the Knowledge of Parent, as applicable, threatened against the Company (or any of its Subsidiaries) or Parent (or any of its Subsidiaries), as applicable, or their respective affiliates, directors or officers or otherwise relating to, involving or affecting the Company (or any of its Subsidiaries) or Parent (or any of its Subsidiaries), as applicable, or their respective affiliates, directors or officers, in each case in connection with, arising from or otherwise relating to the Transactions; provided that the Company’s obligations, actions or inactions pursuant to this Section 6.19 in each case in and of themselves, shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.2(b) has been satisfied; provided, further, that Parent’s obligations, actions or inactions pursuant to this Section 6.19 in each case in and of themselves, shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.3(b) has been satisfied.
6.20. Financing Cooperation.
(a) Prior to the Closing, the Company shall use its reasonable best efforts, and shall use its reasonable efforts to cause each of its Subsidiaries and its and their respective Representatives to use their reasonable best efforts, to provide all customary cooperation reasonably requested by Parent in connection with the arrangement of any debt financing obtained or to be obtained by Parent for the purpose of financing the Transactions or any transaction undertaken in connection therewith (the “Financing”), which cooperation shall include causing the management team of the Company, with appropriate seniority and expertise, to participate in a reasonable number of meetings, presentations, due diligence sessions and sessions with lenders, investors, rating agencies and accountants, in each case in connection with the Financing and at times and locations mutually agreed and reasonably coordinated in advance (it being understood that any such meetings, presentations and sessions may be by conference call or video conference). The foregoing notwithstanding, none of the Company, any of its Subsidiaries or any of their respective Representatives shall be required to take or permit the taking of any action pursuant to this Section 6.20 that: (i) would require the Company, its Subsidiaries or any Persons who are officers or directors of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Financing or enter into, execute or deliver any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, opinion, instrument or agreement, in each case that is effective prior to the Effective Time or that would be effective if the Closing does not occur, (ii) would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) would require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing prior to the Closing or have any obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument be effective until the Closing, (iv) would cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (v) would conflict with the Organizational Documents of the Company (including the Articles of Incorporation and Bylaws) or its Subsidiaries or any Laws, (vi) would reasonably be expected to result in a material violation or breach of (with or without notice, lapse of time or both) under, any Company Material Contract to which the Company or any of its Subsidiaries is a party, (vii) would require the Company, its Subsidiaries or any of their respective Representatives to provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege, work product doctrine or other applicable privilege of the Company or any of its Subsidiaries (provided that the Company shall allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize any such attorney-client, work product privilege or other applicable privilege), (viii) would require the Company or any of its Subsidiaries or any of their respective Representatives to prepare any financial statements that are not available to the Company and prepared in the ordinary course of its financial reporting practice, or (ix) would unreasonably interfere, in any material respect, with the ongoing operations of the Company or any of its Subsidiaries. Nothing contained in this Section 6.20 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Parent shall (A) promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation and (B) indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Parent pursuant to this Section 6.20 and any information used in connection therewith, except in the case of the foregoing clauses (A) and (B), to the extent such costs or losses arise out of or result from (1) the willful misconduct, gross negligence or bad faith of the Company or the Company’s Subsidiaries or their respective Representatives or (2) the Willful Breach by the Company of its obligations under this Agreement.
(b) The parties hereto acknowledge and agree that the provisions contained in this Section 6.20 represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Merger Sub with respect to the Transactions and no other provision of this Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 6.20 shall not be considered in determining the satisfaction of the condition set forth in Section 7.2(b) unless the Company commits a Willful Breach of this Section 6.20.

(c) The Company will be deemed to be in compliance with this Section 6.20 unless and until (A) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply with this Section 6.20(c), which notice includes reasonable detail regarding the cooperation required by the Company to cure such alleged failure (which notice shall not require the Company to provide any cooperation that it would not otherwise be required to provide under this Section 6.20) and (B) the Company fails to take the actions specified on such Non-Cooperation Notice within five (5) Business Days from receipt of such Non-Cooperation Notice.
(d) All non-public or otherwise confidential information regarding the Company, its Subsidiaries and their respective Representatives obtained by Parent or its Representatives pursuant to this Section 6.20 shall be kept confidential in accordance with the Confidentiality Agreement.
ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGER
7.1. Conditions to Each Party’s Obligations. The obligations of the Company, Parent and Merger Sub to complete the Closing and effect the Merger under Article III are subject to the satisfaction of the following conditions precedent on or before the Effective Time:
(a) No Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any Order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or prohibiting the consummation of the Merger.
(b) Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(c) Antitrust. (i) The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated and (ii) the Transaction Approvals under the Competition Laws of the jurisdictions set forth in Section 7.1(c) of the Company Disclosure Letter (for the avoidance of doubt, excluding those jurisdictions indicated as being post-Closing) shall have been obtained.
(d) Other Regulatory Matters. The Transaction Approvals under the Investment Laws in the jurisdictions set forth on Section 7.1(d) of the Company Disclosure Letter shall have been obtained.
7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to complete the Closing and effect the Merger under Article III are further subject to the satisfaction (or waiver in writing by Parent and Merger Sub) of the following conditions precedent on or before the Effective Time:
(a)
(i) The representations and warranties of the Company set forth in Sections 4.1(c)(i)-(iii) (other than the penultimate sentence of Section 4.1(c)(ii)) and Section 4.1(c)(v) shall be true and correct (except for any de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);
(ii) The representations and warranties of the Company set forth in Section 4.1(a), the penultimate sentence of Section 4.1(c)(ii), Section 4.1(c)(iv), the first sentence of Section 4.1(d), Section 4.1(e), Section 4.2, Section 4.3(iii), Section 4.18 and the first sentence of Section 4.19 shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers) as though made as of the Closing Date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) in each case in all material respects;
(iii) The representations and warranties of the Company set forth in the last sentence of Section 4.16 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date; and
(iv) Other than the representations and warranties listed in the immediately preceding clauses (i), (ii) and (iii), each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in each case, for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company shall have duly performed and complied with, in all material respects, the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it at or prior to the Closing.
(c) Since the date of this Agreement, there shall not have occurred any Effect or Effects that, individually or in the aggregate, (i) have had a Company Material Adverse Effect that is continuing or (ii) that would reasonably be expected to have a Company Material Adverse Effect within a reasonable period following the Closing.
(d) No Governmental Authority of competent jurisdiction shall have in connection with any Transaction Approvals (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any Order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which requires Parent, the Company or any of their respective Subsidiaries to take or commit to take any action that constitutes or would reasonably be expected to result in a Burdensome Condition.
(e) Parent and Merger Sub shall have received a certificate executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses (a), (b) and (c) of this Section 7.2 have been duly satisfied.
7.3. Conditions to Obligations of the Company. The obligation of the Company to complete the Closing and effect the Merger under Article III are further subject to the satisfaction (or waiver in writing by the Company) of the following conditions precedent on or before the Effective Time:
(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in each case, for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Parent and Merger Sub shall have duly performed and complied with, in all material respects, the respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by Parent and Merger Sub at or prior to the Closing.
(c) The Company shall have received a certificate executed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses (a) and (b) of this Section 7.3 have been duly satisfied.
ARTICLE VIII

TERMINATION
8.1. Termination. This Agreement may be terminated at any time on or prior to the Closing Date:
(a) With the mutual written consent of each of the Company and Parent at any time prior to the Effective Time;
(b) By written notice of either the Company or Parent, if the Closing shall not have occurred on or before 11:59 p.m. Eastern Time on December 21, 2022 (such date, the “Termination Date”); provided that if, on the Termination Date, any of conditions set forth in Section 7.1(a) (to the extent related to the Transaction Approvals), Section 7.1(c), Section 7.1(d) or Section 7.2(d) shall not have been satisfied but all other conditions set forth in Article VII either have been satisfied or waived or would be satisfied if the Closing were to occur on such date, then the Termination Date shall automatically, without any action on the part of the parties hereto, be extended to March 21, 2023 (the “Extended Termination Date”), and such date shall become the “Termination Date” for purposes of this Agreement; provided, further, that if, on the Extended Termination

Date, any of conditions set forth in Section 7.1(a) (to the extent related to the Transaction Approvals), Section 7.1(c), Section 7.1(d) or Section 7.2(d) shall not have been satisfied but all other conditions set forth in Article VII either have been satisfied or waived or would be satisfied if the Closing were to occur on such date, then the Extended Termination Date shall automatically, without any action on the part of the parties hereto, be extended to June 21, 2023, and such date shall become the “Termination Date” for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any party that has breached in any material respect any provision of this Agreement in any manner that shall have been the primary cause of the failure of the Closing to occur on or before the Termination Date (it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement);
(c) By written notice of either the Company or Parent, if (i) any permanent injunction or other judgment or Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Transactions and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Transactions and is in effect that prohibits, makes illegal or enjoins the consummation of the Transactions, except that neither the Company nor Parent may terminate this Agreement pursuant to this Section 8.1(c) unless such party has used its reasonable best efforts to remove such injunction (subject, in the case of Parent, to the limitations in Section 6.6(e)) and the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any party that has breached in any material respect any provision of this Agreement in any manner that was the primary cause of the issuance of such Order;
(d) By written notice of the Company:
(i) prior to the Closing, if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 to be satisfied and (B) is incapable of being cured or, if curable, has not been cured, by Parent or Merger Sub prior to the earlier of the (x) Termination Date and (y) thirtieth (30th) Business Day after its receipt of written notice thereof from the Company; provided that the Company shall not have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement so as to cause the closing conditions in Section 7.1 and Section 7.2 not to be satisfied; or
(ii) prior to obtaining the Company Shareholder Approval, in accordance with, and subject to compliance with the terms and conditions of, Section 6.4(d), in order to enter into a Company Acquisition Agreement to effect a Company Superior Proposal (with such Company Acquisition Agreement being entered into substantially concurrently with the termination of this Agreement); provided that concurrently with (and as a condition to) such termination, the Company pays the Company Termination Fee pursuant to Section 8.3(b)(i);
(e) By written notice of Parent:
(i) prior to the Closing, if the Company shall have breached or failed to perform in any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied, and (B) is incapable of being cured or, if curable, has not been cured, by the Company prior to the earlier of the (x) Termination Date and (y) thirtieth (30th) Business Day after its receipt of written notice thereof from Parent; provided that Parent or Merger Sub shall not have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement so as to cause the closing conditions in Sections 7.1 and 7.3 not to be satisfied;
(ii) prior to obtaining the Company Shareholder Approval, if (A) a Change of Recommendation shall have occurred or (B) the Company shall have committed a Willful Breach of Section 6.4(a); or
(iii) prior to the Effective Time, a Governmental Authority of competent jurisdiction shall have in connection with any Transaction Approvals (A) enacted, issued or promulgated any Law that is in effect or (B) issued or granted any Order or injunction that is in effect, in each case which has become final and non-appealable and which requires Parent, the Company or any of their respective Subsidiaries to take or commit to take any action that constitutes a Burdensome Condition; provided that Parent shall have complied in all material respects with Section 6.6.
(f) By written notice of either the Company or Parent, if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor (including any adjournments or postponements thereof permitted by this Agreement), in each case, at which a vote on the approval of this Agreement was taken.
8.2. Expenses; Transfer Taxes.
(a) Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the Transactions.
(b) Except as otherwise provided in Section 3.3(b), all transfer, documentary, sales, use, stamp, property, conveyancing, value added, goods and services, registration and other such Taxes and related fees or costs imposed on or payable in connection with the Transactions (“Transfer Taxes”) shall be borne and paid by Parent, the Company, Merger Sub or the Surviving Corporation and expressly shall not be a liability of holders of Common Stock. For the avoidance of doubt, the payment of Merger Consideration pursuant to Article III shall not be construed as discharging any obligation pursuant to this Section 8.2(b) of Parent, the Company, Merger Sub or the Surviving Corporation with respect to Transfer Taxes.
8.3. Effect of Termination.
(a) In the event of termination of this Agreement by either the Company or Parent pursuant to Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any Liability on the part of Parent, Merger Sub, the Company or any of their respective Subsidiaries, except as provided in this Section 8.3, Section 6.1(c), Section 6.8, Section 8.2(a), and Article IX, which will survive any termination hereof; provided that, subject to this Section 8.3, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach.
(b) In the event that:
(i) this Agreement is terminated (x) by the Company pursuant to Section 8.1(d)(ii) or (y) by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay the Company Termination Fee to Parent, at or prior to the time of termination and as a condition to such termination in the case of termination by the Company, or as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of termination by Parent, in each case, payable by wire transfer of immediately available funds; or
(ii) (A) this Agreement is terminated by (x) either Parent or the Company pursuant to Section 8.1(b), (y) Parent pursuant to Section 8.1(e)(i); or (z) either Parent or the Company pursuant to Section 8.1(f); (B) a Company Takeover Proposal shall have been made to the Company Board or the Company’s management or publicly made, proposed or communicated (or shall have otherwise become publicly known) after the date of this Agreement and prior to the Company Shareholders Meeting and not withdrawn at least two (2) Business Days prior to the Company Shareholders Meeting in the case of a termination pursuant to Section 8.1(f) (or, in the case of termination pursuant to Section 8.1(b) or Section 8.1(e)(i), not withdrawn prior to the time of termination of this Agreement); and (C) at any time on or prior to the twelve (12)-month anniversary of such termination, the Company or any of its Subsidiaries completes or enters into a definitive agreement with respect to a Company Takeover Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Fee, such payment to be made within two (2) Business Days following the earlier of the completion or entry into a definitive agreement with respect to the Company Takeover Proposal, payable by wire transfer of immediately available funds to an account designated by Parent; provided that, for purposes of this Section 8.3(b)(ii), all references in the definition of Company Takeover Proposal to fifteen percent (15%) or eighty-five percent (85%) shall be deemed references to fifty percent (50%).

(c) In the event that:
(i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and, at the time of such termination, (A) one or more of the conditions set forth in Section 7.1(a), Section 7.1(c), Section 7.1(d) or Section 7.2(d) (with respect to Section 7.1(a) and Section 7.2(d), only as the result of an Order or injunction issued or granted in respect of the Transactions by a Governmental Authority pursuant to the HSR Act or any other applicable Competition Law or any applicable Investment Law) have not been satisfied or waived, (B) the condition set forth in Section 7.1(b) has been satisfied, (C) all of the other conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time)) and (D) no breach by the Company of its obligations under Section 6.2 or Section 6.6 has been the principal cause of the failure to be satisfied of all or any of the conditions listed in clause (A) of this Section 8.3(c)(i), then Parent shall pay the Parent Termination Fee to the Company as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) by wire transfer of immediately available funds; or
(ii) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) or by Parent pursuant to Section 8.1(e)(iii), in each case only as the result of an Order or injunction issued or granted in respect of the Transactions by a Governmental Authority pursuant to the HSR Act or any other applicable Competition Law or any applicable Investment Law and, at the time of such termination, no breach by the Company of its obligations under Section 6.2 or Section 6.6 has been the principal cause of the imposition of such Order or injunction, then Parent shall pay the Parent Termination Fee to the Company as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) by wire transfer of immediately available funds.
(d) The parties hereto acknowledge and agree that (i) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and (ii) in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.
(e) Each of the parties hereto acknowledges that the Termination Fees are not intended to be a penalty but rather are liquidated damages in a reasonable amount that will compensate the party entitled to receive such Termination Fee, in the circumstances in which such Termination Fee is paid, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
(f) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if a party hereto fails to promptly pay any amount due pursuant to this Section 8.3, and the other party commences a suit that results in a final and non-appealable judgment against the failing party for the amounts set forth in this Section 8.3 or a portion thereof, the failing party shall pay to the other party all reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including reasonable and documented attorney’s fees as well as expenses incurred in connection with any such action), together with interest on such amount or such portion thereof at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made (together, the “Termination Expenses and Interest”).
(g) Notwithstanding anything to the contrary in this Agreement, but subject to the provisos in Section 8.3(a) and Section 9.6, in any circumstance in which this Agreement is terminated and Parent or the Company has the right to receive payment of the Company Termination Fee or the Parent Termination Fee, as applicable, pursuant to this Section 8.3, the payment of the Company Termination Fee or the Parent Termination Fee, as applicable, and, if applicable, the Termination Expenses and Interest, shall be the sole and exclusive remedy of Parent against the Company or the Company against Parent, as applicable, pursuant to this Agreement, and upon payment of such amounts, the Company or Parent, as applicable, shall have no further liability or obligation relating to or arising out of this Agreement (except that the Company remains obligated to pay to Parent and Merger Sub and Parent remains obligated to pay to the Company, as applicable, any amount due and payable pursuant to Section 8.3(f)), whether in equity or at law, in contract, in tort or otherwise.

ARTICLE IX

MISCELLANEOUS
9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties and, subject to the following sentence, covenants and agreements, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.
9.2. Amendment; Waiver. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company, Parent and Merger Sub; provided, however, if such amendment or waiver is proposed after the Company Shareholder Approval is obtained, no such amendment or waiver that requires the further approval of the shareholders of the Company under the IBCL shall be effective unless and until such further approval is obtained. After the Effective Time, this Agreement may not be amended. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
9.3. Notices. Any notice, request, instruction or other document or other communication to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or a courier service (providing proof of delivery), (ii) on the date of transmission, so long as there is no return error message or other notification of non-delivery received by the sender, if sent by email by 5:00 p.m. New York City time on a Business Day or, otherwise, on the next succeeding Business Day, (iii) on the next Business Day if sent by an overnight delivery service marked for overnight delivery (providing proof of delivery), or (iv) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:
(b)	If to the Company, addressed as follows:

Meritor, Inc.
2135 West Maple Road, Troy, Michigan, 48084
	Attention:	Scott M. Confer
	Email:	Scott.Confer@Meritor.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

	Attention:	Gordon S. Moodie
Sabastian V. Niles
	Email:	GSMoodie@wlrk.com
SVNiles@wlrk.com

(c)	If to Parent or Merger Sub, or after the Closing, the Surviving Corporation, addressed as follows:

Cummins Inc.
301 E. Market St., Indianapolis, IN 46204
	Attention:	Kevin Caudill, Senior Counsel – Strategy / M&A
	Email:	kevin.caudill@cummins.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
71 S. Wacker Dr.
Chicago, IL 60606

Attention:	Jodi A. Simala
Charles E. Harris II
Email:	jsimala@mayerbrown.com;
CHarris@mayerbrown.com
or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.
9.4. Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by .pdf and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.
9.5. Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Company Disclosure Letter and the Parent Disclosure Letter are for convenience only and shall not be deemed part of this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter or be given any effect in interpreting this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include(s)” shall in all cases herein mean “including, without limitation” or “include(s), without limitation,” respectively. Underscored references to Articles, Sections or Exhibits shall refer to those portions of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term in this Agreement the singular. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic format) in a visible form. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References to days mean calendar days unless otherwise specified. References to documents or information “made available” or “provided” to Parent or similar terms shall mean documents or information uploaded prior to the execution and delivery of this Agreement to the “Project Vulcan” data room hosted at www.intralinks.com. The words “hereof,” “herein,” “hereby” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any capitalized term used in any Exhibit, the Company Disclosure Letter or the Parent Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Any reference to any Contract or other document means such Contract or document as from time to time amended, modified or supplemented (if permitted under this Agreement) and includes all exhibits, schedules or other attachments thereto. All references to dollars or to “$” shall be references to United States dollars.
9.6. Specific Performance. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 8.3), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the Merger and effect the Closing. Subject to the following sentence, the parties acknowledge and agree that (a) the parties (on behalf of themselves or any third-party beneficiary to this Agreement) shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity, (b) the provisions set forth in Section 8.3 shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The right to specific enforcement hereunder shall include the right of the Company, on behalf of itself and any third-party beneficiaries to this Agreement, to cause Parent and Merger Sub to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law, other than an assertion that the exercise of specific performance was not effected in accordance with provisions of this Section 9.6. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.6 shall not be required to provide any bond or other security in connection with any such order or injunction.
9.7. Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.
(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction), except to the extent the provisions of the IBCL are mandatorily applicable to the Merger.
(b) Each of the parties hereto agrees that: (i) all Litigation in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement (other than the Confidentiality Agreement) or the Transactions shall be heard and determined exclusively in the Chosen Courts; and (ii) solely in connection with such Litigation, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Litigation in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (D) agrees that mailing of process or other papers in connection with any such Litigation in the manner provided in Section 9.3 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 9.7(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.
(c) EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 9.7(c).
9.8. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
9.9. Entire Understanding. This Agreement, together with the Exhibits, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the parties hereto.
9.10. Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and permitted assigns;

provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any of the parties without the prior written consent of the other parties. Any purported assignment in contravention of this Section 9.10 shall be null and void.
9.11. Third-Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (a) if the Effective Time occurs, the right of the Company’s shareholders to receive the Merger Consideration; (b) if the Effective Time occurs, the right of the holders of Company Restricted Stock Awards, Company RSU Awards and Company PSU Awards to receive such amounts as provided for in Section 3.1(c); (c) if the Effective Time occurs, the rights of the Covered Persons set forth in Section 6.9 of this Agreement; and (d) prior to the Effective Time, the Company’s right, on behalf of its shareholders, to pursue damages against Parent and Merger Sub for the loss of the Merger Consideration in the event of any Willful Breach of this Agreement by Parent or Merger Sub.
9.12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
9.13. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.
COMPANY

MERITOR, INC.

By:	/s/ Chris Villavarayan
	Name:	Chris Villavarayan
	Title:	Chief Executive Officer and President

PARENT

CUMMINS INC.

By:	/s/ N. Thomas Linebarger
	Name:	N. Thomas Linebarger
	Title:	Chairman and CEO

MERGER SUB

ROSE NEWCO INC.
By:	/s/ Mahesh Narang
	Name:	Mahesh Narang
	Title:	President

Annex B

February 21, 2022
The Board of Directors
Meritor, Inc.
2135 West Maple Road
Troy, MI 48084
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share (the “Company Common Stock”), of Meritor, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly- owned subsidiary of Cummins Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among the Company, the Acquiror and its subsidiary (“Merger Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than shares of Company Common Stock held in treasury, shares owned by the Acquiror or Merger Sub and Converted Shares (as defined in the Agreement), will be converted into the right to receive $36.50 per share in cash, without interest (the “Consideration”).
In connection with preparing our opinion, we have (i) reviewed a draft dated February 20, 2022 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.
B-1

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.
We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on the Acquiror’s credit facilities, which closed in August 2021, joint lead bookrunner on the Company’s offerings of debt securities, which closed in June 2020 and November 2020, and joint lead active bookrunner on the Acquiror’s offering of debt securities, which closed in August 2020. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC
/s/ J.P. Morgan Securities LLC
B-2

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MERITOR, INC.
2135 W. MAPLE RD.
TROY, MI 48084

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above.**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MTOR2022SM.**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D76255-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERITOR, INC.

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D76256-TBD

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MERITOR, INC.

The undersigned hereby appoints Chris Villavarayan, Carl D. Anderson II and Scott M. Confer, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Meritor, Inc. Common Stock which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held virtually via the Internet at **www.virtualshareholdermeeting.com/MTOR2022SM** on May 26, 2022 at 9:30 a.m., Eastern Time or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

(Continued and to be marked, dated and signed, on the other side)